Exhibit 2.1

TRANSACTION AGREEMENT BY AND AMONG ARCADIUM LITHIUM PLC, RIO TINTO BM SUBSIDIARY LIMITED AND RIO TINTO WESTERN HOLDINGS LIMITED DATED AS OF OCTOBER 9, 2024

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TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”) is made and entered into as of October 9, 2024, by and among RIO TINTO WESTERN HOLDINGS LIMITED, a private limited company incorporated under the laws of England & Wales (“Parent”), RIO TINTO BM SUBSIDIARY LIMITED, a private limited company incorporated under the laws of England & Wales (“Buyer”), and ARCADIUM LITHIUM PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Company” and, together with Parent and Buyer, the “Parties”).

RECITALS

WHEREAS, the Parties intend that the Company Shares, including the Company Shares represented by CDIs, will be acquired by Buyer on the terms and subject to the conditions set out in this Agreement with the effect that Buyer will acquire the entire issued and to be issued share capital of Company (the “Transaction”), pursuant to the Scheme of Arrangement;

WHEREAS, (i) the board of directors (or equivalent) of each of Company, Parent and Buyer has (A) determined that this Agreement and the Transaction are advisable and in the best interests of its respective shareholders, (B) approved the Transaction on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement; and (ii) the Company Board of Directors has recommended that the shareholders of Company approve the Scheme of Arrangement and pass the Company Shareholder Resolutions; and

WHEREAS, Parent, Company and Buyer desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and intending to be legally bounding hereby, Company, Parent and Buyer agree as follows:

Article I
THE TRANSACTION

Section 1.1      The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Bailiwick of Jersey, including the Companies Law, and the terms of the Scheme of Arrangement: (i) all of the Company Shares then outstanding shall be transferred from the Company Shareholders to Buyer (or an Affiliate of Buyer designated by Buyer in accordance with the terms of the Scheme of Arrangement); and (ii) the Company Shareholders shall be entitled in accordance with the terms of the Scheme of Arrangement to receive an amount in cash, without interest, equal to $5.85 per Company Share that is outstanding immediately prior to the Effective Time (the “Consideration”).

Section 1.2      Closing. The closing of the Transaction upon which the Scheme is effective (the “Closing”) shall take place via electronic document exchange or at the offices of Linklaters LLP located at 1290 6th Ave, New York, NY 10104, on a date to be agreed upon by Buyer and Company that is no later than the fifth (5th) Business Day or, if earlier, the End Date, following the date on which the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) occurs, or at such other place, date and time as the Parties may agree in writing. The date on which Closing actually occurs is referred to as the “Closing Date.” Closing shall be deemed to have occurred as of 12:01 a.m., Eastern Time on the Closing Date.

Section 1.3      Effective Time.

On the Closing Date, the Scheme of Arrangement shall become effective at such time as an Act of the Royal Court of Jersey (the “Court”) sanctioning the Scheme of Arrangement (such order, the “Court Order”) has been delivered to the Registrar of Companies in Jersey for registration (such date and time is hereinafter referred to as the “Effective Time”).

Article II
PURCHASE OF COMPANY SHARES

Section 2.1      Purchase of Company Shares. At the Effective Time, all Company Shares then outstanding shall be transferred from the Company Shareholders in accordance with the provisions of the Scheme of Arrangement, this Section 2.1 and Section 2.2, and the Company Shareholders shall cease to have any rights with respect to the Company Shares except their rights under the Scheme of Arrangement, including the right to receive the Consideration. At the Effective Time, or as promptly as reasonably practicable thereafter but on the day of the occurrence of the Effective Time, Company’s Register of Members will be updated in accordance with the provisions of the Scheme of Arrangement to reflect the transfer of the Company Shares under the Scheme of Arrangement to Buyer (or an Affiliate of Buyer designated by Buyer prior to the filing of the Scheme of Arrangement with the Court), following which Company shall be a wholly owned subsidiary of Buyer or such Affiliate of Buyer.

Section 2.2      Payment Procedures.

(i)

(a)	Prior to the Closing, Buyer shall (A) select a nationally recognized bank or trust company reasonably acceptable to Company to act as paying agent for the payment of the Consideration (the “Paying Agent”) and (B) enter into a Paying Agent agreement, in form and substance reasonably acceptable to Company, with the Paying Agent. On the Closing Date, Buyer shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Company Shareholders, cash in an amount equal to the aggregate Consideration. All cash deposited with the Paying Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Payment Fund”.

(b)	As promptly as reasonably practicable after the Effective Time, and in any event within three (3) Business Days after the Effective Time, Buyer shall direct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (the “Book-Entry Shares”) that is entitled to receive the Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in such form and have such other provisions as Buyer and the Paying Agent may reasonably specify. The Paying Agent agreement shall require that each holder of Company Shares that have been converted into the right to receive the Consideration shall be entitled to receive the Consideration in respect of the Company Shares represented by a Certificate, within two (2) Business Days upon delivery to the Paying Agent of a duly completed and validly executed letter of transmittal, or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, and, in each case, delivery to the Paying Agent of such other documents as may be reasonably requested by the Paying Agent. The Paying Agent shall accept such letters of transmittal, “agent’s message” with respect to Book-Entry Shares or other documents upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect orderly payments of the Consideration in accordance with normal exchange practices. If payment of the Consideration is to be made to a person other than the person in whose name the Certificate is registered, it shall be a condition precedent to payment that the person requesting such payment shall have paid (and provided all requested documentation thereof) any transfer and other similar Taxes required by reason of the payment of the Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Buyer and the Paying Agent that such Tax either has been paid or is not required to be paid. Payment of the Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Consideration as contemplated by this Article III, without interest thereon. Any portion of the Payment Fund which has not been transferred to the holders of Company Shares within twelve (12) months of the Effective Time shall be delivered to Buyer or its designee(s) promptly upon request by Buyer, it being understood that no such delivery shall affect any legal right that a Company Shareholder may have to receive the Consideration. None of Buyer, Parent, Company or the Paying Agent or any of their respective Affiliates or Representatives or agents shall be liable to any Person in respect of any Consideration (or dividends or distributions with respect thereto) from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(ii)	At the Effective Time, the share transfer books of Company shall be closed and thereafter (other than to record the transfer of Company Shares to Buyer or its designate in accordance with this Agreement) there shall be no further registration of transfers of Company Shares on the records of Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Shares formerly represented thereby except as otherwise provided for herein. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Buyer, Parent, Company or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(iii)	In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to Buyer and the Paying Agent), the Consideration payable in respect thereof pursuant to Section 2.1; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as Buyer may direct as indemnity against any claim that may be made against Parent, Buyer and their respective Subsidiaries or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.3      Treatment of Company Equity Awards.

(a)	Treatment of Legacy Restricted Share Rights. Each Legacy Restricted Share Right, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be exchanged for a number of restricted share rights, subject to the same terms and conditions as were applicable to such Legacy Restricted Share Rights immediately prior to the Effective Time, with respect to a number of the applicable Listed Shares equal to the number of Company Shares underlying such award multiplied by the Equity Award Conversion Ratio (each Legacy Restricted Share Right so adjusted, an “Adjusted Restricted Share Right”). Immediately after the exchange, each Legacy Restricted Share Right will be cancelled.

(b)	Treatment of Non-Employee Director RSU. Each Non-Employee Director RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the Transaction and without any action on the part of any Person, as of the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the Consideration and (ii) the total number of Shares subject to such Non-Employee Director RSU.

(c)	Treatment of Company Stock Options: Each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be exchanged for an option to purchase, subject to the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (including applicable vesting conditions (including any applicable double-trigger “change in control” provisions) but excluding the number of shares subject to such Company Stock Option and the exercise price of such Company Stock Option), (A) that number of applicable Listed Shares rounded down to the nearest whole share equal to the product determined by multiplying (1) the total number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (2) the Equity Award Conversion Ratio and (B) at a per-share exercise price rounded up to the nearest whole cent, equal to the quotient determined by dividing (1) the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by (2) the Equity Award Conversion Ratio (each Company Stock Option so adjusted, an “Adjusted Company Stock Option”). Notwithstanding the foregoing, the exercise price and the number of applicable Listed Shares purchasable pursuant to the Adjusted Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of applicable Listed Shares purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Immediately after the exchange, each Company Stock Option will be cancelled.

(d)	Treatment of Company RSUs: Each Company RSU (that is not a Non-Employee Director RSU), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be exchanged for a number of restricted stock units, subject to the same terms and conditions (including any applicable double-trigger “change in control” provisions) as were applicable to such Company RSU immediately prior to the Effective Time, with respect to a number of the applicable Listed Shares equal to the number of Company Shares underlying such award multiplied by the Equity Award Conversion Ratio (each Company RSU so adjusted, an “Adjusted Company RSU”). Immediately after the exchange, each Company RSU (that is not a Non-Employee Director RSU) will be cancelled.

(e)	Payment: Parent shall pay or shall cause the Company to pay the holders of the Non-Employee Director RSU without interest and subject to applicable Tax withholdings, the cash payments described in Section 2.3(b) on or as soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter.

(f)	Section 409A: To the extent that any Company Equity Award described in this Section 2.3 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(g)	Division 83A: Parent and Buyer shall use all reasonable efforts to ensure that the replacement interests proposed to be issued in accordance with Section 2.3(d) will be reasonably regarded as matching the existing Company Stock Options and Company RSUs (as applicable) to satisfy the requirements of section 83A-130 of the Income Tax Assessment Act 1997 (Cth).

(h)	Subdivision 124-M: Where section 83A-130 will not apply to an Australian resident holder of Company Stock Options or Company RSUs, Parent and Buyer shall use all reasonable efforts to ensure that the replacement interests proposed to be issued in accordance with Section 2.3 will satisfy the requirements of Subdivision 124-M of the Income Tax Assessment Act 1997 (Cth) for eligible Australian resident holders of Company Stock Options and Company RSUs. Parent undertakes that it will not make a choice to deny rollover relief under subsection 124-795(4) of the Income Tax Assessment Act 1997 (Cth).

(i)	Corporate Actions: Prior to the Effective Time, the Company Board of Directors (or an appropriate committee thereof) shall take all actions necessary (including adopting such resolutions as are necessary) to effect the treatment of the Company Equity Awards contemplated in this Section 2.3. On the Closing Date, Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the ordinary shares of Rio Tinto plc underlying such applicable Company Equity Awards which are converted under Section 2.3 to the applicable holders thereof, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding. Parent shall cause to be filed any additional reasonably required registration statements or other applicable securities filings to register the issuance of any other applicable Listed Shares underlying such other Company Equity Awards described in this Section 2.3 to the applicable holders thereof.

Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent and Buyer by Company at the time of entering into this Agreement (the “Company Disclosure Schedule”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in the Company SEC Documents (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or have been made available to Parent and Buyer) and other than any statements (i) solely in the “Risk Factors” sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements and (ii) in any forward-looking statements in such Company SEC Documents or other disclosures that are cautionary, predicative, forward-looking or that speculate about future developments, Company hereby represents and warrants to Parent and Buyer as follows (it being understood and agreed that any representations and warranties contained in this Article III with respect to Nemaska or Naraha (other than those representations and warranties set forth in Section 3.25) shall be deemed to be made only to the extent of Company’s knowledge with respect thereto, regardless of whether such representation or warranty expressly includes such a qualification):

Section 3.1     Qualification, Organization, etc. Section 3.1 of the Company Disclosure Schedule sets forth a list of each Company Subsidiary. Each of Company and each Company Subsidiary is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent not publicly available, Company has made available to Parent and Buyer true and complete copies of the constitutional documents of Company as amended through and as in effect as of the date of this Agreement (the “Company Governing Documents”). The Company Governing Documents are in full force and effect and Company is not in violation of the Company Governing Documents in any material respect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the constitutional documents of Company Subsidiaries are in full force and effect and Company Subsidiaries are not in violation of their respective constitutional documents.

Section 3.2      Share Capital.

(a)	As of the close of business on October 4, 2024 (such date and time, the “Company Capitalization Date”), (i) an aggregate of 1,075,427,415 Company Shares issued and outstanding, (ii) outstanding Legacy Restricted Share Rights for a total of 734,603 Company Shares (iii) outstanding Company Stock Options to acquire a total of 8,947,213 Company Shares, (iv) outstanding Company RSU Awards for a total of 4,278,005 Company Shares, and (v) no Company Shares were held by Company Subsidiaries. All of the outstanding Company Shares are validly issued, fully paid and non-assessable. From the Company Capitalization Date to the date of this Agreement, Company has not issued any Company Shares except pursuant to the settlement of Company Equity Awards outstanding as of the Company Capitalization Date, in accordance with their terms. Except as set forth in this Section 3.2(a), and for changes since the Company Capitalization Date resulting from the vesting or the satisfaction of performance conditions applicable to Company Equity Awards or the exercise of Company Options, as of the date of this Agreement, Company has no shares, Company PSUs or other equity interests in issue.

(b)	Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned solely by Company or by a direct or indirect wholly-owned Company Subsidiary, free and clear of all Liens.

(c)	Except as set forth in Section 3.2(a) above and Section 3.2(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Company or any Company Subsidiary to (i) issue, transfer or sell any shares in the capital or other equity interests of Company or any Company Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Company or a wholly-owned Company Subsidiary); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such shares in its capital or other equity interests.

(d)	Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Shareholders or any Company Subsidiary on any matter.

(e)	There are no voting trusts or other agreements or understandings to which Company or any Company Subsidiary is a party with respect to the voting of the shares of capital stock or other equity interest of Company or any Company Subsidiary.

(f)	Section 3.2(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement (i) each Company Subsidiary and the ownership interest of Company in each Company Subsidiary and (ii) any other Person in which Company or any of the Company Subsidiaries’ own capital stock or other equity interest.

(g)	Except as set forth in Section 3.2 above and Section 3.2(g) of the Company Disclosure Schedule, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Company or any Company Subsidiary to (i) provide a material capital contribution to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person that is not a Company Subsidiary; or (ii) make any payment to any Person the value of which is derived from, or calculated based on, the value of Company Shares or any other Company equity interests or any equity interests of any Company Subsidiary.

Section 3.3      Corporate Authority Relative to this Agreement; No Violation.

(a)	Company has all requisite corporate power and authority to enter into this Agreement and, assuming all Conditions are satisfied (or waived, if permitted), to perform its obligations hereunder and to consummate the Transaction (subject to the terms, conditions and intended operation of this Agreement, and the Scheme). The execution, delivery and performance by Company of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Company Board of Directors, and, except as contemplated by this Agreement, no other corporate proceedings on the part of Company or any Company Subsidiary are necessary to authorize the consummation of the Transaction other than the Company Shareholder Approval. As of the date of this Agreement, the Company Board of Directors has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transaction are in the best interests of Company and the Company Shareholders (subject to no Company Superior Proposal emerging), (ii) approving this Agreement and the Transaction, including for purposes of article 9 of the Company Articles of Association, (iii) authorizing the execution, delivery and performance of this Agreement on its terms, (iv) directing that, subject to this Agreement not having been terminated in accordance with its terms (including in connection with a Company Superior Proposal emerging), the Scheme be submitted to the Court and submitted to a vote at the Scheme Meeting and (v) making the Company Board Recommendation. Subject to the Enforceability Exceptions, this Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding agreement of Company, enforceable against Company in accordance with its terms.

(b)	The execution, delivery and performance by Company of this Agreement and the consummation by Company of the Transaction require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the satisfaction of the conditions set forth in Article VII, (ii) the approval of the Court of the Scheme and the filing of the Court Order, (iii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws or the Investment Screening Laws applicable to the Transaction and the expiration or termination of any applicable waiting periods thereunder, (iv) the filing with the SEC of the Proxy Statement and any amendments or supplements thereto, (v) the filing with the Court of the Scheme Document, (vi) compliance with any applicable requirements of the SEC, the NYSE, the Securities Act, the Exchange Act and any other applicable securities laws, (vii) compliance with any applicable requirements of the Jersey Financial Services Commission and (viii) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	The execution, delivery and performance by Company of this Agreement and the consummation of the Transaction do not and will not (i) assuming that the resolutions referred to in Section 3.3(a) are obtained, contravene, conflict with, or result in any violation or breach of any provision of the Company Governing Documents or the comparable governing instruments of any Company Subsidiary, (ii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Company or any Company Subsidiary is entitled under any provision of any Company Material Contract or (iv) result in the creation or imposition of any Lien on any equity interest, asset or property of Company or any Company Subsidiary other than any Company Permitted Liens, with only such exceptions, in the case of each of clauses (ii) through (iv) above, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4      Reports and Financial Statements.

(a)	Company, the Company Subsidiaries and any predecessor entities thereto have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by them with or to the SEC since the Applicable Date (the forms, certifications, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof, collectively, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will at the time of being filed or furnished comply, in each case, in all material respects with the applicable requirements of the SEC. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), except as would not be material to Company and its Subsidiaries, taken as a whole, the Company SEC Documents did not, and each Company SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to the knowledge of Company, none of the Company SEC Documents is the subject of ongoing SEC review, inquiry, investigation or challenge or the subject of outstanding or unresolved SEC comments. Allkem Limited and its subsidiaries have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by them with or to ASIC between January 1, 2021 and January 4, 2024 (collectively, the “Anaconda ASIC Documents”). Each of the Anaconda ASIC Documents, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Australian Act and the applicable requirements of ASIC. As of their respective dates, except as would not be material to Allkem Limited and its subsidiaries, taken as a whole, the Anaconda ASIC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to the Company’s knowledge, none of the Anaconda ASIC Documents is the subject of ongoing ASIC review, inquiry, investigation or challenge or the subject of outstanding or unresolved ASIC comments.

(b)	Each of the audited and unaudited consolidated financial statements included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Company and the Company Subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal and recurring year-end audit adjustments that are not and will not be material in amount or effect).

(c)	Since the Applicable Date, Company, the Company Subsidiaries, and any predecessor entities thereto have complied in all material respects with the NYSE requirements. The audited consolidated financial statements of Livent Corporation for the year ended on December 31, 2023 (including the related notes and schedules) fairly presents in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Livent Corporation and its subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The audited consolidated financial statements of Allkem Limited for the year ended on June 30, 2023 (including the related notes and schedules) fairly presents in all material respects, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Allkem Limited and its subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(d)	The Company has complied in all material respects with the requirements of Part 16 of the Companies Law.

Section 3.5     Internal Controls and Procedures. Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to Company and the Company Subsidiaries and as otherwise required by Rule 13a-15 or 15d-15 under the Exchange Act. Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company, each Company Subsidiary, each predecessor entity thereto to which the Sarbanes-Oxley Act was applicable and each of their respective officers and directors in their capacities as such are in compliance with, and, since the Applicable Date, have complied with, the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act. Based on its evaluation of internal controls over financial reporting, Company’s management has disclosed to Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from any current or former employee of Company, any Company Subsidiary or predecessor entities thereto, regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of Company, been received by Company.

Section 3.6     No Undisclosed Liabilities. There are no obligations or liabilities of Company, any Company Subsidiary or any predecessor entities thereto of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case other than (i) liabilities or obligations disclosed, reflected or reserved against in the consolidated balance sheet of Company as of June 30, 2024, and the notes thereto set forth in Company’s latest Form 10-Q, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2024, (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by Company of any representation or warranty or covenant in this Agreement), or (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7     Customers. Section 3.7 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten (10) largest customers of Company (measured by dollar volume of purchases from such customers) for the nine-month period ending on September 30, 2024. Between the Balance Sheet Date and the date of this Agreement, none of such customers has, in writing, (i) cancelled or terminated its Company Material Contracts with any of Company or Company Subsidiaries or notified any of Company or Company Subsidiaries in writing of any intention to do any of the foregoing, (ii) stated the intention of such Person to change, in a manner materially adverse to Company or Company Subsidiaries, taken as a whole, the relationship of such Person with Company or Company Subsidiaries, or (iii) threatened to do any of the foregoing. As of the date of this Agreement, there are no unresolved material claims or disputes pending between Company and/or any of Company Subsidiaries, on the one hand, and any such customers, on the other hand, with respect to any Company Material Contract related thereto.

Section 3.8      Compliance with Laws; Permits.

(a)	Each of the Company, the Company Subsidiaries and any predecessor entities thereto is, and since the Applicable Date has been, in compliance with and is not, and since the Applicable Date has not been, in default under, or in violation of, any Law or Order applicable to Company, such Subsidiaries, predecessor entities or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	The Company, the Company Subsidiaries and any predecessor entities thereto are, and since the Applicable Date have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, concessions, approvals and orders necessary for Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and each Company Subsidiary is in compliance with all Company Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	(i) Neither Company nor any Company Subsidiary is in default or violation of any term, condition or provision of any Company Permit; and (ii) to Company’s knowledge, no action or notice has been issued by any Governmental Entity, nor any conditions or facts exist, that may result in revocation or material amendment to any Company Permit, in each case except where such default, violation, action or notice has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)	Neither Company nor any Company Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9      Environmental Laws.

(a)	Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company, the Company Subsidiaries and any predecessor entities thereto are now, and have been since the Applicable Date, in compliance with all Environmental Laws and Environmental Permits; (b) none of Company, any Company Subsidiary or any predecessor entities thereto has treated, stored, handled, manufactured, generated, distributed, sold, disposed of or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would, or otherwise could reasonably be expected to, result in liability under any Environmental Law; (c) none of Company, any Company Subsidiary or any predecessor entities thereto has, since the Applicable Date (or earlier to the extent unresolved), received any notice alleging that Company, any Company Subsidiary or any predecessor entities thereto (i) may be in violation of or subject to liability, under any Environmental Law or relating to any Hazardous Substances, (ii) has any liability or responsibility for conducting any investigation, response, corrective action, or closure at any real property or any other location, and/or (iii) there is no claim, Proceeding, demand, Lien, Order, investigation or information request current, pending or, to the knowledge of Company, threatened against Company, any Company Subsidiary or any predecessor entities thereto, under any Environmental Law or relating to any Hazardous Substances; and (d) neither Company, any Company Subsidiary nor any predecessor entities thereto has assumed or provided an indemnity with respect to any current or pending obligation or liability of any other Person relating to Environmental Laws or any Hazardous Substances (excluding any indemnities included in Contracts entered into in the ordinary course of business that are not principally related to environmental liabilities).

(b)	Neither Company nor Company Subsidiaries have any liability, responsibility, or obligation to conduct any investigation, remediation, removal, or closure, or to pay or reimburse any person for the costs of any such investigation, remediation, removal, or closure, of a lithium hydroxide production facility in Bessemer City, North Carolina, facilities at Argentina, Catamarca or any other facilities.

Section 3.10      Employee Benefit Plans.

(a)	Section 3.10 of the Company Disclosure Schedule sets forth, as of the date of the Agreement, a true, correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, Company has made available to Parent and Buyer true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, the current plan document, all amendments thereto and the most recent summary or a summary plan description provided to participants.

(b)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as disclosed in Section 3.10(b)of the Company Disclosure Schedule:

(i)	Each Company Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of any applicable Collective Bargaining Agreement;

(ii)	Each Company Benefit Plan that is a “non-qualified deferred compensation plan” is in compliance (in operation and in form) with section 409A of the Code;

(iii)	With respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Entity, or to the participants or beneficiaries of such Company Benefit Plan, have been filed or furnished on a timely basis;

(iv)	Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification;

(v)	No Service Provider has been improperly excluded from participation in any Company Benefit Plan and the Company does not have any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer;

(vi)	No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Benefit Plan;

(vii)	No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan; and

(viii)	Any bonding required with respect to the Company Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(c)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not incurred any current or projected liability in respect of post-employment health, medical or life insurance benefits for any Service Provider, except as may be required under COBRA, and at the expense of such Service Provider.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Benefit Plan is a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA or plan subject to Section 412 of the Code or Section 302 of ERISA; (ii) there is no ERISA Affiliate Liability that could reasonably be expected to be a material liability of the Company; and (iii) no event has occurred, and to the knowledge of the Company, no condition exists that presents a material risk of resulting in any ERISA Affiliate Liability that would reasonably be expected to be a material liability to the Company or any Company Subsidiary.

(e)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan is a Multiemployer Plan or Multiple Employer Plan and neither the Company nor any of its ERISA Affiliates has at any time sponsored or contributed to, or had any obligation to sponsor or contribute to, or had any Liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.

(f)	With respect to any Company Benefit Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or threatened; (ii) no facts or circumstances exist that could give rise to any such actions, liens, lawsuits, claims or complaints; (iii) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan that is a Title IV Plan or a Multiemployer Plan concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; (iv) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Entity is pending, in progress or threatened (including any routine requests for information from the PBGC); and (v) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Benefit Plan.

(g)	Except as disclosed in Section 3.10(g) of the Company Disclosure Schedule or as otherwise provided in this Agreement, none of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of the Transaction contemplated by this Agreement could (either alone or in combination with another event) result in (i) any of the following with respect to any Service Provider: (A) severance pay upon any termination of employment or service after the date of this Agreement, or any increase thereof; (B) any payment, compensation or benefit becoming due, or any increase thereof; and (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit; (ii) any other liability or obligation pursuant to any of the Company Benefit Plans; (iii) any limitation or restriction on the right of Company’s ability to merge, amend or terminate any of the Company Benefit Plans; or (iv) the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). As soon as reasonably practicable following the date hereof, the Company shall make available to Parent and Buyer the “base amount” for each “disqualified individual” and a reasonable estimate of potential “parachute payments” such person could receive (each as defined in Section 280G of the Code). Company is not party to and has no obligation, under any Company Benefit Plan or otherwise, to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

Section 3.11      Labor Matters.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and the Company Subsidiaries are, and since the Applicable Date, have been, in compliance in all respects with all U.S. federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA and applicable state and local wage and hour Laws; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; and (xxi) any bargaining or other obligations under the National Labor Relations Act, in each case, including, but not limited to, the Labor Management Relations Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Equal Pay Act, the Rehabilitation Act, ERISA, the Health Insurance Portability Act of 1996, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 1981, 1983, 1985, and 1986, the Sarbanes-Oxley Act and the Immigration Reform and Control Act.

(b)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law for such Service Provider given the duties and nature of such Service Provider’s services. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of Company and its Subsidiaries has met all requirements under Laws relating to the employment of foreign citizens and residents, including all requirements of Form I-9 and any E-Verify obligations, and the Company does not employ, and has never employed, any person who was not permitted to work in the jurisdiction in which such person was employed.

(c)	Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, Company is not party to or bound by any other Collective Bargaining Agreements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no labor union or group of employees of Company has made a pending demand for recognition or certification of a bargaining representative of any such employees in respect of their employment with Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with or before the National Labor Relations Board or any other labor relations Governmental Authority with respect to representation of any such employees in respect of their employment with Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, there have been no organizing activities, union election activity or attempts to bargain collectively relating to any employees of Company in respect of their employment with the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, there have been no strikes, work stoppages, slowdowns, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, lockouts, arbitrations or grievances (in each case involving labor matters) or other material labor disputes pending or, to the knowledge of the Company, threatened against Company. Company has not entered into any agreement, arrangement or understanding, whether written or oral, with any labor union, trade union, works council or other employee representative body for any material number or category of its employees that would prevent or materially restrict or impede the consummation of the Transaction contemplated by this Agreement or, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company has not incurred any liability or obligation under the WARN Act and the regulations promulgated thereunder or any similar state, local or foreign Law that remains unsatisfied.

(e)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened claims, suits, actions or other legal proceeding against Company brought by or on behalf of any applicant for employment, any Service Provider, any current or former leased employee, intern, volunteer or “temp” of Company, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any Collective Bargaining Agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, all individuals who perform or have performed services for Company have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and Company has not received notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications.

Section 3.12      Absence of Certain Changes or Events.

(a)	Since January 4, 2024, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	To the extent not publicly disclosed, since January 4, 2024 through the date of this Agreement, the business of Company and the Company Subsidiaries has in each case been conducted, in all material respects, in the ordinary course of business.

Section 3.13      Investigation; Litigation. There are no Proceedings current, pending or threatened in writing (or, to the knowledge of Company, orally) against Company or any Company Subsidiary, except for those that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 3.13 of the Company Disclosure Schedule or as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, (a) there are no, and since January 4, 2024, there has not been any, settlement agreements or similar written agreements between Company or any Company Subsidiaries and any Governmental Entity and (b) there is no, and since January 4, 2024, there has not been any, outstanding Order of any Governmental Entity against or otherwise affecting the Company or any Company Subsidiaries or any of their properties or assets, except for Orders of general applicability affecting the industry generally in which Company and Company Subsidiaries operate. Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, (i) no investigation directed or targeted at Company or any Company Subsidiaries is being conducted by any Governmental Entity and (ii) no such investigation is scheduled or pending.

Section 3.14      Tax Matters.

(a)	Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date:

(i)	Company is resident for Tax purposes only in Ireland and each Company Subsidiary is resident for Tax purposes only in its jurisdiction of incorporation;

(ii)	the Register of Members has been kept at all times in Jersey and no share register of Company is or has been kept in any other jurisdiction;

(iii)	all Tax Returns that are required to be filed by or with respect to Company or any of its Subsidiaries or predecessor entities have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(iv)	Company, its Subsidiaries and predecessor entities have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested by Company or any of its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Company and its Subsidiaries included in the Company SEC Documents (collectively, the “Company Disclosure Documents”);

(v)	there is no current, pending or threatened in writing Proceeding with a Governmental Entity with respect to any Taxes of Company or any of its Subsidiaries or predecessor entities;

(vi)	none of Company or any of its Subsidiaries or predecessor entities has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

(vii)	in the past two years, none of Company or any of its Subsidiaries or predecessor entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 as relates to Section 355 (or any similar provisions of state, local or non-U.S. Law);

(viii)	no claim has been made in writing by a Governmental Entity in a jurisdiction where any of Company or its Subsidiaries does not file Tax Returns that such Person is or may be required to filed Tax Returns in, or subject to taxation by, that jurisdiction;

(ix)	other than where such item arises or election or change is made in the ordinary course of business, neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any “closing agreement,” as described in Section 7121 of the Code (or any directly equivalent provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (B) any “domestic use election” (or directly equivalent election under state, local or non-U.S. Law) or (C) a change in the method of accounting for a period ending prior to or including the Closing Date;

(x)	none of Company or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or (ii) agreements or arrangements exclusively between or among Company and its wholly-owned Subsidiaries) or has any liability for Taxes of any Person (other than Company or any of its wholly-owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any directly equivalent provision of state, local or non-U.S. Law), transferee or successor liability, or otherwise;

(xi)	there are no Liens for Taxes upon any property or assets of Company or any of its Subsidiaries, except for the Company Permitted Liens;

(xii)	neither Company nor any of its Subsidiaries has been involved in any scheme or arrangement, a main purpose of which was the avoidance or deferral of, or a reduction in Tax and which cannot reasonably be regarded as a reasonable course of action in relation to the relevant tax legislation having regard to all the circumstances;;

(xiii)	there are set out in the Company Disclosure Schedule details of all consents, clearances, concessions, arrangements or agreements which have been obtained from or made with any Governmental Entity in relation to the Tax affairs of Company, any Company Subsidiaries or, to the knowledge of the Company, any of their shareholders, officers or employees pursuant to which the relevant person is authorised not to comply with what would otherwise be its statutory obligations and which may affect the Tax affairs of the Company or any Company Subsidiaries after completion of the Transaction. Company and each Company Subsidiary has acted in accordance with the terms of such consents, clearances, concessions, arrangements or agreement so as not to alter or prejudice their continuing application; and

(xiv)	neither Company or any Company Subsidiary has made any election under any law or regulation implementing the OECD’s proposals published on December 20, 2021 for Global Anti-Base Erosion Model Rules.

(b)	Neither Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to cause Company (or its Subsidiaries) to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transaction contemplated by this Agreement. Neither Company nor its Subsidiaries have acquired the stock, equity interests or assets of a “domestic corporation” or “domestic partnership” (in each case, for U.S. federal income tax purposes) in exchange for shares, stock options or equity rights of Company pursuant to a plan that includes the transactions contemplated by the A-L Transaction Agreement (other than the transactions contemplated by the A-L Transaction Agreement) for purposes of Treasury Regulations Section 1.7874-2(c)(4)(iii).

Notwithstanding any other provision in this Agreement, the representations and warranties contained in this Section 3.14 and, to the extent relating to Taxes, Section 3.4, Section 3.5, Section 3.6, Section 3.10 and Section 3.11 are the only representations and warranties being made with respect to Taxes.

Section 3.15      Intellectual Property.

(a)	Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) Company or a Company Subsidiary owns and possesses all right, title and interest in and to the Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary (collectively, “Owned Intellectual Property”) or otherwise possesses a valid and legally enforceable right to use all other Intellectual Property used in or necessary for the operation of their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), in each case, free and clear of all Liens; (ii) all Owned Intellectual Property which is registered or the subject of an application for registration or issuance is valid, in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto have been duly made; (iii) there are no current, pending or, to the knowledge of Company, threatened claims, actions or Proceedings against Company or any Company Subsidiary (x) alleging infringement, misappropriation or other violations by Company or any Company Subsidiary of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Owned Intellectual Property; (iv) the conduct of the businesses of Company and the Company Subsidiaries has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property; (v) to the knowledge of Company, no third party has infringed, misappropriated or violated or is infringing, misappropriating or violating any Owned Intellectual Property; (vi) the Intellectual Property owned by Company or any of its Subsidiaries is not subject to any outstanding settlement or Order restricting the use, registration, ownership or disposition thereof; (vii) Company and the Company Subsidiaries have taken commercially reasonable efforts to maintain and protect all Owned Intellectual Property; (viii) Company and Company Subsidiaries have reasonable and appropriate physical, technical, and administrative security measures in place to protect the integrity and security of Company’s and the Company Subsidiaries’ IT Assets, including Trade Secrets and other data to the extent stored or contained therein, and reasonable procedures to back up data and appropriate disaster recovery plans; (ix) there has been no breach, ransomware attack, cyber incident, or similar disruption affecting IT assets; any unauthorized access to the IT Assets or any Trade Secrets to the extent stored or contained therein; or any theft, loss or unauthorized disclosures of any data (including but not limited to Trade Secrets and Personal Information to the extent stored or contained therein) held by Company or any Company Subsidiary; (x) neither Company nor any Company Subsidiary is bound by any Contract that, upon consummation of the Transaction, will cause or require Buyer or Company or any of their Subsidiaries (other than Company or any of its Subsidiaries, to the extent so bound prior to the Closing Date) to grant, or cause to be granted, to any third party any right to or with respect to any Intellectual Property owned by any of them prior to the Closing Date and (xi) to the knowledge of the Company no funding, facilities or resources of a university or other educational institution or Governmental Entity was used in the development of any Owned Intellectual Property and no university or other education institution or Governmental Entity has any claim or right in and to any Owned Intellectual Property.

(b)	The Company Intellectual Property constitutes all Intellectual Property necessary for the conduct of the respective businesses of Company and the Company Subsidiaries as currently conducted and is sufficient for Buyer to operate the business of Company and the Company Subsidiaries from and after the Closing Date in all material respects as operated immediately prior to the Closing Date.

(c)	Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to Software owned or purported to be owned by Company or any Company Subsidiary (the “Owned Software”), (i) Company or a Company Subsidiary is in actual possession and control of the applicable source code, object code, notes, documentation, and know-how to the extent required for use, development, enhancement, maintenance and support of such Owned Software, (ii) no source code for any Owned Software has been accessed by, disclosed to or used by a third party, other than an employee or consultant and acting on behalf of Company or any Company Subsidiary under a written agreement that reasonably protects source code for Owned Software and permits such use and access, and (iii) to the knowledge of the Company, no Owned Software contains, links with, embeds or requires use of any “open source” code, shareware or other Software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such Owned Software or any other Owned Intellectual Property. All Owned Software is used solely for internal business purposes.

(d)	Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the businesses of Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to privacy, data protection and information security; and (ii) no Governmental Entity or Person has alleged that Company or any of its Subsidiaries has failed to comply with applicable Laws pertaining to privacy, data protection or information security or threatened to conduct an investigation into or take enforcement action against Company or Company Subsidiaries.

(e)	Each element of the IT Assets is owned by, or validly used under, a written agreement Company or a Company Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets (i) are sufficient for the current needs of the businesses of Company and its Subsidiaries, (ii) since the Applicable Date, have not malfunctioned or failed and (iii) to the knowledge of Company, are free from any malicious code.

(f)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Company or its Subsidiaries.

Section 3.16      Real Property.

(a)	With respect to the real property owned by Company or any Company Subsidiary (such property collectively, the “Company Owned Real Property”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either Company or a Company Subsidiary has good and marketable fee simple title to such Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable (or that may thereafter be paid without penalty) or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Company and the Company Subsidiaries included in the Company Disclosure Documents; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts which are not overdue for a period of more than 90 days and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Company and the Company Subsidiaries included in the Company Disclosure Documents; (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Company included in the Company Disclosure Documents filed with the SEC prior to the date of this Agreement or notes thereto or securing Indebtedness reflected on such balance sheet; (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company included in the Company Disclosure Documents filed with the SEC prior to the date of this Agreement; (v) that is an easement, covenant, condition or restriction of record or Lien as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Company or any of the Company Subsidiaries; (vi) that is a zoning or other governmentally established Lien as to which no material violation exists or, if such violation exists, as to which the cure of such violation would not materially interfere with the conduct of the business of Company or any of the Company Subsidiaries; (vii) that is a railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Company or any of the Company Subsidiaries; (viii) that is an imperfection of title or license, if any, that does not materially impair the use or operation of any real property to which it relates in the conduct of the business of Company or any of the Company Subsidiaries; (ix) Section 4.15(b) affecting the underlying fee interest of any Company Leased Real Property; or (x) set forth in Section 3.16(a) of the Company Disclosure Schedule (any such Lien described in any of clauses (i) through (x), a “Company Permitted Lien”). Neither Company nor any of the Company Subsidiaries has received notice of any current or pending, and to the knowledge of Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Company Owned Real Property or any portion thereof or interest therein, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Company Leased Real Property”) is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) no uncured default of a material nature on the part of Company or, if applicable, its Subsidiary or, to the knowledge of Company, the landlord thereunder exists with respect to any Company Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens.

(c)	Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Owned Real Property and the Company Leased Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.

Section 3.17      Required Vote; Takeover Provisions.

(a)	The Company Shareholder Approval is the only vote of holders of securities of Company required to approve the Scheme and to consummate the Transaction.

(b)	No anti-takeover provision in the Company Governing Documents is applicable to the Transaction.

Section 3.18      Material Contracts.

(a)	Section 3.18 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.18(a) under which Company or any Company Subsidiary is bound or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.18(a), in each case whether entered into before, on or after the date of this Agreement, being referred to herein as the “Company Material Contracts”):

(i)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	(A) any material joint venture, partnership or other similar Contract, (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to Company or any Company Subsidiary and (C) any connected or related services or management agreements relating to Sales de Jujuy Pte. Ltd, Sales de Jujuy S.A. and Nemaska Lithium, Inc.;

(iii)	each Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Company or any of its Subsidiaries has or could reasonably be expected to have material continuing rights or obligations following the date of this Agreement, including pursuant to any “earn-out” or indemnity;

(iv)	sales, distribution, agency and marketing offtake Contracts (or series of related Contracts) involving in excess of $50,000,000 in any annual period containing any “change of control” or similar provisions that may be triggered by the Transaction;

(v)	each Contract under which Company or any Company Subsidiary (x) is granted any license or other right with respect to any Intellectual Property of a third party (excluding licenses to off-the-shelf software), or (y) has granted to a third party any license or other right with respect to any Owned Intellectual Property (excluding non-exclusive licenses granted in the ordinary course of business) and, in each of (x) and (y) above, which such Contract or Intellectual Property is material to Company and the Company Subsidiaries, taken as a whole;

(vi)	any Contract that includes any Affiliate of Company as a counterparty or third party beneficiary and that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

(vii)	any Contract that contains “earn out” or other contingent payment obligations, that are reasonably expected to result in payments after the date hereof by Company or any Company Subsidiaries in excess of $10,000,000;

(viii)	any lease, sublease, license or occupancy agreement with respect to a Company Leased Real Property under which Company or any Company Subsidiaries is a lessee or sublessee and for which the annual base rental payments during the 12-month period ended June 30, 2024 exceeded $10,000,000, or by the terms of such lease or sublease, are reasonably expected to exceed $10,000,000 during the next 12 months;

(ix)	each Contract under which Company or any Company Subsidiary (x) is granted any license or other right with respect to any Intellectual Property of a third party (excluding licenses to off-the-shelf software), or (y) has granted to a third party any license or other right with respect to any Company Intellectual Property (excluding non-exclusive licenses granted to customers on Company’s form in the ordinary course of business) and, in each of (x) and (y) above, which such Contract or Intellectual Property is material to Company and the Company Subsidiaries;

(x)	each Contract that limits the freedom of Company or any Company Subsidiary to compete in any line of business or geographic region (including any Contract that requires Company or any Company Subsidiary to work exclusively with any Person in any line of business or geographic region, or which by its terms would so limit the freedom of Buyer or its Subsidiaries after the Effective Time), or with any Person, or otherwise restricts the research, development, extraction, manufacture, marketing, distribution or sale of any product by Company and the Company Subsidiaries, in each case in a manner that is material to the business of Company and the Company Subsidiaries, taken as a whole, as currently conducted;

(xi)	each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of related Proceedings) (A) which (x) would reasonably be expected to involve payments after the date hereof in excess of $25,000,000 or (y) would reasonably be expected to impose or currently imposes material monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Company or any Company Subsidiary or (B) which is material to Company and the Company Subsidiaries, taken as a whole, and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;

(xii)	each material Collective Bargaining Agreement; and

(xiii)	(A) each loan Contract, promissory note, letter of credit (to the extent drawn) and other evidence of indebtedness for borrowed money in excess of $10,000,000, (B) any mortgages, pledges, royalty, factoring or streaming payments, other/alternative financing arrangements and other evidences of Liens securing such obligations on any real or other property that is material to Company and the Company Subsidiaries, taken as a whole, and (C) any guarantees provided for the benefit of any Person (other than a Company Subsidiary) that is material to Company and the Company Subsidiaries, taken as a whole, other than performance guarantees to any customer or supplier in the ordinary course of business.

(b)	Company has made available to Buyer prior to the date of this Agreement a true and complete copy (including all attachments, schedules and exhibits thereto) of each Company Material Contract as in effect on the date of this Agreement. Except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is a valid and binding Contract of Company or its Subsidiaries, as applicable, and, to the knowledge of Company, of each other party thereto, enforceable against Company or such Subsidiary, as applicable, and, to the knowledge of Company, each other party thereto, in accordance with its terms (except for any Company Material Contract that expired in accordance with its terms or was otherwise amended, modified or terminated after the date of this Agreement in accordance with Section 5.1) and (ii) (x) neither Company nor any of its Subsidiaries, nor (y) to the knowledge of Company any other party to a Company Material Contract, has (in the case of each of (x) or (y) above) violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Company Material Contract, and neither Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Company Material Contract.

Section 3.19      Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, insurance policies (or replacements thereof) and Contracts of insurance of Company and its Subsidiaries are in full force and effect and are valid and binding and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third-party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20      Finders and Brokers. Neither Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transaction, except that Company has engaged Gordon Dyal & Co., LLC and UBS Securities LLC as Company’s financial advisors.

Section 3.21      Anti-Corruption.

(a)	Except as would not be material to Company and the Company Subsidiaries, taken as a whole, neither Company, any Company Subsidiary nor any predecessor entities thereto, nor any of their respective officers, directors, managers, employees or agents, representatives or other persons acting on their behalf, has, since the Applicable Date, in connection with the business of Company, any Company Subsidiary or predecessor entity, (i) made any unlawful payment or given, offered, promised, authorized, or agreed to give, money or anything else of value, directly or indirectly, to any Government Official, for the purpose of influencing any action or decision of the Government Official in his or her official capacity or inducing the Government Official to use his or her influence with any Governmental Entity to affect or influence any official act, or (ii) otherwise taken any action in violation of the FCPA or any other applicable Anti-Corruption Legislation.

(b)	Except as would not be material to Company and the Company Subsidiaries, taken as a whole, neither Company nor any Company Subsidiary, nor any director, manager, employee or, to the knowledge of Company after exercising due care, any agent, representative or other person acting on behalf of the Company, any Company Subsidiary or predecessor entity is currently or has since the Applicable Date been subject to any actual, pending, or, to Company’s knowledge, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Company, any Company Subsidiary or predecessor entity of any Anti-Corruption Legislation.

(c)	Except as would not be material to Company and the Company Subsidiaries, taken as a whole, Company and each Company Subsidiary have maintained and currently maintain (i) books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Company and each Company Subsidiary, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of Company and each Company Subsidiary are executed only in accordance with management’s general or specific authorization.

(d)	Company and each Company Subsidiary have instituted policies and procedures reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Legislation and maintain such policies and procedures in force.

Section 3.22      Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither Company, any Company Subsidiary nor any predecessor entity, nor any director, manager, employee or agent of Company, of any Company Subsidiary or of any predecessor entity thereto, (a) is a Sanctioned Person, (b) since the Applicable Date, engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Company or any Company Subsidiary or predecessor entity, (c) since the Applicable Date, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor, to the knowledge of Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct, or (d) made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Company or any Company Subsidiary of any applicable Sanctions Law.

Section 3.23      Export and Import Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of Company, any Company Subsidiary or predecessor entity, or any director, manager, employee or agent of Company, any Company Subsidiary or predecessor entity have, since the Applicable Date, committed any violation of Ex-Im Laws, including requirements regarding the export, reexport, transfer or provision of any goods, software, technology, data or service within the scope of, or any required or applicable licenses or authorizations under all applicable Ex-Im Laws and the valuation, classification, or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, country of origin marking requirements, antidumping and countervailing duties, and all other applicable U.S. import laws administered by U.S. Customs and Border Protection (or similar Laws of other jurisdictions in which Company and the Company Subsidiaries operate).

Section 3.24      Mining Rights. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Mining Rights, the Company Easements and the Company Water Rights (a) have been duly filed and registered with the respective registry, (b) have been granted to and registered in the name of Company or a Company Subsidiary, (c) are owned by Company or a Company Subsidiary with good and valid title thereto and (d) are subsisting, unexpired, and in full force and effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all fees and other amounts in respect thereof have been paid in full and neither Company nor any Company Subsidiary owes any payments to the surface landowners of the land covered by the Company Easements and Company or its Subsidiary have otherwise satisfied all current requirements under applicable Law relating to the granting and holding of mining easements. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person other than Company or a Company Subsidiary has any right, title or interest in, to or under the Company Mining Rights, the Company Easements or the Company Water Rights and there are no adverse or competing claims in respect thereof or Liens thereon. Neither Company nor any Company Subsidiary has any exploration and exploitation concessions, mining rights, easements, rights of ways, servitudes or other similar interests other than the Company Mining Rights, the Company Easements and the Company Water Rights.

Section 3.25      Naraha and Nemaska. As of the date of this Agreement, the equity interests in Naraha and Nemaska owned by Company or any Company Subsidiary of Naraha or Nemaska are set forth on Section 3.25 of the Company Disclosure Schedule, and are owned by Company or such Company Subsidiary free and clear of all Liens.

Section 3.26      No Other Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by Parent or Buyer in connection with the Scheme, Company acknowledges that none of Buyer or any of their respective Subsidiaries or Representatives makes, and Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent, Buyer or any of their respective Subsidiaries or with respect to any other information (or the accuracy or completeness thereof) provided or made available to them in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Company or its Representatives in “data rooms” or management presentations related to the Transaction.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Company by Buyer and Parent at the time of entering into this Agreement (the “Buyer Disclosure Schedule”) (it being understood that any disclosure set forth in one section or subsection of the Buyer Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure), each of Parent and Buyer hereby represents and warrants to Company as follows, severally and not jointly, each only as to itself:

Section 4.1      Qualification, Organization, etc. Each of Parent and Buyer and is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2      Capitalization. Parent indirectly owns 100% of the issued and outstanding share capital of Buyer. Buyer has been formed solely for the purpose of the Transaction and, since its date of formation, has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, and has not incurred any liabilities or obligations other than in connection with the Transaction and activities incidental to Buyer’s formation.

Section 4.3      Corporate Authority Relative to this Agreement; No Violation.

(a)	Buyer has all requisite corporate power and authority to enter into this Agreement and is obtained, to perform its obligations hereunder and to consummate the Transaction to which it is or is contemplated to be a party. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Board of Directors of each of Parent and Buyer, respectively, and no other corporate proceedings on the part are necessary to authorize the consummation of the Transaction. As of the date of this Agreement, the Board of Directors of each of Parent and Buyer, respectively, has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transaction are advisable and fair to, and in the best interests of each such entity’s respective shareholders (ii) approving this Agreement and the Transaction, and (iii) authorizing the execution, delivery and performance of this Agreement on its terms. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes the valid and binding agreement of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2) above, the “Enforceability Exceptions”). The execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the Transaction require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the Buyer agreeing to be bound by the Scheme at the Court hearing to sanction the Scheme, (ii) the filings, consents, approvals, authorizations, clearances or other actions set forth on Exhibit A and the expiration or termination of any applicable waiting periods thereunder, and (iii) any other actions or filings the absence of which has not had and would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of Parent and Buyer to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)	The execution, delivery and performance by Parent and Buyer of this Agreement, and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Association of Parent or Buyer, respectively, (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) are made and obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, or (iii) assuming that the consents, approvals and filings referred to in Section 4.3(a) are made and obtained, require any consent or other action by any Person, with only such exceptions, in the case of each of clauses (ii) or (iii), as have not had and would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of Parent and Buyer to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.4      Investigation; Litigation. There are no civil, criminal or administrative actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations or other proceedings (“Proceedings”) current, pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer, respectively, except for those that have not had and would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of Parent and Buyer to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.5      Finders and Brokers. None of Parent, Buyer or any Parent Group Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transaction, except that Parent has engaged J.P. Morgan Securities PLC, J.P. Morgan Securities LLC, and Goldman Sachs International as Parent’s financial advisors.

Section 4.6      Sufficiency of Funds. Parent and Buyer will have at the Closing sufficient cash in immediately available funds to enable them to consummate the Transaction pursuant to the terms of this Agreement, including to pay the Consideration, to make all payments in respect of the Company Equity Awards and to pay all other amounts incurred or otherwise payable by Parent or Buyer at the Closing and otherwise in connection with the Transaction and the other transactions contemplated by this Agreement. Parent and Buyer acknowledge that in no event will the receipt or availability of any funds or financing by or to Parent, Buyer or any of their Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Buyer hereunder.

Section 4.7      Ownership of Company Shares. Except for a de minimis number of Company Shares, none of Parent, Buyer or their respective Subsidiaries or Affiliates (a) beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Shares, other Company securities or Company Subsidiary securities or (b) has any rights to acquire, directly or indirectly, any Company Shares, other Company securities or Company Subsidiary securities except pursuant to this Agreement.

Section 4.8      Proxy Statement and Scheme Document. None of the information with respect to Parent, Buyer or any of their respective Affiliates that has been supplied by or on behalf of Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement or the Scheme Document will, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to Company Shareholders, or at the time of the Scheme Meeting or the Company GM, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company.

Section 4.9      Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Transaction, (b) the accuracy of the representations and warranties set forth in Article III of this Agreement and (c) after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Consideration and the payment of all related fees and expenses, Buyer on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.10      No Other Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by Company in connection with the Scheme, each of Parent and Buyer acknowledges that none of Company or any of its Subsidiaries nor any of its or their Representatives makes, and Buyer acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or with respect to any other information (or the accuracy or completeness thereof) provided or made available to Parent and Buyer in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Buyer or their respective Representatives in “data rooms” or management. presentations to the Transactions.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING CLOSING

Section 5.1      Conduct of Business by Company Pending Closing.

(a)	Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that if Parent does not approve or reject such consent request within five Business Days of Company’s submission of such request, such consent shall be deemed given by Parent), Company shall, and shall cause each Company Subsidiary (other than Nemaska and Naraha) to, conduct its business in the ordinary course of business, including by using commercially reasonable efforts to (i) preserve intact its and their present business organizations, (ii) maintain in effect all its and their material Permits, (iii) continue to conduct its business in accordance with the Company Business Plan in all material respects, and (iv) preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations.

(b)	Without limiting the generality and in furtherance of the foregoing, during the Pre-Closing Period, except (w) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that if Parent does not approve or reject such consent request within five Business Days of Company’s submission of such request, such consent shall be deemed given by Parent), Company shall not, and Company shall cause each Company Subsidiary (other than Nemaska and Naraha) not to:

(i)	(A) amend the Company Governing Documents or the governing documents of any Company Subsidiary, (B) split, combine, subdivide, reduce or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except as permitted by Section 5.1(b)(iii) or for any such transaction by a Company Subsidiary which remains a Company Subsidiary after consummation of such transaction, (C) declare, determine to be paid, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests, except for any dividends or distributions paid by a direct or indirect Company Subsidiary to another direct or indirect Company Subsidiary or to Company, (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (1) pursuant to the vesting of, exercise (whether cashless or not) forfeiture of, or withholding of Taxes with respect to, Company Equity Awards, in each case in accordance with past practice and as required or permitted by the terms of the Company Equity Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of capital stock or other equity interests of any Company Subsidiary by Company or any other Company Subsidiary);

(ii)	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, continuance overseas, consolidation, restructuring, recapitalization or other reorganization (excluding any Transaction, mergers or consolidations between Company Subsidiaries or transfers of interests of Company Subsidiaries to Company or other Company Subsidiaries, or liquidation or dissolution of a Company Subsidiary);

(iii)	except as required by the terms and conditions of any Company Benefit Plan in effect on the date of this Agreement (including when the Company Board of Directors is affirmatively required to exercise discretion thereunder, provided that the Company Board of Directors is acting reasonably), (A) grant any long-term incentive awards (including Company Equity Awards), other than pursuant to the terms in effect of any employment, change of control or retention agreement in effect, in each case, on the date of this Agreement, (B) materially amend or modify any Company Benefit Plan or establish any new material Company Benefit Plan (including any plan, program or arrangement that would be a Company Benefit Plan if it were in existence immediately before the date of this Agreement), other than to renew Company’s health care insurance program in the ordinary course of business and consistent with prior practice, (C) modify or increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than pursuant to the terms in effect of any employment agreement in effect, in each case, on the date of this Agreement, (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (1) as part of Company’s calendar year 2024 annual compensation, or (2) as part of Company’s calendar year 2025 annual compensation (in the case of clauses (1) and (2) above, consistent with past practice), (E) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or other Contract, (F) except as contemplated by Section 2.3, take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any executive officer of Company, other than for cause, (H) hire any senior employee having total target annual cash compensation of more than $300,000 or any executive officer of Company, in each case other than to fill open positions or positions that become open, to complete hirings that are already in progress as of the date hereof or to fill new roles that have been duly budgeted and approved, or (I) implement or announce any employee layoffs (other than for cause or in the ordinary course of business);

(iv)	make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC rules;

(v)	authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of any business or investments in third parties (other than any capital expenditures, which are the subject of Section 5.1(b)(xiii)), whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, except for such transactions for consideration (including assumption of liabilities) that do not exceed (when taken together with all other such transactions) $10,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

(vi)	enter into any new material line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Parent or Buyer as of the date of this Agreement;

(vii)	issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award, other than (A) as otherwise required by the terms and conditions of any Company Equity Award as in effect on the date hereof or granted after the date hereof as expressly permitted hereunder (including when the Company Board of Directors is affirmatively required to exercise discretion thereunder, provided that the Company Board of Directors is acting reasonably) or issued after the date hereof in accordance with the terms of this Agreement, (B) issuances of Company Shares in respect of the settlement of Company Equity Awards outstanding on the date hereof and in accordance with their respective terms as in effect on the date hereof or granted after the date hereof as expressly permitted hereunder, (C) as permitted by Section 5.1(b)(iii) above or (D) issuances of securities to Company by a Company Subsidiary or between Company Subsidiaries;

(viii)	create, incur, assume or otherwise become liable with respect to any Indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction, royalty, factoring or streaming payments or otherwise), other than (A) Indebtedness solely between Company and a Company Subsidiary or between Company Subsidiaries in the ordinary course of business, (B) borrowings by Company or any Company Subsidiary in the ordinary course of business under the Company Credit Agreement and guarantees of such borrowings issued by the Company Subsidiaries to the extent required under the terms of the Company Credit Agreement as in effect on the date hereof, (C) in connection with any existing project financing pursuant to existing financing arrangements in effect as of the date hereof and publicly disclosed by Company prior to the date hereof and (D) in connection with letters of credit issued or hedging arrangements entered into in the ordinary course of business;

(ix)	make any loans, advances or capital contributions to, or investments in, any other Person (other than Company (in the case of loans and advances) or any Company Subsidiary), in each case other than in the ordinary course of business or as otherwise permitted pursuant to Section 5.1(b)(xiii);

(x)	sell, lease, license, transfer, exchange, swap, let lapse, cancel, pledge, abandon or otherwise dispose of, or subject to any Lien (other than any Company Permitted Lien), any properties or assets (including Intellectual Property but excluding its own equity interests), except (A) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(b)(vii), (B) sales of inventory or products produced in the ordinary course of business, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (C) non-exclusive licenses of Intellectual Property in the ordinary course of business, (D) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds (when taken together with all other such transactions) $25,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction), and (E) for transactions among Company and its Company Subsidiaries or among Company Subsidiaries;

(xi)	without limiting Section 6.9, settle, or offer or propose to settle, any Proceeding involving or against Company or any of its Affiliates, other than (A) ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences and (B) settlements or compromises of any Proceeding where (1) the amount paid in an individual settlement or compromise by Company or any of its Affiliates (and not including any amount paid by third-party insurance carriers or third parties of Company or its Affiliates) does not exceed the amount set forth in Section 5.1 of the Company Disclosure Schedule and (2) there is no material non-monetary relief;

(xii)	(A) make or change any material Tax election or change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (B) settle or compromise any audit or Proceeding relating to Taxes that involves a material amount of Taxes or (C) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax;

(xiii)	make or commit to any new capital expenditure, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or (B) in the ordinary course of business or (C) an amount, in the aggregate, not in excess of 120% of the capital expenditure amount for the eighteen-month period following the date of this Agreement set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedule;

(xiv)	except in the ordinary course of business or with respect to matters that are expressly permitted by the other provisions of this Section 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (B) modify, amend or terminate any Company Material Contract or waive, release or assign any material rights, benefits or claims thereunder; or

(xv)	agree, resolve or commit, in writing or otherwise, to do any of the foregoing.

(c)	During the Pre-Closing Period, except (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that if Parent does not approve or reject such consent request within five Business Days of Company’s submission of such request, such consent shall be deemed given by Parent), Company shall use its commercially reasonable efforts to cause each of Nemaska and Naraha to conduct its business in the ordinary course of business.

(d)	Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the operations of Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2      Solicitation by Company.

(a)	Except as expressly permitted by this Section 5.2, Company shall, and Company shall cause the Company Subsidiaries and each of its and the Company Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Company Third Party conducted heretofore with respect to any inquiry, proposal or offer that constitutes a Company Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal. Company will promptly (and in each case within 24 hours from the date of this Agreement) deliver written notice to each Company Third Party (and such Company Third Party’s Representatives) that has executed a confidentiality agreement for purposes of evaluating any transaction that could be a Company Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Company or any Company Subsidiary and shall promptly (and in each case within 24 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Company Third Party.

(b)	No Solicitation or Negotiation. Company agrees that, except as expressly permitted by this Section 5.2 (including if required under Section 5.2(b) and including as expressly permitted by Section 5.2(e)), it shall not, and it shall cause the Company Subsidiaries and each of its and the Company Subsidiaries’ respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and the Company Subsidiaries’ respective Representatives not to, directly or indirectly:

(i)	initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Competing Proposal;

(ii)	engage in, continue or otherwise participate in any discussions or negotiations with any Company Third Party with respect to, relating to or in furtherance of any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii)	provide any non-public information or data or access to the properties, assets or employees of Company or its Subsidiaries to any Company Third Party in connection with, related to or in contemplation of any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv)	approve any Company Third Party becoming an “interested member” under article 9 of the Company Articles of Association;

(v)	discuss with any Company Third Party, approve or recommend, or propose to discuss, approve or recommend, or execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Company Competing Proposal or any inquiry, proposal or offer, in each case of the foregoing that would reasonably be expected to lead to a Company Competing Proposal (other than a confidentiality agreement as provided in Section 5.2(e)(ii) entered into in compliance with Section 5.2(e)(ii)); or

(vi)	submit any Company Competing Proposal to the vote of the Company Shareholders,

provided, that notwithstanding anything to the contrary in this Section 5.2, Company or any of its Representatives may, in response to an unsolicited inquiry or proposal from a Company Third Party, inform a Company Third Party or its Representative of the restrictions imposed by the provisions of this Section 5.2 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c)	Notice. Company shall promptly notify Buyer (in no event later than 48 hours) of (i) the receipt by any executive officer or director of Company of any Company Competing Proposal or any inquiries, expressions of interest, proposals or offers that are or would reasonably be expected to lead to a Company Competing Proposal, (ii) the receipt by Company (or any of its Representatives) of any request for information relating to Company or any of its Subsidiaries from any Company Third Party who has made or is reasonably likely to make a Company Competing Proposal, or (iii) any discussions or negotiations with respect to a Company Competing Proposal sought to be initiated or continued by any Company Third Party with Company, its Subsidiaries or any of their respective Representatives. Each such notice shall indicate the name of such Person and contain a written summary of the material financial (including price) and other terms and conditions of any inquiries, expressions of interest, proposals, offers or requests. Following delivery of the initial notice, Company shall keep Parent and Buyer informed, on a reasonably current basis, of the status and material developments or terms of any such inquiries, expressions of interest, proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations. Neither Company nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Company from providing any information to Parent or Buyer in accordance with, or otherwise complying with, this Section 5.2.

(d)	Company agrees that, except as expressly permitted by Section 5.2(f), the Company Board of Directors shall not, directly or indirectly:

(i)	change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify in a manner adverse to Parent or Buyer, the Company Board Recommendation;

(ii)	fail to include the Company Board Recommendation in the Proxy Statement or in the Scheme Document;

(iii)	approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Company Competing Proposal;

(iv)	publicly agree or propose to enter into, any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case of the foregoing relating to a Company Competing Proposal (other than a confidentiality agreement as provided in Section 5.2(e)(ii) (see below) entered into in compliance with Section 5.2(e)(ii)) (a “Company Alternative Acquisition Agreement”);

(v)	in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Company Shares (other than by Buyer or an Affiliate of Buyer), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three Business Days prior to the date the Scheme Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Scheme Meeting is held, including adjournments) or (B) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

(vi)	cause or permit Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i) through (v) above, a “Company Change of Recommendation”).

(e)	Notwithstanding anything in this Agreement to the contrary:

(i)	the Company Board of Directors may, after consultation with its outside legal counsel, make such disclosures as the Company Board of Directors determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying in a manner adverse to Parent or Buyer, the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(e);

(ii)	prior to, but not after, the receipt of the Company Shareholder Approval, Company and its Representatives may engage in the activities prohibited by Section 5.2(b)(ii) or Section 5.2(b)(iii) (and, only with respect to a Company Competing Proposal that satisfies the requirements in this Section 5.2(e)(ii), may solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Company Competing Proposal or any modification thereto) with any Person if Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 5.2; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 5.2(b) may be furnished until Company receives an executed confidentiality agreement from such Person containing obligations on the recipient of that information which the Company Board of Directors, acting in good faith and after taking advice from Company’s outside legal counsel experienced in transactions of this nature, determines are appropriate for a transaction of the nature of a Company Competing Proposal, and which contains standstill provisions that apply to the third party subject to exceptions that Company (acting reasonably) considers appropriate in the circumstances having regard to (among other things) the fact that Company is already subject to a public change of control proposal, as applicable; provided, further, that such confidentiality agreement does not contain provisions that prohibit Company from providing any information to Buyer in accordance with this Section 5.2 or that otherwise prohibits Company from complying with the provisions of this Section 5.2; (B) any such non-public information has previously been made available to, or is made available to, Buyer prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, save that Company is not required to provide or make available to Buyer any information that Company, acting reasonably, determines is likely commercially sensitive information of that Person; and (C) prior to taking any such actions, the Company Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be considered to become, a Company Superior Proposal and that failing to take such actions would likely breach the statutory or fiduciary duties of the Company Board of Directors under applicable Law;

(iii)	prior to, but not after, the receipt of the Company Shareholder Approval, the Company Board of Directors shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any Person that has made a Company Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board of Directors to make an informed determination under Section 5.2(e)(ii);

(iv)	prior to, but not after, the receipt of the Company Shareholder Approval, in response to a bona fide written Company Competing Proposal from a Company Third Party that was not solicited in breach of, and did not otherwise arise from a breach of, the obligations set forth in this Section 5.2, if the Company Board of Directors so chooses, the Company Board of Directors may effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A)	the Company Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B)	the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that failing to effect a Company Change of Recommendation in response to such Company Superior Proposal would likely breach the statutory or fiduciary duties of the Company Board of Directors under applicable Law;

(C)	Company provides Parent and Buyer written notice of such proposed action and the basis thereof at least five Business Days in advance, which notice shall set forth in writing that the Company Board of Directors intends to consider whether to take such action and include all material terms and conditions of the Company Competing Proposal;

(D)	after giving such notice and prior to effecting such Company Change of Recommendation, Company shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent and Buyer (to the extent Parent and Buyer elect to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board of Directors not to effect a Company Change of Recommendation in response thereto; and

(E)	at the end of such five Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent and Buyer in writing and any other information offered by Parent and Buyer in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that failing to effect a Company Change of Recommendation in response to such Company Superior Proposal would likely breach the statutory or fiduciary duties of the Company Board of Directors under applicable Law; provided that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), Company shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 5.2(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.2(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original five Business Day notice period; and

(v)	prior to, but not after, receipt of the Company Shareholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from a breach of this Agreement by Company, Company may, if the Company Board of Directors so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A)	the Company Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B)	the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failing to effect a Company Change of Recommendation in response to such Company Intervening Event would likely breach the statutory or fiduciary duties of the Company Board of Directors under applicable Law;

(C)	Company provides Parent and Buyer written notice of such proposed action and the basis thereof five Business Days in advance, which notice shall set forth in writing that the Company Board of Directors intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D)	after giving such notice and prior to effecting such Company Change of Recommendation and if requested by Buyer, Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent and Buyer (to the extent Parent and Buyer elect to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board of Directors not to effect a Company Change of Recommendation in response thereto; and

(E)	at the end of such five Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent and Buyer in writing and any other information offered by Parent and Buyer in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that failing to effect a Company Change of Recommendation in response to such Company Intervening Event would likely breach the statutory or fiduciary duties of the Company Board of Directors under applicable Law; provided that in the event of any material changes regarding any Company Intervening Event, Company shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 5.2(e)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.2(e)(v) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original five Business Day notice period.

(f)	Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality (solely to the extent entered into in connection with a Company Competing Proposal), “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Company shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 5.2, prior to, but not after, the time the Company Shareholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that failing to take such action would likely breach the statutory or fiduciary duties of the Company Board of Directors under applicable Law, Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal to the Company Board of Directors and communicate such waiver to the applicable third party; provided, however, that Company shall advise Parent and Buyer promptly (and in no event later than 48 hours) after taking such action. Company represents and warrants to Parent and Buyer that it has not taken any action that (i) would be prohibited by this Section 5.2(f) or (ii) but for the ability to take actions likely required by the statutory or fiduciary duties owed by the Company Board of Directors under applicable Law, would have been prohibited by this Section 5.2(f), in each case, during the 30 days prior to the date of this Agreement.

(g)	Notwithstanding anything to the contrary in this Section 5.2, any action, or failure to take action, that is taken by any Representative of Company acting at Company’s direction or on its behalf, in each case, in violation of this Section 5.2, shall be deemed to be a breach of this Section 5.2 by Company.

(h)	Notwithstanding anything to the contrary in Section 5.2(d), a statement by or on behalf of Company or by or on behalf of the Company Board of Directors or any member of the Company Board of Directors to the effect that (x) the Company Board of Directors has determined that a Company Competing Proposal is a Company Superior Proposal and the notice and negotiation period required by Section 5.2(e)(iv) has commenced, (y) a Company Intervening Event has occurred and the notice and negotiation period required by Section 5.2(e)(v) has commenced, or (z) Company Shareholders should take no action pending the completion of the notice and negotiation period required by Section 5.2(e)(iv) or Section 5.2(e)(v) (as applicable), does not, in and of itself, (i) constitute a Company Change of Recommendation, (ii) contravene this Agreement, (iii) give rise to an obligation to pay the Company Termination Fee, or (iv) give rise to a termination right under this Agreement.

(i)	References in this Section 5.2 to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

(j)	Nothing in this Section 5.2 will prevent the Company Board of Directors from making any public disclosure required to comply with its obligations under applicable Law or the rules of the NYSE; provided, however, that if such disclosure has the effect of withdrawing or modifying in a manner adverse to Parent or Buyer, the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(e).

Section 5.3      Preparation of the Scheme Document and the Proxy Statement; Scheme Meeting, Company GM.

(a)	Company shall:

(i)	prepare and file with the SEC, as promptly as reasonably practicable following the date hereof and in any event no later than 20 Business Days after date hereof, the draft proxy statement relating to the Scheme Meeting and the Company GM for the purpose of passing the Company Shareholder Resolutions (such proxy statement, together with any proxy materials, as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form and the draft Scheme Document, in accordance with applicable Laws, and all other documentation reasonably necessary to effect the Scheme of Arrangement and to convene the Scheme Meeting and the Company GM;

(ii)	consult with Parent and Buyer as to the form and content of the Scheme Document and, solely to the extent the Scheme Document reflects (A) terms that are inconsistent with the terms of this Agreement (including any obligations of Parent or Buyer) or (B) disclosures about Parent or Buyer (including communications or other actions by Parent or Buyer) leading to execution of this Agreement, seek the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed) (provided that the terms of the Scheme of Arrangement shall be in form agreed by the Parties and subject to any amendment that the Parties agree to in accordance with Section 5.3(d)); provided further, that in no event shall Company’s obligations pursuant to this Section 5.3(a)(ii)(B) prevent Company from complying with applicable Laws;

(iii)	cause the Proxy Statement (which may contain the Scheme Document) to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder;

(iv)	give Parent, Buyer and their outside counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating such documents to the Company Shareholders and a reasonable opportunity to review and comment on all responses to requests for additional information and shall in good faith consider all reasonable changes suggested by Buyer;

(v)	advise Parent and Buyer promptly (and in any event within twenty-four (24) hours) after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and promptly provide Parent and Buyer with copies of any written communication from the SEC or any state securities commission with respect thereto;

(vi)	use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement;

(vii)	furnish to Parent and Buyer all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement and ensure that the information provided by it for inclusion in the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(viii)	ensure that the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will (with the assistance and cooperation of Parent and Buyer as reasonably requested by Company) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable provisions of the Companies Law;

(ix)	conduct a “broker search” in accordance Rule 14a-13(a)(1) of the 1934 Act and establish a record date for the Scheme Meeting in a manner to enable the record date for the Scheme Meeting to be set so that such Scheme Meeting will be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC;

(x)	unless the Company Board of Directors has effected a Company Change of Recommendation pursuant to and in accordance with Section 5.2(e), procure and cause that the Scheme Document includes the Company Board Recommendation;

(xi)	include in the Scheme Document a notice convening the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolutions and convene the Scheme Meeting and the Company GM, subject to the approval of the Court, for the date that is at least twenty-one (21) and no more than thirty (30) calendar days after notice of the Scheme Meeting is deemed received by all Company Shareholders (not counting the day notice of the Scheme Meeting is deemed received and the day of the Scheme Meeting itself);

(xii)	afford Parent and Buyer (or their nominated advisors) reasonably sufficient time to review the Scheme Document in order to provide comments and take into consideration in good faith all comments reasonably proposed by Parent and Buyer;

(xiii)	not finalize or post the Scheme Document to the Company Shareholders without providing advance written notice to Parent and Buyer;

(xiv)	provide Parent and Buyer with drafts of the forms of proxy for use by the Company Shareholders at the Company GM and the Scheme Meeting (the “Forms of Proxy”), all the necessary evidence and pleadings in relation to the directions hearing of the Court (the “Directions Court Documentation”) and any supplemental circular or document required to be published or submitted to the Court in connection with the Scheme of Arrangement or any variation or amendment to the Scheme of Arrangement (a “Scheme Supplemental Document”) (if applicable), in each case prepared in accordance with applicable Laws and customary practice;

(xv)	afford Parent and Buyer (or their nominated advisers) reasonably sufficient time to review each draft of all such documents detailed in Section 5.3(a)(iii) above and take into consideration in good faith all comments reasonably proposed by Buyer;

(xvi)	as promptly as reasonably practicable, notify Parent and Buyer of any matter of which it becomes aware that would reasonably be expected to materially delay or prevent filing of the Scheme Document or the Directions Court Documentation, including without limitation updates to the filing process of the Proxy Statement with the SEC; provided that any failure to comply with this Section 5.3(a)(xvi) shall not constitute a breach or failure to perform by Company with respect to the conditions set forth in Article VII, or give rise to any right of termination under Article VIII;

(xvii)	as promptly as reasonably practicable following the Proxy Statement Clearance Date, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for leave to convene the Scheme Meeting and settling with the Court the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document and taking such other steps as may be required or desirable in connection with such applications, in each case as promptly as reasonably practicable), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the dispatch of the Scheme Document and any Scheme Supplemental Document and seek such directions of the Court as it considers necessary or desirable in connection with the Scheme Meeting;

(xviii)	procure the publication of any advertisements required by applicable Laws and dispatch of the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document to Company Shareholders on the Register of Members of Company and Company CDI Holders on the Company CDI Register on the record date as agreed with the Court, as promptly as reasonably practicable after the approval of the Court to dispatch the documents being obtained, and thereafter publish; and/or post such other document and information (the form of which shall be agreed between the Parties) as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with applicable Law as promptly as reasonably practicable following the approval of the Court to publish or post such documents being obtained;

(xix)	as soon as reasonably practicable, call, convene, hold and conduct the Scheme Meeting and the Company GM in compliance with this Agreement, the Company Articles of Association and applicable Laws and permit representatives of Buyer and/or its financial and legal advisors to attend and observe the Scheme Meeting and the Company GM;

(xx)	as soon as reasonably practicable following the publication of the Scheme Document, provide information about the details and holdings of the Company CDI Holders to Parent and Buyer and afford all cooperation and assistance with Parent, Buyer and their advisors (including any proxy advisors) in connection with the solicitation of voting instructions from the Company CDI Holders relating to the Scheme Meeting and the Company GM;

(xxi)	prior to the Scheme Meeting, keep Parent and Buyer reasonably informed on a regular basis prior to the Scheme Meeting of the number of valid proxy votes received (including the voting instruction provided by Company CDI Holders) in respect of resolutions to be proposed at the Scheme Meeting and/or the Company GM (with the number of valid proxy votes for and against being separately identified in respect of each resolution), and in any event provide such number as promptly as reasonably practicable following a request by Parent, Buyer or their respective Representatives, but not more than one time per Business Day;

(xxii)	except as required by applicable Laws or the Court, not postpone or adjourn the Scheme Meeting and/or the Company GM; provided, however, that Company may, without the consent of Parent or Buyer and only in accordance with the Company Articles of Association and applicable Laws, adjourn or postpone the Scheme Meeting and/or the Company GM: (A) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not directly or indirectly proposed or instigated by or on behalf of Company, (B) to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document is provided to the Company Shareholders or (C) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Document), there are insufficient Company Shares or Company Shareholders represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there is a sufficient number of Company Shares or Company Shareholders represented to constitute a quorum or (y) to obtain the Company Shareholder Approval, but only until a meeting can be held at which there is a sufficient number of votes of the Company Shareholders to obtain the Company Shareholder Approval;

(xxiii)	following the Scheme Meeting and Company GM, assuming the Scheme of Arrangement and Company Shareholder Resolutions are duly passed (including by the requisite majorities required under Article 125(2) of the Companies Law in the case of the Scheme Meeting) and all other Conditions are satisfied or waived where applicable (with the exception of the condition set out in Section 7.1), take all necessary steps on the part of Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Court to the Scheme of Arrangement as promptly as reasonably practicable thereafter;

(xxiv)	give such undertakings as are required by the Court in connection with the Scheme of Arrangement as are reasonably and commercially necessary or desirable to implement the Scheme of Arrangement;

(xxv)	as promptly as reasonably practicable after the Court Order is made, or is otherwise in compliance with Section 2.1, deliver the Court Order to the Registrar of Companies in Jersey for registration;

(xxvi)	promptly provide Parent and Buyer with a certified copy of the resolutions passed at the Scheme Meeting, the Company Shareholder Resolutions and of each order of the Court (including the Court Order) once obtained, in each case no later than one (1) Business Day following the passing of such resolutions or the making of such order; and

(xxvii)	subject to the foregoing and the terms of this Agreement, take any other action reasonably necessary to make the Scheme of Arrangement effective as provided for or contemplated by this Agreement.

(b)	Parent and Buyer shall:

(i)	subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of them by Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement, including the provision to Company of such information and confirmations relating to them, their respective Subsidiaries and any of the respective directors or employees of the foregoing entities as Company may reasonably request (including for the purposes of preparing the Scheme Document or any Scheme Supplemental Document) and to do so in a timely manner;

(i)	use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement;

(ii)	furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement (which for the avoidance of doubt, may include the Scheme Document) or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement and ensure that the information provided by it for inclusion in the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii)	as promptly as reasonably practicable, notify Company of any matter of which it becomes aware that would reasonably be expected to materially delay or prevent filing of the Scheme Document or the Directions Court Documentation; provided that any failure to comply with this Section 5.3(b)(i) shall not constitute a breach or failure to perform by Parent or Buyer with respect to the conditions set forth in Article VII, or give rise to any right of termination under Article VIII; and

(iv)	be entitled to deliver the Court Order to the Registrar of Companies in Jersey if Company has not complied with its obligations pursuant to Section 5.3(a)(xxvi).

(c)	Notwithstanding anything to the contrary in this Agreement, Parent, Buyer and Company shall cooperate to schedule and convene the Scheme Meeting and Company GM for the same date.

(d)	If Parent or Company, each acting reasonably, considers that an amendment should be made to the provisions of the Scheme of Arrangement or the Scheme Document in order to implement the Transaction in as efficient a manner as practicable either prior to or after consideration by the Court (including in respect of any amendment imposed by the Court), it may notify the other Party and the Parties shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment (provided that no Party shall be required to consider and negotiate in good faith any amendment that would materially and adversely affect it, its shareholders or the likelihood of consummation of the Transaction and each Party recognizes that any amendments may require the recommencement of the Court approval process and/or a new notice of the Scheme Meeting to be sent).

(e)	If, at any time prior to the Scheme Meeting and the Company GM, Company, Parent or Buyer should discover any information relating to Company, Parent, Buyer or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC by the relevant Party and, to the extent required by applicable Law, disseminated to the Company Shareholders.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1      Access; Confidentiality; Notice of Certain Events.

(a)	From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the Confidentiality Agreement, Company shall, and shall cause each of its Subsidiaries to, (x) afford Parent, Buyer and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to the properties, offices, books, Contracts, commitments, personnel and records of Company and its Subsidiaries and (y) furnish reasonably promptly to Parent, Buyer and their respective Representatives such information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. To the extent reasonably required in connection with the development of the post-closing integration plan pursuant to Section 6.11 (below), Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Buyer and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to the personnel of the applicable Party and its Subsidiaries and (y) furnish reasonably promptly to such other Party and its Representatives such information (financial or otherwise) concerning its business and personnel as such other Party may reasonably request.

(b)	Until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the Confidentiality Agreement and subject to the requirements of applicable Law (including any Antitrust Law or Investment Screening Law), Company shall update Parent as soon as reasonably practicable in the case of any material developments relating to any audit or Proceeding in relation to Taxes that involves a material amount of Taxes.

(c)	Without limiting the generality and in furtherance of the foregoing, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the Confidentiality Agreement and subject to the requirements of applicable Law (including any Antitrust Law or Investment Screening Law), the Company shall give prompt notice to Parent and Buyer (to the extent practicable, at least five Business Days) before (x) materially modifying, amending or terminating any Company Material Contract or waiving, releasing or assigning any material rights, benefits or claims thereunder, or (y) entering into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, in each case that provides for material obligations on Company or any of the Company Subsidiaries after one year of the date of entry into such Company Material Contract, and provide copies of such material amendments or new contracts to Parent and Buyer (to the extent such delivery is permitted by the terms of the applicable Company Material Contract and applicable Law; provided that, if such delivery is not permitted, Company shall provide a reasonable summary permitted by the terms of the applicable Company Material Contract and applicable Law).

(d)	Parent and Buyer, as applicable, shall each give prompt notice to Company (x) of any notice or other communication received by them or any of their respective Affiliates from any Governmental Entity in connection with this Agreement or the Transaction, or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Parent, Buyer, Company or their respective Subsidiaries, or (y) of any Proceeding commenced or, to the knowledge of Parent and/or Buyer, threatened, against Parent, Buyer or any Subsidiary or otherwise relating to, involving or affecting Parent, Buyer or any Parent Subsidiary, in each case in connection with, arising from or otherwise relating to the Transaction.

(e)	Notwithstanding the foregoing, Company shall not be required by this Section 6.1 to provide Parent and Buyer or its Representatives with access to such properties, offices, books, Contracts, commitments, personnel and records, or to furnish any such information, (i) the disclosure of which would violate any applicable Law (including any Antitrust Law or Investment Screening Law) (provided, however, that Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law), or (ii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Parent and Buyer shall not be permitted to conduct any invasive or intrusive sampling or analysis of any environmental media or building materials at any facility of Company or its Subsidiaries without the prior written consent of Company (which may be granted or withheld in Company’s sole discretion).

(f)	The failure to deliver any notice pursuant to Section 6.1(f) shall not result in or constitute a failure of any of the Conditions or the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.2      Filings; Other Actions; Notification.

(a)	Cooperation. Except where an alternative standard is required pursuant to the terms and conditions of this Agreement and subject to the limitations set forth in Section 6.2(d), Company, Parent and Buyer shall cooperate with each other and use, and shall cause their respective Subsidiaries to use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement to consummate and make effective the Transaction as promptly as reasonably practicable, (and in any event prior to the End Date), including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under any applicable Antitrust Laws or Investment Screening Laws with respect to the Transaction, including the CFIUS Notice), (ii) using reasonable best efforts to satisfy the conditions to consummating the Transaction, and (iii) using reasonable best efforts to obtain as promptly as reasonably practicable (and in any event prior to the End Date) all consents, registrations, approvals, permits, expirations or terminations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity and any third party, in each case in order to consummate the Transaction, including the CFIUS Approval, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction, as set forth in Section 6.2(c)(i)(A). In furtherance and not in limitation of the foregoing (but subject to the limitations set forth in Section 6.2(d)), each of the Parties shall use its reasonable best efforts to resolve as promptly as reasonably practicable (and in any event prior to the End Date) such objections, if any, as may be asserted by any Governmental Entity in connection with any applicable Laws with respect to the Transaction. Subject to applicable Laws relating to the exchange of information, each of Company, Parent and Buyer shall (i) have the right to review in advance and, to the extent practicable and permitted by applicable Law, each will consult the other on, any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Transaction, (ii) provide the other with copies of all material substantive written correspondence between it (or its Subsidiaries or its or their respective Representatives) and any Governmental Entity relating to the Transaction, and (iii) consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any applicable Law prior to their submission; provided that materials furnished pursuant to this Section 6.2 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, or as necessary to address any applicable Law relating to the exchange of information.

(b)	Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to, on behalf of the Parties, control and lead all communications and strategy relating to any process with any Governmental Entity which relate to the Transaction; provided the Parent shall consult with, and consider in good faith the views of, the Company with respect to any such communications and strategy.

(c)	In furtherance of and not in limitation of paragraph (a):

(i)	Parent and Buyer shall, and shall cause their respective Affiliates to use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the End Date, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or Person may assert under any Law (including Antitrust Laws) with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law (including Antitrust Laws) that may be asserted by any Governmental Entity or Person with respect to the Transactions, including (A) litigating, defending or otherwise contesting any lawsuits or other legal proceedings, whether judicial or administrative, to prevent the entry of an order by any Government Authority preliminarily or permanently enjoining the consummation or post-Closing integration of the Transaction, and (B) taking or agreeing to take any action, or refraining or agreeing to refrain from taking any action, or offer, negotiate, accept, permit, become subject to or suffer to exist any action, restriction, condition, limitation, understanding, consent decree, hold separate order or other arrangement, including those that would reasonably be expected to: (1) require the sale, license, assignment, transfer or divestiture of any business or assets of any of Company, Parent or Buyer, or any of their respective Affiliates; or (2) limit, impair, alter, change or restrict Company’s, Parent’s or Buyer’s (or any of their respective Affiliates) freedom of action or commercial practices with respect to, or its or their ability to retain, their respective businesses or any portion thereof (each of clauses (1) and (2) above, a “Restriction”); provided that, (1) without the prior written consent of Parent, none of Company or any of the Company Subsidiaries shall agree to any Restriction, (2) that any Restriction may, at the discretion of Parent, be conditioned upon consummation of the Transaction, (3) the Company shall be required to become subject to, or consent or agree to or otherwise take any of the foregoing actions if Parent requests Company to take such action so long as such action is conditioned on the Closing, (4) Parent shall not be obligated to agree to any Restriction if such Restriction would reasonably be expected to have a material adverse impact on Parent, Buyer and their respective Affiliates, taken as a whole, or the benefits or synergies that Parent expects to realize from the Transaction, and (5) nothing shall require Buyer or Parent to initiate an appeal of any final Order on the merits; it being understood that Parent or Buyer may (I) engage in discussions or negotiations with any applicable Governmental Entity regarding the requirement, scope or terms of such divestiture or other Restriction, or (II) engage in litigation (including any appeals) with any Governmental Entity relating to the matters contemplated by this Section 6.2; provided, that in exercising the foregoing rights in clauses (I) and (II) above, Parent and Buyer shall act reasonably and as promptly as reasonably practicable and in a manner that would not reasonably be expected to delay the consummation of the Transaction beyond the End Date, and, prior to taking such action, consult with Company.

(ii)	In no event shall Company, Parent, Buyer or their respective Subsidiaries be required to propose, commit to or effect any Restriction with respect to its business or operations, unless the effectiveness of such agreement or action is conditioned upon the Effective Time.

(d)	Subject to the terms of Section 6.13 and except as otherwise expressly set forth herein or in the Company Disclosure Schedule, Parent, Buyer and Company shall cooperate with each other and use, and shall cause their respective Subsidiaries to use their respective reasonable best efforts to cause all notices to be given to, and all consents to be obtained from, all Persons required pursuant to any material Contract to which such Party is a party in connection with the Transaction, or any other Contract for which consent is reasonably necessary, proper or advisable to consummate the Transaction and the other Party requests such Party to obtain, as promptly as reasonably practicable; provided, however, that none of Parent, Buyer, Company nor any of their respective Subsidiaries shall have any obligation to (i) amend or modify any Contract for the purpose of obtaining such a consent, (ii) pay any consideration to or make any accommodation for any Person for the purpose of obtaining such a consent, (iii) pay any costs and expenses of any Person resulting from the process of obtaining such a consent or (iv) commence any Proceeding to obtain such a consent, and none of Parent, Buyer or Company shall, without the prior written consent of Company, in the case of Parent and Buyer, and Parent, in the case of Company, take any such action if it would be commercially unreasonable to do so.

(e)	Unless the Company otherwise consents in writing, Parent and Buyer will not, and will cause their respective Affiliates not to, (x) acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person (or other business organization or division thereof) if such business is a lithium business or (y) enter into any commercial transaction or arrangement, to the extent that any such business acquisition, transaction or arrangement pursuant to (x) or (y) would reasonably be expected to prevent or materially delay the consummation of the Transaction. For the avoidance of doubt, nothing in this Section 6.2(e) shall restrict Parent’s, Buyer’s or their Affiliates’ ability to acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any exploration and/or development company or project which does not generate revenue from production activities.

Section 6.3      Parent and Buyer. Parent shall cause Buyer to pay all amounts due pursuant to this Agreement, and perform all of its other obligations hereunder, in each case in accordance with the terms hereof.

Section 6.4      Publicity. To the extent permitted by applicable Law and subject to the immediately following sentence, Parent and Company shall consult with each other and consider, in good faith, the comments of the other before, directly or indirectly, issuing or causing the publication of any press release or making any other public announcement or public communication with respect to the Transaction and, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market to issue or cause the publication of such press release or make such other announcement or communication, shall not take any such action without the prior written consent of the other Party. Notwithstanding the foregoing, neither Parent nor Company will be required to consult with or obtain the consent of the other Party with respect to any such press release, public announcement or other public communication (a) if the Company Board of Directors has effected a Company Change of Recommendation in accordance with Section 5.2(e) and such release, announcement or communication relates thereto, (b) if the information contained therein substantially reiterates (and is not inconsistent with) previous press releases, announcements or communications made by Company, Parent and Buyer in compliance with this Section 6.4 or (c) in connection with any dispute between the Parties regarding this Agreement or the Transaction.

Section 6.5      Directors’ and Officers’ Insurance and Indemnification. In furtherance and not in limitation of any rights that the past and present directors and officers of Company and its Subsidiaries (collectively, the “Indemnified Parties”) may otherwise be entitled to pursuant to those agreements set forth on Section 6.5 of the Company Disclosure Schedule:

(a)	From and after the Effective Time, Parent and Buyer shall or shall cause Company to indemnify and hold harmless all Indemnified Parties against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law and pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary (with respect to past and present directors and officers of Company and its Subsidiaries) or any indemnification agreements, if any, in existence on the date of this Agreement and set forth on Section 6.5 of the Company Disclosure Schedule, respectively; provided that, each Indemnified Party shall be entitled to retain and select its counsel (whose reasonable attorneys’ fees and expenses shall be advanced in accordance with the foregoing); provided further that such Indemnified Party agrees, in advance, to return any such funds to which a court of competent jurisdiction has determined in a final, non-appealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Company or any of its Subsidiaries or of any Person serving at the request of Parent, Buyer, Company or any of their respective Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by applicable Law and provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement.

(b)	The Parties agree that, after the Effective Time, all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) or in any agreement, if any, in existence on the date of this Agreement, shall survive the Transaction and shall continue in full force and effect in accordance with their terms. For 10 years after the Effective Time, Parent and Buyer shall cause to be maintained in effect the provisions in (i) the Company Governing Documents or the organizational documents of any Company Subsidiary that are in existence on the date of this Agreement and (ii) any other agreements of Company or its Subsidiaries with any Indemnified Party, if any, in existence on the date of this Agreement and set forth on Section 6.5 of the Company Disclosure Schedule, respectively, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time without the consent of such Indemnified Party.

(c)	At or prior to the Effective Time, Company shall be permitted to, and if Company is unable to, Buyer shall, purchase a prepaid directors’ and officers’ liability “tail” insurance policy or other comparable directors’ and officers’ liability and fiduciary liability policies, in each case providing coverage for claims asserted prior to and for 10 years after the Effective Time with respect to any matters existing or occurring at or prior to the Effective Time (and, with respect to claims made prior to or during such period, until final resolution thereof), with levels of coverage, terms, conditions, retentions and limits of liability that are at least as favorable as those contained in Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies in effect as of the date hereof (the “D&O Insurance”); provided that (x) Company may not purchase D&O Insurance if the aggregate annual cost exceeds 300% of the current annual premium paid by Company and (y) if the aggregate annual cost for such insurance coverage exceeds 300% of the current annual premium paid by Company, Buyer shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate annual cost of 300% of the current annual premium.

(d)	In the event Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, as the case may be, shall assume the obligations set forth in this Section 6.5. The rights and obligations under this Section 6.5 shall survive consummation of the Transaction and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.5 shall be in addition to any rights such individual may have under the Companies Law, the Company Governing Documents or the organizational documents of any Company Subsidiary, or any indemnification agreements set forth on Section 6.5 of the Company Disclosure Schedule.

Section 6.6      Post-Closing Employee Matters.

(a)	During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), Buyer or any Parent Group Company shall, or shall cause either of their Affiliates to, provide the employees of Company and its Subsidiaries who remain employed after the Effective Time (the “Continuing Employees”) with (i) base salary or hourly wage and short-term cash incentive bonus opportunity that, in each case, is no less than the base pay or hourly wage and short-term cash incentive bonus opportunity paid or made available, respectively, to the applicable Continuing Employee immediately prior to the Effective Time, (ii) severance benefits that are no less favorable to the applicable Continuing Employee than the severance benefits that the Company applied to Continuing Employees in the relevant jurisdiction immediately prior to the Effective Time, and (iii) employee benefits (excluding equity incentives, transaction bonuses, retention benefits, defined benefit plans and post-retiree health and welfare benefits) that are substantially similar in the aggregate to the employee benefits provided to the Continuing Employees immediately prior to the Effective Time. The Parent Group shall assume and honor the agreements and rights set forth on Section 6.6(a) of the Company Disclosure Schedule.

(b)	Subject to any modifications agreed between the Company and the Buyer, each acting reasonably, prior to the Effective Time, during the period commencing at the Effective Time and ending on the six-month anniversary of the Effective Time (the “Severance Period”), Buyer or any Parent Group Company shall, or shall cause either of their Affiliates to, provide the following severance benefits to each Continuing Employee who (x) is terminated without Cause (as defined in the Company Omnibus Incentive Plan) during the Severance Period or (y) in the case of Continuing Employees who as of the Effective Time hold Company Equity Awards, resign for Good Reason (as defined in Section 6.6(b) of the Company Disclosure Schedule) during the Severance Period, subject, in each case, to the employee’s execution and non-revocation of a release of claims, lump-sum cash severance equal to the greater of (i) any statutory or contractual redundancy or severance entitlement (including notice or payment in lieu of notice, where applicable) (the “Statutory Entitlements”) and (ii) the benefits set forth in Section 6.6(b) of the Company Disclosure Schedule, which payments shall be in full satisfaction of any Statutory Entitlements.

(c)	Buyer or the Parent Group Company shall use reasonable best efforts to cause to be given to Continuing Employees credit for purposes of eligibility to participate, vesting and, with respect to severance and vacation benefits only, determining level of benefits, but not for benefit accrual, under employee benefit plans maintained by Buyer or the Parent Group Company and in which such employees participate after the Effective Time, for such employees’ service prior to the Effective Time with Company and its Subsidiaries, to the same extent recognized by Company and its Subsidiaries prior to the Effective Time. Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d)	With respect to any health and welfare benefit plans maintained by Buyer or the Parent Group Company for the benefit of Continuing Employees after the Effective Time, Buyer or the Parent Group Company shall (i) use commercially reasonable efforts to cause insurance carriers to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (and their covered dependents) but, unless otherwise required by applicable Law, only to the same extent waived under the comparable plan of Company or its Subsidiaries prior to the Effective Time and (ii) use commercially reasonable efforts to cause insurance carriers to give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such employees (and their covered dependents) with respect to similar plans maintained by Company or its Subsidiaries, only to the same extent recognized by Company or its Subsidiaries prior to the Effective Time. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(e)	Notwithstanding any permitted amendment, termination or discretion applicable to any Company Benefit Plan that provides for the payment of annual cash bonuses, Buyer agrees to, and agrees to cause the Company and each of its respective Subsidiaries to, to the extent not already paid prior to the Effective Time, pay bonuses to Continuing Employees in respect of calendar year 2024 (“2024 Bonuses”) in accordance with the terms of the applicable Company Benefit Plan at the time or times that the 2024 Bonuses would normally be paid by Company in the ordinary course of business consistent with past practice. If applicable, in determining achievement of performance metrics for purposes of the 2024 Bonuses, Buyer shall reasonably account for the Transaction, any costs and expenses associated with the Transaction, any nonrecurring charges that would not reasonably be expected to have been incurred by the Company and its Subsidiaries had the Transaction not arisen and any actions taken by Parent Group in connection therewith that affect Company and its Subsidiaries.

(f)	Buyer agrees to, and agrees to cause Company and each of their respective Subsidiaries to, pay bonuses to Continuing Employees in respect of calendar year 2025 (“2025 Bonuses”) based on the achievement of performance targets determined by the Company, in good faith, and in the ordinary course of business consistent with past practice (“2025 Annual Bonus Targets”); provided, however, that (i) Buyer shall determine actual achievement of the 2025 Annual Bonus Targets with respect to each Continuing Employee, both with respect to (A) the period between January 1, 2025 through the Effective Time (the “Pre-Closing Period”) and (B) the period following the Effective Time through the remainder of calendar year 2025 (the “Post-Closing Period”), it being understood that such determinations by Buyer shall be made reasonably and in good faith based on actual results, after giving appropriate effect to the Transaction, any costs and expenses associated with the Transaction, any nonrecurring charges that would not reasonably be expected to have been incurred by the Company and its Subsidiaries had the Transaction not arisen and any actions taken by Parent Group in connection therewith that affect Company and its Subsidiaries, (ii) each Continuing Employee who remains employed with Buyer or any Parent Group Company through December 31, 2025, shall be paid a 2025 Annual Bonus in accordance with the terms of the applicable benefit plan maintained by the Buyer or any Parent Group Company at the same time or times that the Buyer or any Parent Group Company (as applicable) pays annual bonuses in respect of calendar year 2025 to its similarly situated employees.

(g)	Company shall, and Company shall cause its Subsidiaries to, coordinate in advance with the Buyer or the Parent Group Company, as applicable, between the date of this Agreement and the Effective Time regarding any communication with any Service Provider relating to compensation or benefits to be provided subsequent to the Effective Time, and any such communication shall be subject to the prior written approval of the Buyer, which approval shall not be unreasonably delayed, conditioned or withheld.

(h)	The Parties shall reasonably cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any Continuing Employees in accordance with all applicable Laws and any Collective Bargaining Agreement.

(i)	Between the date of this Agreement and the Effective Time, the Parties shall use their commercially reasonable efforts to cooperate with each other as necessary to enable the Parties to comply with the provisions of this Section 6.6 and to furnish to one another such information regarding employment and benefits (including information related to the provision of services by any third-party vendors) as the other may from time-to-time reasonably request.

(j)	The Parties shall provide each other with a copy of any material written communications intended for broad-based and general distribution to any current or former Service Providers or any of their respective Subsidiaries if such communications relate to the Transaction and will provide the other Party with a reasonable opportunity to review and comment on such communications prior to distribution.

(j)	Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of the Parties or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Parties or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or any other Person at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between any of the Parties or their respective Affiliates and the Continuing Employee; any severance, benefit or other applicable plan or program covering such Continuing Employee; or applicable Law.

(k)	Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any Company Benefit Plan, (ii) create any right or benefit in any Person, other than the Parties to this Agreement, (iii) guarantee employment of any employee for any period of time after the Effective Time or preclude the ability of Buyer or any Parent Group Company (including, for the avoidance of doubt, Company and each of its Subsidiaries) to terminate the employment of any employee or (iv) create a binding employment agreement with any employee.

Section 6.7      Takeover Statutes. If any Takeover Statute applicable to this Agreement or the Transaction, Company, Parent, Buyer and their respective boards of directors, in reasonable consultation with the other Parties and with such reasonable assistance as may be required from the other Parties and the other Parties’ Boards of Directors, shall take such actions as are reasonably necessary so that the Transaction may be consummated as promptly as reasonably practicable on the terms of this Agreement (but neither Company, Parent, Buyer nor their respective boards of directors will be required to take any action that would, or would be reasonably likely to, contravene any applicable Law).

Section 6.8      Rule 16b-3. Prior to the Effective Time, Company shall, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of equity securities (including derivative securities) of Company in connection with this Agreement and the Transaction by each individual who is a director or officer of Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9      Transaction Litigation; Notices. Company shall promptly notify Parent and Buyer of any shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it, any of its Subsidiaries or its or their respective directors or officers, in each case by any shareholder of Company, as applicable, relating to this Agreement or any of the Transaction (collectively, the “Transaction Litigation”) and shall keep Parent and Buyer reasonably informed regarding any Transaction Litigation. Parent and Buyer shall, at Parent’s or Buyer’s expense, have the right to participate in, but not control, the defense of any Transaction Litigation brought against Company, any of its Subsidiaries or its or their directors or officers and Company shall take into consideration all of Parent’s and Buyer’s reasonable comments or requests with respect to such Transaction Litigation. Prior to the Effective Time, neither Company nor any Company Subsidiary shall settle, offer to settle or otherwise permit or participate in, directly or indirectly, the settlement or offer or settlement of any such Transaction Litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1, the provisions of this Section 6.9 shall control.

Section 6.10      Stock Exchange Delisting; Deregistration. Prior to the Effective Time, each of Company, Parent and Buyer agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary, proper or advisable to:

(a)	delist the Company Shares from NYSE and terminate its registration under the Exchange Act as promptly as practicable after the Effective Time; and

(b)	suspend quotation of the CDIs on ASX immediately prior to the Effective Time.

As soon as practicable after the Effective Time, the Company will apply to the ASX to delist the Company and for revocation of the approval of the CDIs and distribution of the Consideration received by the CDI Depositary Nominee in accordance with the ASX Settlement Operating Rules.

Section 6.11      Integration Planning.  Without limiting Section 5.1 herein and subject to Section 6.1(a) and Section 6.1(e), between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except as may be required by applicable Law (including Antitrust Laws), (a) upon the reasonable advance written request of Parent or Buyer to Company, Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent, Buyer and their respective Subsidiaries to facilitate Parent’s integration planning and (b) without limiting the generality of the foregoing clause (a), Company shall use commercially reasonable efforts to cause the Representatives of Company and its Subsidiaries to take reasonable actions and reasonably assist Parent and Buyer with respect to Parent’s integration planning. Notwithstanding the foregoing, Company and its Subsidiaries shall not be required to take any action that would: (A) unreasonably disrupt the operations of Company or any of its Subsidiaries, (B) cause a material violation of any agreement to which Company or any of its Subsidiaries is a party, or (C) Company believes in good faith, after consulting with outside counsel and taking into account whether privilege cannot be protected by Company or its Subsidiaries through exercise of its reasonable efforts (such as redaction of certain information), reasonably be expected to cause a risk of a loss of privilege to Company or any of its Subsidiaries or would constitute a violation of any applicable Law.

Section 6.12      Financing Cooperation. During the period from the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, the Parties shall cooperate in good faith to mutually determine and use their respective commercially reasonable efforts to implement, at Parent’s cost and expense, any necessary, appropriate or desirable actions and arrangements in anticipation of the consummation of the Transaction regarding Company’s and its Subsidiaries’ Indebtedness and all credit agreements (including the Company Credit Agreement), indentures (including the Indenture), notes (including the Convertible Notes) or other documents or instruments governing or relating to such Indebtedness, including arrangements by way of amendments, consents, offers to exchange, conversion, offers to purchase, redemption, payoff, new financing or otherwise, and with respect to refinancing, retaining, repaying or terminating Company’s or its Subsidiaries’ Indebtedness and the credit agreements, indentures, notes or other documents governing or relating to such Indebtedness (including, if and as applicable, the delivery of all required notices and taking of all customary actions reasonably necessary to facilitate the termination of commitments under, the repayment in full of and the release of any Lien, if any, in each case at the Effective Time). The foregoing notwithstanding, nothing in this Section 6.12 shall require the Company or any of its Subsidiaries to take or permit the taking of any action that would: (1) cause any director, officer, employee, or stockholder of the Company or any of its Subsidiaries to incur any personal liability in connection therewith; (2) conflict with or violate the organizational documents of the Company or any of its Subsidiaries or any Laws; or (3) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries.

Section 6.13      Convertible Notes.

(a)	Company shall deliver, or cause to be delivered, such officer’s certificates, opinions of counsel, supplemental indentures, notices, if any, required by that certain Indenture, dated as of June 25, 2020, as amended by that certain First Supplemental Indenture, dated as of January 4, 2024 (such Indenture, as amended by such First Supplemental Indenture, (the “Indenture”), by and among Company, Livent Corporation and U.S. Bank Trust Company, National Association, as trustee, governing Company’s 4.125% Convertible Senior Notes due 2025 (the “Convertible Notes”), as required by the Indenture as a result of the consummation of the Scheme or as necessary to effectuate the Scheme.

(b)	Prior to January 15, 2025, Company shall discuss in good faith with Parent the irrevocable election of the “Settlement Method” (as defined in the Indenture).

(c)	Except as set forth on Schedule 6.13(c), the Company shall not take any action that would result in an adjustment to the "Conversion Rate" (as defined in the Indenture) of the Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement.

Section 6.14      Withholding.

(a)	Subject to the remainder of this Section 6.14, Buyer must make all payments that become due under the Transaction free and clear and without deduction of all present and future withholdings (including Taxes), unless required by Law.

(b)	The parties acknowledge that they anticipate that none of the Company Shares should comprise ‘indirect Australian real property interests’ as defined in section 855-25 of the Income Tax Assessment Act 1997 (Cth) (on the basis that the 'principal asset test' referred to in paragraph 855-25(1)(b) of the Income Tax Assessment Act 1997 (Cth) should not be satisfied) and therefore Buyer should not be required by Subdivision 14-D of Schedule 1 to the Taxation Administration Act 1953 (Cth) (“Subdivision 14-D”) to pay an amount to the Australian Commissioner of Taxation under section 14-200 in Subdivision 14-D in respect of the acquisition of Company Shares from any Company Shareholders under the Transaction.

(c)	Notwithstanding Section 6.14(b), if Buyer is required by Subdivision 14-D to pay amounts to the Australian Commissioner of Taxation in respect of the acquisition of the Company Shares from certain Company Shareholders, Buyer is permitted to deduct the relevant amounts from the payment of the Consideration to those Company Shareholders, and remit such amounts to the Australian Commissioner of Taxation. The aggregate sum payable to Company Shareholders shall not be increased to reflect the deduction and the net aggregate sum payable to those Company Shareholders shall be taken to be in full and final satisfaction of the amounts owing to those Company Shareholders.

(d)	Buyer acknowledges and agrees that it must not deduct from the Consideration or pay to the Australian Commissioner of Taxation any amounts under Section 6.13(c) with respect to a Company Shareholder where it has received an entity declaration from the Company Shareholder at least 5 Business Days prior to the Closing Date (“Entity Declaration”) and:

(i)	the entity declaration is made in accordance with the requirements in section 14-225 of Subdivision 14-D and applies to a period that includes the Closing Date; and

(ii)	Buyer does not know that the Entity Declaration is false.

(e)	Company agrees that the Buyer may approach the Australian Taxation Office (“ATO”) to obtain clarification as to the application of Subdivision 14-D to the Transaction and will provide all information and assistance that Buyer reasonably requires in making that approach. Buyer agrees:

(i)	to provide Company a reasonable opportunity to review the form and content of all materials to be provided to the ATO, to take into account Company’s reasonable comments on those documents and more generally in relation to the Buyer’s engagement with the ATO in connection with the application of Subdivision 14-D to the Transaction; and

(ii)	not to contact any Company Shareholders in connection with the application of Subdivision 14-D to the Transaction without Company’s prior written consent.

(f)	If Buyer forms the view that an Entity Declaration it has received is false and Buyer has received the Entity Declaration more than 30 Business Days before the Closing Date, Buyer agrees that it shall not pay any amounts to the ATO in respect of that Company Shareholder until it has:

(i)	provided information upon which it relied to form that view to the Company Shareholder who has provided that Entity Declaration no less than 20 Business Days before the Closing Date;

(ii)	provided the Company Shareholder by notice in writing the opportunity to review the information provided to it and respond with their views no less than 10 Business Days before the Closing Date; and

(iii)	reviewed any response from the Company Shareholder and, after having reconsidered its view, still be of the view that it has knowledge that the Entity Declaration it has received is false.

(g)	If Buyer determines (acting reasonably) that it must pay an amount to the Australian Commissioner of Taxation under Subdivision 14-D in relation to the acquisition of any Company Shares from any Company Shareholder (“Withholding Amount”), Buyer will (subject to Section 6.14(d) and Section 6.14(f)):

(i)	determine the Withholding Amount to be paid to the Australian Commissioner of Taxation in respect of the acquisition of the Company Shares from such Company Shareholder;

(ii)	notify Company of the Withholding Amount in respect of the acquisition of the Company Shares from such Company Shareholder;

(iii)	pay the Withholding Amount to the Australian Commissioner of Taxation within the timeframe required under the Taxation Administration Act 1953 (Cth); and

(iv)	provide receipt or other appropriate evidence of payment of the Withholding Amount to the Australian Commissioner of Taxation (or procure the provision of such receipt or other evidence to the Company Shareholder).

(h)	The parties agree to consult in good faith as to the application of Subdivision 14-D, including taking into account any clarification provided by the ATO following the process mentioned in Section 6.14(e). The parties agree to take all reasonable actions that they agree (each acting reasonably) are necessary or desirable following that consultation which may include, without limitation, making amendments to this Agreement, the Scheme, and a Scheme Document to ensure that relevant representations or Entity Declarations are obtained from Company Shareholders.

Section 6.15      Scheme Implementation by Way of Offer.

(a)	If, prior to a Scheme Meeting, a takeover offer (under Article 116 of the Companies Law) is made by any Person not affiliated with Buyer or its Affiliates, Buyer may (in its sole discretion) elect to implement the Transaction by way of a contractual takeover offer (which, for the avoidance of doubt, would be made in respect of all Company Shares and including, without limitation, the Company Shares underlying the CDIs) (the “Offer”), whether or not the Scheme Document has been published, provided that the Offer is made in accordance with the terms and conditions set forth in this Agreement (with any additions, deletions, modifications or amendments to such terms and conditions as may be necessary solely as a result of a switch from the Scheme of Arrangement to the Offer) and provided that Buyer shall comply with Section 6.15(b) to Section 6.15(d). If the Parties agree to implement the Transaction by way of an Offer in accordance with this Section 6.15(a), Section 5.3 (only with respect to the Scheme Document) shall cease to have any effect (but without prejudice to the Parties’ obligations to take any relevant actions in accordance with this Agreement to approve and/or implement the Offer), and the terms and conditions set out in this Agreement shall be deemed to be modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Offer.

(b)	In the event that the Transaction is implemented by way of an Offer pursuant to and in accordance with Section 6.15(b), Buyer shall prepare the document to be dispatched to (among others) the Company Shareholders (including, for the avoidance of doubt, Company CDI Holders) under which any Offer would be made (the “Offer Document”) and shall consult with the Company in relation to the preparation thereof. Buyer agrees to submit, or cause the submission of, drafts and revised drafts of the Offer Document to the Company for review and comment and, where necessary, to discuss any reasonable comments with the Company for the purposes of preparing revised drafts. Buyer shall provide the Company reasonably sufficient time to consider the drafts and revised drafts of the Offer Document and include in the Offer Document all comments reasonably proposed by the Company.

(c)	The Company shall afford all such cooperation and assistance as may reasonably be requested of it by Buyer in respect of the preparation and verification of any document required for the implementation of the Offer, including the provision to Buyer of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Buyer may reasonably request (including for the purposes of preparing the Offer Document and any amendments or supplements to either the Offer Document) and to do so in a timely manner. The Company shall review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it.

(d)	If the Transaction is implemented by way of an Offer pursuant to and in accordance with Section 6.15(a):

(i)	the acceptance condition to the Offer shall be set at 75% (or such lesser percentage as the Company and Buyer may agree) of the Company Ordinary Shares to which the Offer relates;

(ii)	Buyer shall ensure that, unless the Parties agree otherwise in writing, the only conditions of the Offer shall be those set out in Article VII (the “Conditions”, and “Condition” means any one of the Conditions) (with (i) the condition set forth in Section 7.1(a) and Section 7.1(b) replaced with the acceptance condition specified in Section 6.15(d)(i) and (ii) any other additions, deletions, modifications or amendments to such conditions as the Parties agree are reasonably necessary or desirable as a result of a switch from the Scheme of Arrangement to the Offer);

(iii)	Buyer shall keep the Company reasonably informed, on a regular basis and in any event as promptly as reasonably practicable following a request by the Company or its Representatives, of the number of Company Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders; and

(iv)	except where the Company Board has effected a Company Change of Recommendation pursuant to and in accordance with Section 5.2(e)(iv), (i) the Company Board shall duly and validly adopt a resolution declaring that the Company Board has resolved that it will recommend that the Company Shareholders accept the Offer and such recommendation shall be deemed to be the Company Board Recommendation; (ii) the Company agrees that the Company Board Recommendation shall be included in the Offer Document; and (iii) neither the Company Board of Directors nor any committee thereof shall withhold, withdraw or modify in a manner adverse to Buyer the Company Board Recommendation.

Article VII
CONDITIONS

Section 7.1     Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transaction contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by each Party, at or prior to Closing, of the following conditions:

(a)	the Company Shareholder Approval shall have been obtained at the Scheme Meeting and the Company GM;

(b)	the Scheme of Arrangement shall have been sanctioned by the Court with or without modification (but subject to any non-de minimis modification being acceptable to Company and Buyer acting reasonably and in good faith) and a copy of the Court Order shall have been delivered to the Registrar of Companies in Jersey;

(c)	no Governmental Entity of a competent jurisdiction shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transaction and no applicable Law shall have been adopted that makes consummation of the Transaction illegal or otherwise prohibited (it being understood that if any such Law arises out of or relates to Antitrust Laws or Investment Screening Laws, the presence of such Law will only be a failure to meet a condition under this Section 7.1(c) to the extent it would constitute a Material Restraint); and

(d)	all consents required (or, as the case may be, confirmation from the relevant authority that it does not consider its consent would be required) under the Antitrust Laws and Investment Screening Laws of the jurisdictions set forth on Exhibit A shall have been obtained or any applicable waiting period (and any extensions thereof) thereunder shall have expired or been terminated;

Section 7.2     Conditions to the Obligations of Parent and Buyer. The obligation of each of Parent and Buyer to consummate the Transaction contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by each of the Parent and the Buyer, at or prior to Closing, of the following conditions:

(a)	(i) the representations and warranties of Company set forth in Section 3.2(a), (c), (d) and (e) (in each case solely with respect to Company), shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, except for de minimis inaccuracies, only as of such earlier date), (ii) the representations and warranties of Company set forth in the Fundamental Representations (except for the representations and warranties of Company set forth in Section 3.2(a) (c), (d) and (e) (in each case solely with respect to Company)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and (iii) the other representations and warranties of Company set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except in each case where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)	Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)	since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect; and

(d)	Parent and Buyer shall have received at the Closing a certificate signed on behalf of Company by an executive officer of Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3     Conditions to the Obligations of Company. The obligation of the Company to consummate the Transaction contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by the Company, at or prior to Closing, of the following conditions:

(a)	(i) the representations and warranties of Parent and Buyer set forth in the Fundamental Representations shall be true and correct in all material respects on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and (ii) the other representations and warranties of the Parent and Buyer set forth in Article IV of this Agreement shall be true and correct on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of Parent and Buyer to fully perform their respective covenants and obligations pursuant to this Agreement;

(b)	Parent and Buyer shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c)	Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4     Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transaction or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of such failure.

Article VIII
TERMINATION

Section 8.1     Termination. This Agreement may be terminated and the Scheme and the Transaction may be abandoned at any time prior to the Effective Time and (except in the case of Section 8.1(c)(ii), Section 8.1(c)(iii) and Section 8.1(e)) whether before or after the Company Shareholder Approval has been obtained:

(a)	by mutual written consent of Company and Parent;

(b)	by Parent (provided that neither Parent nor Buyer is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of any Condition in Section 7.3(a) or Section 7.3(b)), if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any Condition in Section 7.2(a) or Section 7.2(b) and (B) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Parent thereof;

(c)

(i)	by Company (provided that Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of any Condition in Section 7.2(a) or Section 7.2(b)), if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any Condition in Section 7.3(a) or Section 7.3(b) and (B) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Company thereof;

(ii)	by Company, prior to the receipt of the Company Shareholder Approval, if there has occurred a Company Change of Recommendation pursuant to Section 5.2(e)(iv); provided that prior to or concurrently with such termination Company pays or causes to be paid to Parent the Company Termination Fee; or

(iii)	by Company, prior to the receipt of the Company Shareholder Approval, if there has occurred a Company Change of Recommendation in response to a Company Intervening Event pursuant to Section 5.2(e)(v), provided that prior to or concurrently with such termination Company pays or causes to be paid to Parent the Company Termination Fee.

(d)	by either Company or Parent, if the Effective Time shall not have occurred by 5:00 p.m. Eastern Time, on the End Date; provided that the End Date shall be automatically extended in two three (3) month increments until no later than April 9, 2026 if (x) the Conditions set forth in Section 7.1(c) and Section 7.1(d) shall not have been satisfied as of the close of business on the Business Day immediately prior to the then-current End Date or (y) the Company Shareholder Approval has been obtained but (i) no court date for the Court hearing to obtain the Court Order is available by the then-current End Date, (ii) Company has not sought the sanction of the Scheme of Arrangement by the Court or (iii) Company has not delivered the Court Order to the Registrar of Companies in Jersey to make the Scheme of Arrangement effective by the then-current End Date; and provided further that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of the Effective Time not occurring prior to the End Date;

(e)	by Parent, prior to the receipt of the Company Shareholder Approval, if (i) there has occurred a Company Change of Recommendation or (ii) an intentional and material breach of the first sentence of Section 5.3(a)(xix) by Company shall have occurred;

(f)	by either Parent or Company if (i) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order that is in effect and permanently restrains, enjoins or otherwise prohibits the consummation of the Scheme or (ii) any Governmental Entity having jurisdiction over a Party shall have adopted a Law that is in effect that permanently makes illegal or otherwise permanently prohibits the consummation of the Scheme (provided that if any such Law arises out of or relates to Antitrust Laws or Investment Screening Laws, such Law will only result in a right to terminate this Agreement pursuant to this Section 8.1(f)(ii) to the extent it would constitute a “Material Restraint”; provided, further, that, for clarity, notwithstanding anything to the contrary in the definition of Material Restraint, such Law must permanently prohibit or permanently make illegal the consummation of the Transaction or the Scheme); provided that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such Order or Law;

(g)	by either Parent or Company, if the Company Shareholder Approval shall not have been obtained at the Scheme Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(h)	by either Company or Parent, if the Court (or any competent court of appeal therefrom) definitively declines or refuses to make any orders directing Company to convene the Scheme Meeting or affirmatively definitively declines or refuses to approve the Scheme; provided that the right to terminate this Agreement pursuant to this Section 8.1(c)(i) shall not be available, (i) in the event Parent and Buyer agree in writing to implement the Transaction by way of the Offer; or (ii) to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such declination or refusal.

Section 8.2      Effect of Termination.

(a)	In the event this Agreement is terminated pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2 and as set forth in Section 9.2, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve Company from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.2(b); provided further that no such termination shall relieve or otherwise affect the liability of any Party for fraud or any Intentional Breach of this Agreement by such Party prior to termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include Damages based on the benefit of the bargain lost by a party’s shareholders, which shall be deemed in such event to be Damages of such party).

(b)	If this Agreement is terminated (x) by Parent pursuant to Section 8.1(e) or (y) by Company pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), then Company shall, within two Business Days after such termination in the case of clause (x) above or prior to or concurrently with such termination in the case of clause (y) above, pay Buyer a fee equal to $200,000,000 (the “Company Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Company or Parent pursuant to Section 8.1(d) or Section 8.1(h) or (B) by Parent pursuant to Section 8.1(b) in respect of an intentional and material breach, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Competing Proposal shall have been publicly made to Company or any of its Subsidiaries, shall have been made directly to the Company Shareholders generally or shall have otherwise become public or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Competing Proposal or, in the case of termination by Parent pursuant to Section 8.1(b), a Company Competing Proposal shall have been made publicly or privately to the Company Board of Directors, and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.2(b), Company consummates a Company Competing Proposal or enters into a definitive agreement providing for a Company Competing Proposal, then Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.2(d), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.15, except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall Company be required to pay the Company Termination Fee on more than one occasion.

(c)	Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transaction contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement. Accordingly, if Company fails to pay when due the Company Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, Parent entitled to receive such Payment commences a suit which results in a judgment against Company for the Company Termination Fee, or any portion thereof, Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank, N.A.in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(d)	Subject to the remainder of this Section 8.2(d) and without limiting Parent’s rights pursuant to Section 9.14, but notwithstanding anything else to the contrary in this Agreement, Parent’s right to receive payment from Company of the Company Termination Fee pursuant to Section 8.2(b), under circumstances in which such fee is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 8.2(c), shall constitute the sole and exclusive remedy of Buyer against Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, such amount is (A) the sole and exclusive remedy of Parent against the Company Related Parties in connection with the circumstances giving rise to such payment in respect of the Transaction, and all other remedies (whether at law, in equity, in contract in tort or otherwise) are expressly excluded (including any right of Parent to specific performance, injunctive relief, claims for amounts other than the Company Termination Fee or any other remedies which would otherwise be available in equity or law as a remedy for a breach or threatened breach of this Agreement) and (B) received by Parent in complete settlement of any and all claims that Parent may have had against the Company Related Parties in connection with the circumstances giving rise to such payment in respect of the Transaction, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3, except that to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement or fraud by Company or such Intentional Breach or fraud by Company shall cause the Scheme Implementation or the Transaction not to occur, Parent shall be entitled to the payment of the Company Termination Fee (to the extent owed pursuant to Section 8.2(b)), together with any costs, fees or expenses payable pursuant to Section 8.2(c), and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach or fraud (as reduced by any Company Termination Fee paid by Company).

Article IX
MISCELLANEOUS

Section 9.1      Amendment and Modification; Waiver.

(a)	Subject to applicable Law, at any time prior to the Effective Time, this Agreement may only be amended, modified or supplemented in writing signed on behalf of each of Company and Parent.

(b)	At any time and from time to time prior to the Effective Time, Parent may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Company, (ii) waive any inaccuracies in the representations and warranties made to Buyer or Parent, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent and Buyer contained herein. Any agreement on the part of Parent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent.

(c)	At any time and from time to time prior to the Effective Time, Company may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Parent or Buyer, (ii) waive any inaccuracies in the representations and warranties made to Company, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Company contained herein. Any agreement on the part of Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Company.

(d)	Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2     Survival. This Article IX and the agreements of the Parties contained in Article II and Section 6.5 (Directors’ and Officers’ Insurance and Indemnification) shall survive the Effective Time. This Article IX (other than Section 9.1 (Amendment and Modification; Waiver), and Section 9.14 (Assignment)) and the agreements of the Parties contained in Section 6.4 (Publicity) and Section 8.2 (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

Section 9.3     Expenses. Except as set forth in this Section 9.3 or Section 8.2, all fees and expenses incurred in connection with this Agreement, the Scheme and the other Transaction shall be paid by the Party incurring such expenses, whether or not the Scheme is consummated. Parent or Buyer must pay any stamp duty (including any fees, fines, penalties and interest) payable or assessed as being payable in connection with this Agreement or the Scheme.

Section 9.4      GST.

(a)	Any consideration or amount payable under this Agreement, including any non-monetary consideration, is exclusive of GST.

(b)	GST Pass On. If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, then except where the reverse charge procedure applies, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the “GST Amount”). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. If a tax invoice is not received prior to the provision of that other consideration, the GST Amount is payable within 10 days of the receipt of a tax invoice. The Parties agree that Buyer shall not charge GST in the United Kingdom in respect of the Company Termination Fee, provided that (i) Company does not have a “business establishment” or “fixed establishment” in the UK for UK GST purposes; and (ii)(A) Company is and remains registered for Irish GST purposes in Ireland or (B) is a passive holding company and therefore not required to register for GST in Ireland.

(c)	Reimbursements. Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it shall be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

(d)	Adjustment Event. If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the Parties.

(e)	Interpretation. Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in a GST Act shall have the same meaning in this clause.

Section 9.5     Other Tax Provision. The Company Termination Fee shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever except as may be required by law. If any deductions or withholdings are required by law, Company shall account to the relevant Governmental Entity for the amount so required to be deducted or withheld and, only in circumstances where the Company has changed its tax residence from Ireland or allocated or transferred its rights under this Agreement to a permanent establishment outside of Ireland, shall be obliged to pay to Buyer such additional amounts as will ensure that Buyer receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of such a requirement to make a deduction or withholding.

Section 9.6     Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Company, to:

Arcadium Lithium plc

Suite 12, Gateway Hub

Shannon Airport House

Shannon, Co. Clare

Ireland V14 E370

Attention: Gilberto Antoniazzi; General Counsel

Email: gilberto.antoniazzi@livent.com; sara.ponessa@livent.com with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

United States of America

Attention: William H. Aaronson;  Cheryl Chan

Email: william.aaronson@davispolk.com; cheryl.chan@davispolk.com if to Parent, to:

6 St. James’s Square

London SW1Y 4AD

United Kingdom

For the attention of: The Directors

Email: CompanySecretaryNotices@riotinto.com;

with a copy to (which shall not constitute notice):

Email: andrew.latham@riotinto.com;

and

Linklaters LLP

1290 Avenue of Americas

New York, NY 10104

United States of America
For the attention of: George Casey; Pierre-Emmanuel Perais

Email: george.casey@linklaters.com; pierre-emmanuel.perais@linklaters.com;

and

Linklaters LLP

1 Silk Street

London, EC2Y 8HQ

United Kingdom

For the attention of: James Inglis; Lisa Chang

Email: james.inglis@linklaters.com; lisa.chang@linklaters.com;

if to Buyer, to:

6 St. James’s Square

London SW1Y 4AD

United Kingdom

For the attention of: The Directors

Email: CompanySecretaryNotices@riotinto.com;

with a copy to (which shall not constitute notice):

Email: andrew.latham@riotinto.com;

and

Linklaters LLP

1290 Avenue of Americas

New York, NY 10104

United States of America
Attention: George Casey; Pierre-Emmanuel Perais

Email: george.casey@linklaters.com; pierre-emmanuel.perais@linklaters.com;

and

Linklaters LLP

1 Silk Street

London, EC2Y 8HQ

United Kingdom

Attention: James Inglis; Lisa Chang

Email: james.inglis@linklaters.com; lisa.chang@linklaters.com.

Section 9.7      Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement or in the Company Disclosure Schedule or the Buyer Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean (except where expressly noted) such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” With respect to the determination of any period of time, the word “from” means “from and including.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” All references to “dollars” and “$” will be deemed to be references to the lawful currency of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other Parties or their Representatives on the Intralinks due diligence data site and Sharepoint maintained by Company for the purpose of the Transaction, in each case prior to the date hereof and including any information in the designated “clean team” areas of such data sites or (b) provided via electronic mail or in person prior to the date hereof. The word “or” means “and/or” unless the context otherwise requires.

Section 9.8      Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a)	This Agreement (including the Company Disclosure Schedule), and all annexes and exhibits hereto (including the Scheme), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that, until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, (i) Company, Parent and Buyer shall be permitted to take the actions contemplated by this Agreement and (ii) the Confidentiality Agreement shall survive in full force and effect if any earlier expiration or termination is contemplated by the terms thereof) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)	This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (i) as provided in Section 6.5 (Directors’ and Officers’ Insurance and Indemnification) (which shall be enforceable by the Indemnified Parties), and (ii) from and after the Effective Time, the right of the Company Shareholders to receive the Consideration.

Section 9.10      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a)	This Agreement shall be interpreted and construed in accordance with, and any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction; provided, however, that the Scheme and matters related thereto shall, solely to the extent required by the Laws of Jersey be governed by, and construed in accordance with, the Laws of Jersey.

(b)	Each Party, with respect to any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the Transaction (whether brought by any Party or any of its Affiliates or against any Party or its Affiliates), (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Royal Court of the Bailiwick of Jersey; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Royal Court of the Bailiwick of Jersey. Notwithstanding the foregoing, the Scheme and matters directly related to the sanction thereof shall be subject to the jurisdiction of the Court and any appellate courts therefrom.

Section 9.12      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13      Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion.

Section 9.14      Enforcement; Remedies; Limitation of Liability; Subsidiaries.

(a)	Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)	Except as provided in Section 8.2(d), the Parties agree that irreparable injury will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII and in the absence of an obligation to make payment of the Company Termination Fee pursuant to Section 8.2(d), each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)	Except as provided in Section 8.2(d), the Parties’ rights in this Section 9.14 are an integral part of the Transaction and each Party hereby waives any objections to any remedy referred to in this Section 9.14 on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity. For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event that any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d)	Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.2 and this Section 9.14, the maximum aggregate monetary liability of Company with respect to a breach of the terms of this Agreement shall be an amount equal to the Company Termination Fee, except in the case of any fraud or any Intentional Breach of this Agreement; provided that, for the avoidance of doubt, nothing in this Section 9.14(d) shall prohibit, restrict or otherwise affect any Party’s rights to seek and obtain the remedy of specific performance or any other remedy referred to in this Section 9.14.

(e)	Whenever this Agreement requires a Subsidiary of Parent, Buyer or Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent, Buyer or Company, as applicable, to cause such Subsidiary to take such action.

Section 9.15      Certain Definitions.

For the purposes of this Agreement, the term:

“A-L Transaction Agreement” means the transaction agreement, dated as of May 10, 2023, entered into by and among Livent Corporation, Lightning-A Limited (now known as Arcadium Lithium PLC), and Allkem Limited.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, each of Rio Tinto Limited and Rio Tinto plc and their respective Affiliates shall be deemed to be Affiliates, and therefore, Representatives, of Buyer.

“Anti-Corruption Legislation” means any and all of the following: the FCPA; the Organisation For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transaction and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Company is organised or operates.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and all other U.S. federal, state and foreign statutes, rules, regulations, orders, decrees and other laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Applicable Date” means in respect of the Company, January 4, 2024, and in respect of the Company Subsidiaries and any predecessor entities, January 1, 2021.

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means ASX Limited ACN 008 624 691 and, where the context requires, the securities exchange that it operates.

“ASX Settlement Rules” means the operating rules of the settlement facility provided by ASX Settlement Pty Limited (ABN 49 008 504 532).

“Australian Act” means the Corporations Act 2001 (Cth).

“Book-Entry Share” means a non-certificated Company Share represented by book-entry.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in the Bailiwick of Jersey, London, United Kingdom, Sydney, Australia or New York, New York, United States of America.

“Buyer Shares” means shares in the capital of Buyer.

“CDI Depositary Nominee” has meaning given in the ASX Settlement Operating Rules.

“CDIs” means the CHESS depositary interests issued by Company and quoted on the ASX into the ratio of one Company Share to one CDI.“CFIUS” means the interagency Committee on Foreign Investment in the United States and any CFIUS member or agency acting on behalf of CFIUS or participating in the CFIUS process.

“CFIUS Approval” means (a) that, at the conclusion of any review or investigation conducted pursuant to the DPA, the Parties shall have received a written notice from CFIUS that (i) it has concluded that the Transaction is not a “covered transaction” and are not subject to review under the DPA, or (ii) it has concluded action under the DPA with respect to the Transaction, or (b) CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (“POTUS”) requesting POTUS’s decision, and POTUS has (i) announced a decision not to take any action to suspend or prohibit the Transaction or (ii) not taken any action to suspend or prohibit the Transaction after 15 days from the date of receipt of the CFIUS Report.

“CFIUS Notice” means a notice with respect to the Transaction submitted to CFIUS by the Parties pursuant to 31 C.F.R. Part 800 Subpart E.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union agreement or foreign works council contract or arrangement.

“Companies Law” means the Companies (Jersey) Law 1991.

“Company Benefit Plan” means each employment, consulting, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, salary continuation, change-in-control, retention, severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which Company is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, repatriation, restrictive covenant, clawback, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, legally binding or not, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each Multiemployer Plan and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding instrument therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), in each case, (i) under which any Service Provider (or any dependent or beneficiary thereof) has any present or future right to compensation or benefits and (ii) that is maintained, sponsored or contributed to by Company, or with respect to which Company has any obligation to maintain, sponsor or contribute, or (iii) with respect to which Company has any direct or indirect Liability, whether contingent or otherwise.

“Company Board of Directors” means the board of directors of Company.

“Company Board Recommendation” means any recommendation that the Company Shareholders vote in favor of all the resolutions comprising the Company Shareholder Approval at duly held meetings of such shareholders for such purposes.

“Company Business Plan” means Investor Day Presentation dated as of September 19, 2024, and attached hereto as Exhibit B, as it may be modified (or deemed to be modified) from time to time by agreement in writing between Parent and Company.

“Company CDI Holders” means the holders of CDIs.

“Company CDI Register” means the register of Company CDI Holders established and maintained by or on behalf of the Company.

“Company Competing Proposal” means any inquiry, contract, proposal, offer or indication of interest from any Company Third Party relating to any transaction or series of related transactions (other than transactions only with Buyer or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, equity purchase, merger, scheme of arrangement or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that constitute 20% or more of Company’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of Company’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect; (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding Company Shares or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Company Shares entitled to vote on the election of directors; or (c) any merger, consolidation, share exchange, business combination, scheme of arrangement, recapitalization, liquidation, dissolution or similar transaction involving Company, or any of its Subsidiaries whose business or assets constitute 20% or more of Company’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 20% or more of Company’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months.

“Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 1, 2022, by and among Livent Corporation, Livent USA Corp., the guarantors party thereto from time to time, the lenders party thereto from time to time and Citibank, N.A., as administrative agent for the lenders, as amended by that certain Joinder and First Amendment to Amended and Restated Credit Agreement, dated as of January 4, 2024 by and among Arcadium Lithium PLC, Arcadium Lithium Intermediate IRL Limited, Arcadium Lithium Financing IRL Limited, Livent Corporation, Livent USA Corp., the guarantors party thereto from time to time, the lenders party thereto from time to time, and Citibank, N.A., as administrative agent for the lenders.

“Company Easement” means the easements, rights of ways, servitudes and other similar interests owned by Company or any Company Subsidiary.

“Company Equity Awards” means the Company RSU Awards, the Company Stock Options, the Legacy Restricted Share Rights, and any other equity-based awards granted under any Company Equity Plan.

“Company Equity Plan” means the Company Incentive Omnibus Plan or any other plan pursuant to which equity-based awards are granted in respect of Company Shares.

“Company GM” means the general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme of Arrangement, expected to be held immediately after the Scheme Meeting shall have been concluded or adjourned or postponed (it being understood that if the Scheme Meeting is adjourned or postponed, the Company GM shall be correspondingly adjourned or postponed).

“Company Intervening Event” means an Effect that is material to Company that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board of Directors as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board of Directors as of the date of this Agreement); provided, however, that in no event shall the following constitute a Company Intervening Event: (a) the receipt, existence or terms of an actual or possible Company Competing Proposal or Company Superior Proposal; (b) any change, in and of itself, in the price or trading volume of Company Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition); (c) conditions (or changes in such conditions) in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals, lithium spodumene concentrate and related products (including pricing under futures contracts) and political or regulatory changes affecting the industry or any changes in applicable Law), or (d) any opportunity to acquire (by merger, joint venture, partnership, consolidation, scheme of arrangement, acquisition of equity or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person or (e) the fact that Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition).

“Company Material Adverse Effect” means (a) any Effect that would prevent or materially impair the ability of Company to consummate the Scheme prior to the End Date (as the same may be extended) or (b) any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Company and its Subsidiaries, taken as a whole; provided, however, that, solely for the purposes of clause (b) above, no Effects to the extent resulting or arising from any of the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or would reasonably be expected to exist or occur: (i) any changes in global, national or regional economic conditions, including any changes generally affecting financial, credit or capital market conditions; (ii) conditions (or changes therein) in any industry or industries in which Company or any of its Subsidiaries operates, including in the lithium mining and chemicals industry (including changes in general market prices for lithium chemicals and related products (including pricing under futures contracts)); (iii) general legal, tax, economic, political and/or regulatory conditions (or changes therein); (iv) any change or prospective changes in GAAP, IFRS, JORC, NI 43-101, Subpart 1300 or the interpretation thereof or other accounting principles and policies; (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes); (vi) the execution and delivery of this Agreement or the negotiation, public announcement, pendency or consummation of the Transaction or compliance with the terms of this Agreement, including any Transaction Litigation and including any actual or potential loss or impairment after the date hereof of any Contract or business relationship to the extent arising as a result thereof (it being understood that this clause (vi) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transaction or the compliance with the terms of this Agreement); (vii) any change in the price or trading volume of Company Shares, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account); (viii) any failure by Company to meet, or any change in, any internal or published projections, estimates or expectations of Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account); (ix) Effects arising out of changes in geopolitical conditions, the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; (x) any action taken at the request of Buyer in writing; (xi) any reduction in the credit rating or credit rating outlook of Company or the Company Subsidiaries or any increase in credit default swap spreads with respect to indebtedness of Company or the Company Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account); or (xii) Effects arising out of any conversion or reconciliation among IFRS, GAAP, JORC, NI 43-101, Subpart 1300 or other accounting principles and policies undertaken in connection with the Transaction except, in the case of clauses (i) through (v) and (ix) above, to the extent Company and the Company Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect).

“Company Mining Rights” means the mining rights and concessions owned by Company or any Company Subsidiary.

“Company Omnibus Incentive Plan” means the Company’s Omnibus Incentive Plan adopted as of January 4, 2024.

“Company PSU” means each outstanding restricted stock unit award subject to performance conditions in respect of Company Shares granted under the Company Omnibus Incentive Plan.

“Company RSU” means each outstanding restricted stock unit award in respect of Company Shares granted under the Company Omnibus Incentive Plan.

“Company Stock Option” means each outstanding option to acquire Company Shares granted under the Company Omnibus Incentive Plan.

“Company Shareholder” means a holder of Company Shares from time to time.

“Company Shareholder Approval” means (i) the approval of the Scheme of Arrangement by a resolution of a majority in number of the Company Shareholders representing three-quarters (75%) or more of the votes cast by those Company Shareholders who (being entitled to do so) vote in person or by proxy at the Scheme Meeting (or at any adjournment or postponement of such meeting), and (ii) the approval of the Company Shareholder Resolutions by the requisite majority of the Company Shareholders at the Company GM (or at any adjournment or postponement of such meeting).

“Company Shareholder Resolutions” means the resolutions to alter the Company Articles of Association and such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme of Arrangement.

“Company Shares” means the ordinary shares, par value $1.00 per share, of the Company.

“Company Subsidiaries” means the Subsidiaries of Company.

“Company Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement in breach of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Buyer or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Company and its Subsidiaries’ assets or that generated all or substantially all of Company’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding Company Shares, in each case whether by way of merger, amalgamation, scheme of arrangement, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of equity or assets or otherwise, that in the good-faith determination of the Company Board of Directors, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Company’s shareholders than the Transaction (after taking into account the time likely to be required to consummate such proposal, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing or certainty of closing, the identity of the Person or Persons making the proposal and any adjustments or revisions to the terms of this Agreement offered by Buyer in response to such proposal or otherwise), after considering all factors the Company Board of Directors deems relevant.

“Company Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Buyer or any of its Affiliates or any of its or their Representatives acting on behalf of Buyer or such Affiliate in connection with the Transaction.

“Company Water Rights” means the water rights owned by Company or any Company Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 2, 2024, between Company and Rio Tinto Western Holdings Limited, as it may be amended from time to time.

“Continuing Employees” means employees of Company and its Subsidiaries who remain employed by Company or any of its Subsidiaries after the Closing Date.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Court Order” means the Act of Court sanctioning the Scheme.

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Damages” means all damages, costs, expenses, liabilities or losses of any kind.

“DOL” means the United States Department of Labor.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and including as implemented through 31 C.F.R. Part 800.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Equity Award Conversion Ratio” means the quotient obtained by dividing (i) the Consideration by (ii) the average volume weighted average price per ordinary share of (A) Rio Tinto plc on the London Stock Exchange in the case of Adjusted Restricted Share Rights, Adjusted Company Options or Adjusted Company RSUs granted in respect of Rio Tinto plc shares and (B) Rio Tinto Limited on the Australian Securities Exchange in the case of Adjusted Restricted Share Rights, Adjusted Company Options or Adjusted Company RSUs granted in respect of Rio Tinto Limited shares for the 30 consecutive trading day period ending on the last trading day preceding the Closing Date.

“End Date” means October 9, 2025, as may be extended pursuant to Section 8.1(d).

“Environmental Laws” means all Laws which relate to pollution, protection of the environment, or public or worker health or safety (regarding Hazardous Substances).

“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, authorization or approval required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to Company, any trade or business, whether or not incorporated, that together with Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Ex-Im Laws” means all Laws relating to export, re-export, transfer or import controls, including the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export Administration Regulations administered by the U.S. Department of Commerce, the customs and import Laws administered by U.S. Customs and Border Protection, and similar Laws of Canada, the European Union, the United Kingdom, Argentina, and any other relevant jurisdiction.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FLSA” means the Fair Labor Standards Act of 1938.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Qualification, Organization, etc.), 3.3(a) (Corporate Authority Relative to this Agreement), 3.3(c)(i) (No Violation), 3.17 (Required Vote; Takeover Provisions), 3.20 (Finders and Brokers), 4.1 (Qualification, Organization, etc.), 4.2 (Capitalization), 4.3(a) (Corporate Authority Relative to this Agreement), and 4.5 (Finders and Brokers).

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Governmental Consent” means a consent of, with or to a Governmental Entity (including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied on).

“Governmental Entity” means (a) any national, U.S. federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body (public or private), in each case in any part of the world, (b) any public international governmental organization, or (c) any agency, commission, division, instrumentality, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, political party, or state-owned or state-controlled company, or (b) any candidate for political office.

“GST” means GST (with the meaning given in the GST Act), value added tax, other sales or turnover tax or other Tax of a similar nature imposed in any country.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Hazardous Substance” means any material, substance or waste that is subject to regulation, or for which liability or standards of conduct may be imposed, under any Environmental Laws, including petroleum and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

“Indebtedness” means, with respect to any Person,

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)	any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d)	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(f)	all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP. IFRS or other accounting principles and policies, recorded as capital leases; and

(g)	any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include (i) any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness, (ii) in the case of Company or any of its Subsidiaries, any guarantee provided for the benefit of Company or any of its wholly owned Subsidiaries or (iii) in the case of Buyer or any of its Subsidiaries, any guarantee provided for the benefit of Buyer or any of its wholly owned Subsidiaries.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world, including with respect to (a) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs, applications for the foregoing, and all reissues, reexaminations, divisionals, continuations, and continuations-in-part thereof, (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names and other similar designations of source or origin, together with the goodwill associated therewith and symbolized thereby, as well as any rights to domain names, (c) copyrights, copyrightable works and other works of authorship, (d) trade secrets and other confidential information, including know-how, inventions (whether or not patentable), concepts, methods, processes, apparatuses, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans (“Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) Software, including data, databases and documentation therefor, and (g) in each case of (a) through (f) above, whether registered or unregistered, and including all applications for any such rights as well as the right to apply for such rights and all goodwill associated with, any of the foregoing.

“Intentional Breach” means, with respect to any agreement or covenant of a Party in this Agreement, an action or omission intentionally taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) with actual knowledge (determined without regard to the definition of “knowledge” in this Agreement) that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Investment Screening Laws” means any applicable U.S. or foreign Laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds, including any U.S. or foreign Laws designed to regulate foreign investment.

“IT Assets” means any and all of the following which are owned, used or held for use by Company or any of its Subsidiaries: computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.6(a) of the Company Disclosure Schedule with respect to Company, or (b) the Persons listed in Section 9.6(a) of the Buyer Disclosure Letter with respect to Buyer, in each case after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.

“Law” means any law (including common law), statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity having the effect of law or stock exchange rule.

“Legacy Restricted Share Right” means each Company restricted share right subject to vesting, repurchase, forfeiture, transfer or other restrictions, that was granted under the Company Omnibus Incentive Plan, as a replacement award in respect of Allkem Limited performance rights in accordance with the A-L Transaction Agreement.

“Lien” means any lien, charge, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or encumbrance or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Listed Shares” means either the ordinary shares of 10 pence each of Rio Tinto plc or the ordinary shares of Rio Tinto Limited, as the context requires.

“Material Restraint” means any Law adopted by any Governmental Entity having jurisdiction over any Party that (a) is in effect, (b) makes illegal or otherwise prohibits the consummation of the Transaction or the Scheme and (c) either (i) arises under Antitrust Laws or Investment Screening Laws of the jurisdictions set forth in Exhibit B (as the same may be amended with the written consent of Company and Buyer) or (ii) the violation or contravention of which would reasonably be expected to result in (A) criminal liability to any Person, (B) personal liability to any director or officer of a Party or any of their respective Subsidiaries or (C) a material adverse effect on Parent Group following the Effective Time.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan maintained by more than one employer within the meaning of Section 413(c) of the Code or that is or has been subject to Section 4063 or 4064 of ERISA.

“Naraha” means Toyotsu Lithium Corporation, a corporation formed under the Laws of Japan.

“Nemaska” means Nemaska Lithium Inc., a corporation amalgamated and existing under the federal Laws of Canada.

“NI 43-101” means National Instrument 43-101, Standards of Disclosure for Mineral Projects;

“Non-Employee Director RSU” means a Company RSU which, as of immediately prior to the Effective Time, is held by a non-employee member of the Company Board of Directors.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, ruling, writ, determination, award or decree of any Governmental Entity.

“Parent Group” means Rio Tinto plc, and its subsidiary undertakings (as defined in the Companies Act 2006) from time to time, together with Rio Tinto Limited and each of its subsidiaries (as defined in the Australian Act), and includes any entity that would be considered to be a subsidiary of Rio Tinto plc and/or Rio Tinto Limited if they were treated as one company, and a “Parent Group Company” means any subsidiary company of the Parent Group.

“Parties” shall have the meaning set forth in the Preamble.

“PBGC” means the United States Pension Benefit Guaranty.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that, alone or in combination with other information held by Buyer, Company or any of their respective Subsidiaries, as applicable, identifies or could reasonably be used to identify an individual, and any other personal information that is identified in applicable Laws as being ‘personal information’, ‘personal data’ or similar terms and subject to such Laws.

“Proxy Statement Clearance Date” means the earlier of (a) the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (b) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Register of Members” means the register of members of Company from time to time.

“Registrar of Companies” means the Registrar of Companies in Jersey operated by the Jersey Financial Services Commission.

“Representatives” means, when used with respect to any Person, the Affiliates, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person.

“Sanction Date” means the day on which the Court hears the application to sanction the Scheme or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

“Sanctioned Country” means any country or region that is, or was at any time since January 1, 2018, the subject or target of a comprehensive embargo under Sanctions Laws or Ex-Im Laws (including Cuba, Iran, North Korea, Syria, and the Crimea region and the “so-called” Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or other targeted restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable sanctions- or export-related restricted party list, including the U.S. Department of the Treasury, Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, OFAC’s Consolidated Sanctions List, the U.S. Department of Commerce’s Denied Persons, Entity or Unverified Lists, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets, the UN Security Council Consolidated List or the European Union Consolidated List of Financial Sanctions Targets; (b) any other Person that is subject to any such sanctions or restrictions as a result of a relationship of ownership, control, or agency with any Person(s) described in the foregoing clause (a), or otherwise; or (c) any Person located, organized, or resident in a Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, the United Kingdom, Jersey, the United Nations Security Council, the European Union, any European Union Member State or any other relevant Governmental Entity of a member state of the Organisation for Economic Co-operation and Development.

“Scheme” or “Scheme of Arrangement” means the proposed scheme of arrangement under article 125 of the Companies Law between Company and Company Shareholders, in form agreed by Company and Buyer in accordance with the terms of this Agreement, subject to any alterations or conditions made or required by the Court and agreed to in writing by Company and Buyer in accordance with the terms of this Agreement.

“Scheme Document” means the scheme circular or other similar document containing the terms of the Scheme and the appropriate explanatory statement in compliance with Article 126(2) of the Companies Law (including a proxy statement) sent to the Company Shareholders, published by Company in connection with the Scheme of Arrangement and which, for the avoidance of doubt, may be contained in the Proxy Statement.

“Scheme Implementation” means the implementation of the Scheme upon the terms and subject to the conditions hereof.

“Scheme Meeting” means such meeting(s) of the Company Shareholders as the Court may direct in relation to the approval of the Scheme of Arrangement by the Company Shareholders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Service Provider” means any current or former employee, officer, director, consultant or independent contractor of the Company.

“Software” means any and all computer programs, including operating system and applications, software, implementations of algorithms, computerized databases, development tools, design tools, user interfaces and program interfaces, whether in source code or object code form and all documentation relating to the foregoing.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner. For the avoidance of doubt, Nemaska and Naraha shall each be deemed a Subsidiary of Company under this Agreement.

“Takeover Statutes” means any “fair price”, “moratorium”, “control share acquisition”, “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the Delaware Code or similar Law, and any restrictive provision in the Company Governing Documents.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, deduction, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, GST, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs and export duties, disability, real property, personal property, escheat or unclaimed property, registration, alternative or add-on minimum or estimated tax, any tax amounts pursuant to a European Union “state aid” claim or a “false claims” act, including any interest, penalty, charge, fine, fee, additions to tax or additional amounts attributable to or imposed with respect to any of the foregoing, whether disputed or not.

“Tax Return” means any report, return, information return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder.

“WTO” means the World Trade Organization.

Section 9.16      Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Location
“Adjusted Company Stock Option”	Section 2.3(c)
“Agreement”	Preamble
“Anaconda ASIC Documents”	Section 3.4(a)
“ATO”	Section 6.14(b)
“Buyer”	Preamble
“Code”	Recitals
“Company”	Preamble
“Company Capitalization Date”	Section 3.2(a)
“Company Change of Recommendation”	Section 5.2(d)(vi)
“Company Disclosure Documents”	Section 3.14(a)(iv)
“Company Disclosure Schedule”	Article IV
“Company Governing Documents”	Section 3.1
“Company Intellectual Property”	Section 3.15(a)
“Company Leased Real Property”	Section 3.16(b)
“Company Material Contracts”	Section 3.18(a)
“Company Owned Real Property”	Section 3.16(a)
“Company Permits”	Section 3.8(b)
“Company Permitted Lien”	Section 3.16(a)
“Company Related Parties”	Section 8.2(d)

Defined Term	Location
“Company SEC Documents”	Section 3.4
“Company Stock Options”	Section 2.3
“Company Termination Fee”	Section 8.2(d)
“Conditions”	Section 6.15(d)
“Continuation Period”	Error! Reference source not found.
“Continuing Employees”	Error! Reference source not found.
“D&O Insurance”	Section 6.5(d)
“DETE Minister”	Exhibit A
“Directions Court Documentation”	Section 5.3(a)(xiv)
“EA”	Exhibit A
“Effective Time”	Section 1.3
“Enforceability Exceptions”	Section 4.3(a)
“Exchange Fund”	Section 2.2(i)(a)
“Indemnified Parties”	Section 6.5
“Irish FDI Act”	Exhibit A
“Offer”	Section 6.15(a)
“Offer Document”	Section 6.15(b)
“Owned Intellectual Property”	Section 3.15(a)
“Owned Software”	Section 3.15(c)
“Parties”	Preamble
“Party”	Preamble
“Paying Agent”	Section 2.2(i)(a)
“Payment”	Section 8.2(d)
“Phase 2 Investigation”	Exhibit A
“Post-Closing Period”	Section 6.6(f)
“Pre-Closing Period”	Section 6.6(f)
“Proceedings”	Section 4.4
“Proxy Statement”	Section 5.3(a)(i)
“Restriction”	Section 6.2(c)(i)
“Sarbanes-Oxley Act”	Section 3.5
“Transaction Litigation”	Section 6.9
“Transaction”	Recitals

Defined Term	Location
“2024 Bonuses”	Section 6.6(e)
“2025 Annual Bonus Targets”	Section 6.6(f)
“2025 Bonuses”	Section 6.6(f)

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RIO TINTO WESTERN HOLDINGS LIMITED
Signed on behalf of RIO TINTO WESTERN HOLDINGS LIMITED by its attorney

By:	/s/ Elias Scafidas
Name:	Elias Scafidas
Title:	Managing Director, Battery Materials

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RIO TINTO BM SUBSIDIARY LIMITED

Signed on behalf of RIO TINTO BM SUBSIDIARY LIMITED by its attorney

By:	/s/ Elias Scafidas
Name:	Elias Scafidas
Title:	Managing Director, Battery Materials

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ARCADIUM LITHIUM PLC

By:	/s/ Paul Graves
Name:	Paul Graves
Title:	Chief Executive Officer

[Signature Page to Transaction Agreement]

Exhibit A

REQUIRED GOVERNMENTAL CONSENTS

Antitrust Laws

1.	Australia, such consent being satisfied by the Australian Competition & Consumer Commission (“ACCC”) having either:

a.	indicated to the Buyer in writing, in response to an application for confidential pre-assessment submitted by the Parties, that it does not intend to conduct a public review in relation to the Transaction, provided that prior to Closing no other communication (whether written or oral) from the ACCC indicating that the ACCC may open a public review into, or has questions regarding, the Transaction has been subsequently received by the Parent, Buyer, Company or any other party (or any of its Affiliates or its or their respective Representatives); or

b.	confirmed in writing to the Parties, where the ACCC does commence a public review in relation to the Transaction, that it does not object to, or does not intend to intervene in, the Transaction contemplated by this agreement for the purposes of section 50 of the Competition and Consumer Act 2010 (Cth), subject to the terms of Section 6.2.

2.	Canada

3.	China

4.	Japan

5.	South Korea

6.	UK, such consent being satisfied by Competition and Markets Authority having either:

a.	indicated to the Buyer in writing, in response to a briefing paper submitted by the Parties, that it has no further questions in relation to the Transaction, provided that prior to Closing no notice or other communication (whether written or oral) from the CMA indicating that the CMA may open an investigation into, or has questions regarding, the Transaction has been subsequently received by the Parent, Buyer, Company or any other party (or any of its Affiliates or its or their respective Representatives); or

b.	confirmed in writing to the Parties, where the CMA does launch a Phase 1 merger investigation pursuant to the merger control provisions of the Enterprise Act 2002 (“EA”):

i.	that it does not believe that the Transaction creates a relevant merger situation within the meaning of Section 23 of the EA; or

ii.	that it has decided not to refer the Transaction under Section 33 of the EA (“Phase 2 Investigation”); or

iii.	the period within which the CMA is required by Section 34ZA of the EA to decide whether to refer the Transaction for a Phase 2 Investigation having expired without such a decision having been made, provided that Sections 100(1)(a), (d) and (f) of the EA do not apply in relation to any merger notice given by the Buyer under Section 96 of the EA; or

c.	decided, where the Transaction has been referred for a Phase 2 Investigation, that the Transaction may proceed in accordance with Section 36 EA.

7.	U.S.

[EXHIBIT A]

Investment Screening Laws

1.	Australia

2.	Canada

3.	Italy

4.	Ireland, insofar as the Screening of Third Country Transactions Act 2023 (“Irish FDI Act”) commences before Closing, and the Parties mutually agree (such agreement not to be unreasonably withheld) that the Transaction is mandatorily notifiable to the Minister for Enterprise, Trade and Employment (“DETE Minister”) under Section 10(1) of the Irish FDI Act

5.	UK

6.	U.S.

[EXHIBIT A]

 Exhibit B

COMPANY BUSINESS PLAN

Arcadium Lithium Investor Day September 19, 2024 NYSE: ALTM | ASX: LTM

D i sc l a i mer No Offer or Solicitation This presentation does not constitute or form a part of, and should not be construed as, an offer or invitation to subscribe for, underwrite or otherwise acquire, any securities of Arcadium Lithium plc or any of its subsidiaries or affiliates (collectively "Arcadium Lithium") nor should it or any part of it form the basis of, or be relied on in connection with, any contract to purchase or subscribe for any securities of Arcadium Lithium, or with any other contract or commitment whatsoever. Safe Harbor Statement Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this presentation are forward - looking statements. In some cases, we have identified forward - looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward - looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for Arcadium Lithium based on currently available information. There are important factors that could cause Arcadium Lithium's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward - looking statements, including the factors described under the caption entitled "Risk Factors" in Arcadium Lithium's 2023 Form 10 - K filed with the Securities and Exchange Commission ("SEC") on February 29, 2024, as well as Arcadium Lithium's other SEC filings and public communications. Although Arcadium Lithium believes the expectations reflected in the forward - looking statements are reasonable, Arcadium Lithium cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Arcadium Lithium nor any other person assumes responsibility for the accuracy and completeness of any of these forward - looking statements. Arcadium Lithium is under no duty to update any of these forward - looking statements after the date of this presentation to conform its prior statements to actual results or revised expectations. Non - GAAP Financial Measures Arcadium Lithium uses the financial measures Adjusted EBITDA, Adjusted EBITDA margin and Adjusted cash and deposits. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP). Definitions of these financial measures, as well as a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP, are provided on our website ir.arcadiumlithium.com. 2

Agenda

2:00 – 5:00 PM: Presentation and Q&A

Introduction	Paul Graves
Operations Overview	Barbara Fochtman
Commercial	Walter Czarnecki
Expansions	Neil Robertson
Financial Update	Gilberto Antoniazzi

arcadium lithium 3

Agenda 3 2:00 – 5:00 PM: Presentation and Q&A Paul Graves Introduction Barbara Fochtman Operations Overview Walter Czarnecki Commercial Neil Robertson Expansions Gilberto Antoniazzi Financial Update 5:00 – 6:00 PM: Reception Q&A with the Arcadium Lithium Executive Team

Introduction

Paul Graves

Chief Executive Officer

arcadium lithium

Introduction Paul Graves Chief Executive Officer

Pathway to $1.3B Adjusted EBITDA by 2028 5 Sales Volume (LCEs) Revenue ~2x increase 24% CAGR Adjusted EBITDA 1 Adjusted EBITDA Margin 1 34% CAGR Max Net Leverage 1,2 ~75 ~140 $ 1 .4B $ 2 .7B $525M $ 1 .3B 38% 48% 2 . 1 x 1,000bps increase Reached in 2026 before quickly declining thereafter 2025E 2028E See Financial Update presentation for further detail as to underlying assumptions. Based on consensus price expectations using broker research as of 9/11/2024. Should not be interpreted as Company guidance. 1. Denotes non - GAAP financial term. Although Arcadium Lithium provides estimates, the Company is not able to do so for the most directly comparable measure calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amount are not predictable, making it impractical for the Company to provide an outlook for such GAAP measure or to reconcile corresponding non - GAAP financial measure to such GAAP measure without unreasonable efforts. For the same reason, the Company is unable to address the probable significance of the unavailable information. As a result, no GAAP equivalent outlook is provided for these metrics. 2. Adjusted Net Debt / Adjusted EBITDA. Debt includes amounts outstanding under revolving credit facility, project loan facilities and convertible notes and excludes customer prepayment obligations and affiliate loans. Cash excludes Nemaska Lithium.

Jan 4, 2024 merger of Global vertically integrated lithium chemical producer with low - cost assets and diversified high quality product offering Wide technology portfolio with expertise in all major forms of lithium extraction and processing developed over time Near - term volume growth from completed projects and multi - decade expansion potential due to scale and high - quality resources Strong and flexible balance sheet with proven commercial strategy maximizing value throughout market cycles We Are Arcadium Lithium

Company Snapshot

6/30/24 LTM[1] REVENUE

$1.4B

EMPLOYEES

~2,400

OPERATING SITES

10

DEVELOPMENT ASSETS (MULTIPLE GROWTH PHASES)

5

9

25%

H124 REVENUE BY PRODUCT

9%
18%
43%
30%
Lithium Hydroxide
Lithium Carbonate[3]
Butyllithium & Other Lithium Specialties
Spodumene[4]

H124 REVENUE BY REGION

0%
8%
8%
84%
Asia Pacific
North America
Europe, Middle East, Africa
Latin America

arcadium lithium

7

Company Snapshot 7 6/30/24 LTM 1 REVENUE $1.4B EMPLOYEES ~2,400 OPERATING SITES 10 DEVELOPMENT ASSETS (MULTIPLE GROWTH PHASES) 5 2024 AND 2025 YoY VOLUMETRIC SALES GROWTH (LCE 2 BASIS) 25% H124 REVENUE BY PRODUCT COUNTRIES, INCLUDING LOCATIONS OF OPERATING SITES, DEVELOPMENT ASSETS AND OFFICES 9 1. Last Twelve Months. 2. Lithium Carbonate Equivalents. 3. Includes lithium carbonate by - product revenues. 4. Includes low grade spodumene sales and minimal other products. H124 REVENUE BY REGION 84% 8% 8% 0% 43% 30% 18% 9% Lithium Hydroxide  Lithium Carbonate 3  Butyllithium & Other Lithium Specialties  Spodumene 4  Asia Pacific  North America  Europe, Middle East, Africa  Latin America

Experienced Leadership Team 8 PAUL GRAVES Chief Executive Officer BARBARA FOCHTMAN Chief Operations Officer WALTER CZARNECKI Chief Commercial Officer NEIL ROBERTSON Chief Projects Officer GILBERTO ANTONIAZZI Chief Financial Officer ALICIA MARKMANN Chief Human Resources Officer J. IGNACIO COSTA General Manager of Argentina SARAH MARYSSAEL Chief Strategy Officer and General Manager of Canada SARA PONESSA General Counsel CHRISTIAN CORTES Chief Integration and Transformation Officer KAREN VIZENTAL Chief Sustainability and Global Communications Officer Today’s Speakers

FOCUS ON INNOVATION Investing in next - generation lithium processing and battery technology applications SIGNIFICANT VOLUME GROWTH Continued investment in our attractive development projects to meet long term customer demand What Makes Arcadium Lithium Unique? 9 ROBUST FINANCIALS Sustained profitability and cost discipline to support growth throughout market cycles CUSTOMER RELATIONSHIPS Growing alongside long standing and industry - leading customers in the core markets we serve FLEXIBLE NETWO R K Global vertically integrated supply chain helping to maximize profit per unit of lithium produced BROAD RANGE OF PRODUCTS Full suite of sustainable lithium products qualified into most challenging supply chains SUSTAINABILITY LEADERSHIP Merged two companies with industry - leading sustainability profiles TOP TIER ASSETS Large and high - quality resources with a leading cost position

Fully Integrated Operations: Resource to Customer

Bromborough, U.K.
Nemaska Lithium, Canada
Galaxy (James Bay), Canada
Bessemer City, U.S.
Zhangjiagang, China
Rugao, China[1]
Zhejiang, China[1]
Naraha, Japan
Fénix / Güemes, Argentina
Olaroz, Argentina
Cauchari, Argentina
Sal de Vida, Argentina
Mt Cattlin, Australia

arcadium lithium

1. Exclusive contract manufacturing sites.

10

Fully Integrated Operations: Resource to Customer 1. Exclusive contract manufacturing sites. Mt Cattlin, Australia Galaxy (James Bay), Canada Nemaska Lithium, Canada Naraha, Japan Bromborough, U.K. Rugao, China 1 Zhejiang, China 1 Zhangjiagang, China Olaroz, Argentina Cauchari, Ar gentina Sal de Vida, Argentina Fénix / Güemes, Argentina Bessemer City, U.S. Operating Asset Development Asset Downstream – Other Specialties Downstream – Hydroxide Upstream – Brine Upstream – Hard Rock 10

ARGENTINA (BRINE) CANADA (HARD ROCK) Core Upstream Portfolio 11 Note: assumes 100% consolidation of Olaroz and Nemaska Lithium, in which Arcadium Lithium has current ownership interests of 66.5%, and 50%, respectively. Excludes Mt Cattlin. All numbers in USD. Mineral Resource Estimates sourced from Arcadium Lithium’s Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource Estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE. Opex: cash cost basis inclusive of royalties and transportation cost. 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. Fénix Resource: 11.8M tonnes LCE Status: Operating / Construction Product: Carbonate, Chloride (Güemes) Current Capacity: 32ktpa LCE 1 Opex: $5.5 - 6.5/kg Ongoing Expansion: 10ktpa Carbonate (1B) Future Expansion: 30ktpa Carbonate Sal de Vida Resource: 7.2M tonnes LCE Status: Construction Product: Carbonate Capacity: 15ktpa Opex: $6 - 7/kg Future Expansion: 30ktpa Olaroz Resource: 22.6M tonnes LCE Status: Operating Product: Carbonate Current Capacity: 43ktpa Opex: $6.5 - 7.5/kg Cauchari Resource: 6.0M tonnes LCE Status: Study Product: Carbonate Capacity: 25ktpa Opex: $6.5 - 7.5/kg Whabouchi (Nemaska Lithium ) Resource: 54.3M tonnes @1.4% Li 2 O Status: Construction Product: Spodumene Capacity: 235kdmt @ 5.5% Li 2 O (~30ktpa LCE) Opex: $650/dmt Galaxy Resource: 111.3M tonnes @1.3% Li 2 O Status: Pre - Construction Product: Spodumene Capacity: 310kdmt @ 5.6% Li 2 O (~40ktpa LCE) Opex: $600/dmt Future Expansion: 310kdmt (~40ktpa LCE)

With Significant Expected Multi-Year Volume Growth

NAMEPLATE (KT LCE)[1]

2024 Capacity[1]
75
32
43
170
40
30
15
42
43
295
25
80
30
45
67
43
OLAROZ
FÉNIX[2]
SAL DE VIDA
NEMASKA LITHIUM
GALAXY (JAMES BAY)
CAUCHARI

arcadium lithium
12

With Significant Expected Multi - Year Volume Growth WAVE 2: 2028 Onwards Evaluating phasing of future expansion projects 295 WAVE 1: 2028 Expected Completion Currently progressing four projects at varying stages of development 170 AMEPLATE (KT LCE) 1 2024 Capacity 1 75 25 80 30 40 45 30 67 15 42 32 43 43 43 Note: Annual capacity shown in ‘000 metric ton lithium carbonate equivalents. Assumes 100% consolidation of Olaroz and Nemaska Lithium, in which Arcadium Lithium has current ownership interests of 66.5% and 50%, respectively. 1. Excludes current Mt Cattlin capacity and downstream conversion capacity. 2. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. N O L A ROZ SAL DE VIDA NEMASKA LITHIUM GALAXY (JAMES BAY) C A U C H A RI FÉNIX 2 12

Downstream Value-Added Product Network

Lithium Hydroxide

Total Capacity:
55ktpa
(Carbonate to Hydroxide)

- Bessemer City, U.S.: **15ktpa** (2 lines)
- Zhejiang, China: **15ktpa** (1 line)
- Rugao, China: **15ktpa** (3 lines)
- Naraha, Japan: **10ktpa** (1 line)

Lithium Chloride

Capacity:
9ktpa[1]

Location:
Güemes, Argentina

Produced from concentrated brine currently supplied from Fénix

Butyllithium

Total Capacity:
3,145ktpa

- Bessemer City, U.S.: **495tpa**
- Bromborough, U.K.: **1,150tpa**
- Zhangjiagang, China: **1,500tpa**

High Purity Metal

Capacity:
250tpa

Location:
Bessemer City, U.S.

arcadium lithium 13

Downstream Value - Added Product Network 13 Note: assumes 100% consolidation of Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 50% and 75%, respectively. 1. Represents theoretical capacity for lithium chloride. Actual production is limited by a tradeoff with lithium carbonate based on our current lithium production processes. Total Capacity: 55ktpa (Carbonate to Hydroxide) Bessemer City, U.S.: 15ktpa (2 lines) Rugao, China: 15kt p a (3 lines) Produced from concentrated brine currently supplied from Fénix Capacity: 9ktpa 1 Location: Güemes, Argentina Total Capacity: 3,145ktpa Zhejiang, China: 15ktpa (1 line) Naraha, Japan: 10kt p a (1 line) Bessemer City, U.S.: 495tpa Z hang ji agang , China: 1,500tpa Bromborough, U.K.: 1,150tpa Lithium metal feedstock produced from lithium chloride supplied from Güemes Capacity: 250tpa Location: Bessemer City, U.S. Nemaska Lithium (Bécancour, Québec): 32ktpa (Integrated Spodumene to Hydroxide) Lithium Hydroxide Lithium Chloride Butyllithium High Purity Metal

Broad Range of Lithium Chemicals Offering

Battery grade lithium hydroxide
Battery grade lithium carbonate

Non-battery lithium hydroxide
Technical grade lithium carbonate

High purity lithium metal & other specialties

Butyllithium

KEY END MARKETS WE SERVE

EV ENERGY STORAGE

OTHER RECHARGEABLE BATTERY SYSTEMS

HIGH PERFORMANCE GREASES

GLASS, CERAMICS & OTHER INDUSTRIAL

NEXT GENERATION BATTERIES

AEROSPACE

NON-RECHARGEABLE BATTERIES

PHARMA & AGROCHEMICALS

POLYMERS

COMPETITIVE ADVANTAGES

14

Broad Range of Lithium Chemicals Offering Battery grade lithium hydroxide Battery grade lithium carbonate Non - battery lithium hydroxide Technical grade lithium carbonate High purity lithium metal & other specialties B u t y lli t h i u m KEY END MARKETS WE SERVE EV ENERGY STORAGE OTHER RECHARGEABLE BATTERY SYSTEMS HIGH PERF O R M ANC E GREASES GLASS, CERAMICS & OTHER INDUSTRIAL NEXT GENERATION BATTERIES AER O SPAC E PHARMA & AGROCHEMICALS POLYMERS N O N - RECHAR G EAB LE BATTERIES High - quality products qualified into leading supply chains Long - standing customer relationships Security of supply and predictability of cost and quality C O M PE T I T I V E AD V AN T A GES 14

Multi-Year Relationships with Global Leaders

Panasonic ENERGY

gm

Ford

TESLA

TOYOTA

LYTEN

BMW Group

BTR

SES

arcadium lithium

Note: Ford currently a customer of Nemaska Lithium.

15

Multi - Year Relationships with Global Leaders 15 Note: Ford currently a customer of Nemaska Lithium. BMW Group

Investing in Innovation and Next Generation Application Technology 16 Enhancing lithium processing capabilities ILiAD Technologies Strengthens leadership in DLE production processes Potential improvement in efficiency, sustainability and costs Lithium Metal Assets Targeting safer, lower cost and more sustainable production Added flexibility using lithium carbonate feedstock Helps to meet long term demand potential for IRA 1 compliant lithium metal Developing next generation battery applications LIOVIX ® Important technology for the development and commercialization of lithium metal anodes and future solid - state batteries Improving battery life and manufacturing cost Enhancing safety and sustainability 1. U.S. Inflation Reduction Act of 2022.

We pride ourselves on transparency, continuous improvement and delivering value to all stakeholders Responsible Production & Supply Chains High standards for operations and development with safety, health, environmental and quality certifications for all sites Participation in industry and customer - driven initiatives for responsible production & supply chains, transparency and product traceability Direct Engagement with all Stakeholders Robust “shared value” programs for local community engagement and development, including dialogue and agreements with indigenous peoples Deep community ties cultivated through years of collaboration in the regions where we operate Commitment to Sustainability Leadership 17 Sustainability is central to our mission and a key part of our decision - making process Commitment to safety, corporate governance, ethics and responsible operations Published first Sustainability Report as a combined company Visit arcadiumlithium.com/sustainability

Merger Integration Update 18 Achieving cost savings ahead of initial targets Combining industry leading know - how under new operating model Building stronger project delivery capabilities Up to $80M in run - rate cost savings expected in 2024 Up to $120M in run - rate cost savings expected by 2025 (~50% increase from 2024) Consolidation of technical capabilities across upstream and downstream More effective management of global asset network Hired experienced leaders Standardizing processes and procedures Integrating project teams for greater cost efficiency and effectiveness

19 Investing in Growth While Maintaining Financial Discipline Strong and flexible position to maximize our assets while outperforming throughout market cycles Accelerating Cost Savings Reducing Pace of Expansion to Reflect Market Conditions Optimizing Operating Network with Customers and Partners Enhancing Financial Performance and Flexibility Expect to achieve targeted run - rate cost savings ahead of prior 2027 timeline Total savings opportunity exceeds initial $125M expectation Improving cash flow by over $500M over next 24 months (including Mt Cattlin decision) Strong near - term volume growth remains from recently completed and progressed expansions Increasing flexibility of global operating network to extract maximum value from each unit of lithium produced Signed MoU 1 with Toyota Tsusho Corporation (TTC) as a key initial step Greater visibility and profitability throughout market cycles Responsibly leveraging the balance sheet to deliver growth 1. MoU = Memorandum of Understanding.

Operations Overview

Barbara Fochtman
Chief Operations Officer

arcadium lithium

Operations Overview Barbara Fochtman Chief Operations Officer

Operations Overview 21 What is our strategy? Maximize the value of each lithium unit that we sell to customers Aim to produce what we’ve sold, not sell what we’ve produced Commercial team highlights opportunities and operations team delivers on those objectives How do we achieve this? Decades of expertise and know - how across all forms of lithium extraction and production Leverage scale and diversity of our low cost and vertically integrated operations Deliver high - quality products meeting the most demanding application standards Innovate in process technology Leading sustainability profile with focus on continually improving global footprint

Global Product Networks

Operating Asset
Development Asset
Lithium Product

Brine > Lithium Carbonate OR Lithium Hydroxide

Fénix
Olaroz
Cauchari / Olaroz
Sal de Vida
Lithium Carbonate
U.S.
China
Japan
Lithium Hydroxide
Third Party Sales

arcadium lithium

22

Global Product Networks 22 Brine > Lithium Carbonate OR Lithium Hydroxide F é n ix Olaroz Cauchari / Olaroz Sal de Vida Lithium Carbonate Third Party Sales Lithium Hydroxide U. S . C h i n a Ja p a n Development Asset Operating Asset Lithium Product

Global Product Networks

Operating Asset
Development Asset
Lithium Product
Future Opportunity

Brine > Chloride (OR Carbonate) > Specialties

Olaroz
Sal de Vida
Fénix
Güemes
Lithium Carbonate (Technical Grade)
Lithium Chloride[1]
U.S. / Canada
Lithium Metal
U.K. / China
Purified Metal
Printable Lithium
BuLi[2]

arcadium lithium

23

Global Product Networks 23 Lithium Chloride 1 G ü e m es F é n ix Purified Metal P r i n t a b le Lithium BuLi 2 Lithium Metal U.K. / C h i n a U.S. / Ca n a d a Sal de Vida Olaroz Lithium Carbonate (Technical Grade) 1. A limited amount of lithium chloride is sold directly to customers. 2. BuLi = butyllithium. Development Asset Future Opportunity Operating Asset Lithium Product Brine > Chloride (OR Carbonate) > Specialties

Global Product Networks

- Operating Asset
- Development Asset
- Lithium Product
- Future Opportunity

Spodumene > Lithium Hydroxide OR Market

Mt Cattlin (Australia)
Nemaska Lithium: Whabouchi (Québec)
Galaxy (Québec)
Spodumene
Nemaska Lithium: Bécancour (Québec)
Future Potential Conversion Sites
Lithium Hydroxide
Third Party Sales

arcadium lithium

24

Global Product Networks 24 Mt Cattlin ( A u s t r alia) Nemaska Lithium: W h a bo u c h i (Québec) Galaxy ( Q u é b ec ) Nemaska Lithium: B éca n c o u r (Québec) Future Potential Conversion Sites S pod um e n e Third Party Sales Lithium Hydroxide Spodumene > Lithium Hydroxide OR Market Development Asset Future Opportunity Operating Asset Lithium Product

Current Operating Asset Overview

	NAMEPLATE CAPACITY (*'000 product metric tons[2]*)	UPSTREAM	DOWNSTREAM
Carbonate			
Fénix, Argentina	28	◎	
Olaroz, Argentina	43	◎	
Total	**71**		
Hydroxide			
Bessemer City, U.S.	15		◎
Rugao, China	15		◎
Zhejiang, China	15		◎
Naraha, Japan	10		◎
Total	**55**		
Spodumene			
Mt Cattlin, Australia	200	◎	
Other Specialities			
Lithium Chloride (Güemes, Argentina)[3]	9	◎	◎
Butyllithium (U.S., U.K., China)	3,145		◎
High Purity Lithium Metal (Bessemer City, U.S.)	250		◎

arcadium lithium
25

Current Operating Asset Overview 100ktpa LCE of current saleable capacity across all lithium products 1 Note: assumes 100% consolidation of Olaroz, Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 66.5%, 50% and 75%, respectively. 1. Does not double count hydroxide capacity that is fed by carbonate or other specialties that is fed by chloride. Includes current Mt Cattlin capacity. 2. Butyllithium and high purity lithium metal are shown in actual product tons. 3. Represents theoretical capacity for lithium chloride. Actual production is limited by a tradeoff with lithium carbonate based on our current lithium production processes. Carbonate 28 Fénix, Argentina 43 Olaroz, Argentina 71 Total Hydroxide 15 Bessemer City, U.S. 15 Rugao, China 15 Zhejiang, China 10 Naraha, Japan 55 Total Spodumene 200 Mt Cattlin, Australia Other Specialities 9 Lithium Chloride (Güemes, Argentina) 3 3,145 Butyllithium (U.S., U.K., China) 250 High Purity Lithium Metal (Bessemer City, U.S.) U PS T R EA M DOWNSTREAM NAMEPLATE CAPACITY (‘000 product metric tons 2 ) 25

U P ST R E A M 26 Olaroz, Argentina

ARGENTINA (BRINE) Core Upstream Portfolio 27 Note: assumes 100% consolidation of Olaroz and Nemaska Lithium, in which Arcadium Lithium has current ownership interests of 66.5%, and 50%, respectively. Excludes Mt Cattlin. All numbers in USD. Mineral Resource Estimates sourced from Arcadium Lithium's Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource Estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE. Opex: cash cost basis inclusive of royalties and transportation cost. 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. Fénix Resource: 11.8M tonnes LCE Status: Operating / Construction Product: Carbonate, Chloride Capacity: 32ktpa LCE 1 Opex: $5.5 - 6.5/kg Ongoing Expansion: 10ktpa Carbonate (1B) Future Expansion: 30ktpa Carbonate Olaroz Resource: 22.6M tonnes LCE Status: Operating Product: Carbonate Capacity: 43ktpa Opex: $6.5 - 7.5/kg Sal de Vida Resource: 7.2M tonnes LCE Status: Construction Product: Carbonate Capacity: 15ktpa Opex: $6 - 7/kg Future Expansion: 30ktpa Cauchari Resource: 6.0M tonnes LCE Status: Study Product: Carbonate Capacity: 25ktpa Opex: $6.5 - 7.5/kg CANADA (HARD ROCK) Whabouchi (Nemaska Lithium ) Resource: 54.3M tonnes @1.4% Li 2 O Status: Construction Product: Spodumene Capacity: 235kdmt @ 5.5% Li 2 O (~30ktpa LCE) Opex: $650/dmt Galaxy Resource: 111.3M tonnes @1.3% Li 2 O Status: Pre - Construction Product: Spodumene Capacity: 310kdmt @ 5.6% Li 2 O (~40ktpa LCE) Opex: $600/dmt Future Expansion: 310kdmt (~40ktpa LCE)

Current installed capacity of 32ktpa LCE 1 Over 25 years of historical operations utilizing proprietary technology developed for the resource and site conditions Direct Lithium Extraction: – Decreases processing time – Improves lithium yield (>80%) – Removes impurities – Lower land use requirements Battery grade carbonate production and low costs underpinned by high grade resource and DLE process – Large and high - grade resource with historical production >740 mg/L lithium concentration – Low total operating costs in the range of $5.5 - 6.5/kg 2 Recent 1A expansion (+10ktpa) will reach full run rate H2 2024 – Replication of proven existing process technology on site – Faster ramp - up timeline with limited pond network Fénix (Hombre Muerto) 28 UPSTREAM DOWNSTREAM 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. 2. Cash cost inclusive of royalties and transportation cost.

O l a r o z 29 1. Cash cost inclusive of royalties and transportation cost. Operating costs are higher when producing a higher proportion of battery grade versus technical grade carbonate. Current installed capacity of 43ktpa Pond management expertise has supported steady production growth with minimal seasonality impacts Low environmental footprint – Utilization of solar energy – Low use of water Total operating costs in the range of $6.5 - 7.5/kg 1 Producing battery and technical grade carbonate from Stage 1 (17.5ktpa) Stage 2 (+25ktpa) is designed to produce technical grade for battery grade hydroxide conversion – Expected to achieve full operating rates by end of 2025 D O W N S T R E A M UPSTREAM

Argentina Network Optimization

ILLUSTRATIVE (KT LCE)

80
Battery Grade
30-40
Direct sales of highest value battery grade product
30-40
Technical Grade[1]
40-50
Value capture from conversion versus direct sales
50 Total
(55KT LiOH)
CARBONATE PRODUCTION
CARBONATE TO BATTERY GRADE HYDROXIDE CONVERSION CAPACITY
CARBONATE SALES

arcadium lithium

30

30 Argentina Network Optimization Increasing flexibility between carbonate and hydroxide capacity to maximize value of lithium sold 1. Assumed to come from all of Olaroz 2 as designed (25kpta), the majority of Olaroz 1 production and a small portion of Sal de Vida. ILLUSTRATIVE (KT LCE) 80 CARBONATE P ROD U C T IO N CARBONATE TO BATTERY GRADE HYDROXIDE CONVERSION CAPACITY Ba t te r y G r a d e 40 - 50 T ec hn i ca l G r a d e 1 C A R B ON A T E SALES Direct sales of highest value battery grade product Value capture from conversion versus direct sales 30 - 40 50 Total (55KT LiOH) 30 - 40

Proven operation commissioned in 2010 Reserve supports open pit mining in three stages: Stage 3, 4A and 4B Production output reduced in 2024 adapting to weaker market conditions (~120k dmt) Suspending 4A waste stripping and transitioning to Care & Maintenance by mid - 2025 – Actions increase cumulative expected net cash flow in 2024 and 2025 by $75M to $100M Stage 3 supports similar year - over - year sales volumes in 2025 – Average remaining operating cost of ~$500/dmt 1 Future cutbacks are likely more economical via underground mining (UG) Evaluating future options including interest in UG mining or above ground infrastructure from other parties Mt Cattlin D O W N S T R E A M UPSTREAM Note: all numbers in USD. 1. Cash cost inclusive of royalties and transportation cost. 31

DOWNSTREAM Rugao, China

Downstream Value-Added Product Network

Lithium Hydroxide

Total Capacity:
55ktpa
(Carbonate to Hydroxide)

Bessemer City, U.S.: **15ktpa** (2 lines)	Zhejiang, China: **15ktpa** (1 line)
Rugao, China: **15ktpa** (3 lines)	Naraha, Japan: **10ktpa** (1 line)

Lithium Chloride

Capacity:
9ktpa[1]

Location:
Güemes, Argentina

Produced from concentrated brine currently supplied from Fénix

Butyllithium

Total Capacity:
3,145ktpa

Bessemer City, U.S.: **495tpa**	Bromborough, U.K.: **1,150tpa**
Zhangjiagang, China: **1,500tpa**	

High Purity Metal

Capacity:
250tpa

Location:
Bessemer City, U.S.

arcadium lithium
33

Downstream Value - Added Product Network 33 Note: assumes 100% consolidation of Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 50% and 75%, respectively. 1. Represents theoretical capacity for lithium chloride. Actual production is limited by a tradeoff with lithium carbonate based on our current lithium production processes. Total Capacity: 55ktpa (Carbonate to Hydroxide) Bessemer City, U.S.: 15ktpa (2 lines) Rugao, China: 15kt p a (3 lines) Produced from concentrated brine currently supplied from Fénix Capacity: 9ktpa 1 Location: Güemes, Argentina Total Capacity: 3,145ktpa Zhejiang, China: 15ktpa (1 line) Naraha, Japan: 10kt p a (1 line) Bessemer City, U.S.: 495tpa Z hang ji agang , China: 1,500tpa Bromborough, U.K.: 1,150tpa Lithium metal feedstock produced from lithium chloride supplied from Güemes Capacity: 250tpa Location: Bessemer City, U.S. Nemaska Lithium (Bécancour, Québec): 32ktpa (Integrated Spodumene to Hydroxide) Lithium Hydroxide Lithium Chloride Butyllithium High Purity Metal

Largest U.S. lithium hydroxide producer operating for over 70 years One of the few IRA compliant hydroxide assets in operation today Recently doubled capacity with fast and low capital expansion Minimal fixed cost structure provides greater flexibility to run or not run Demonstrated capability to run at full run rate fed by Olaroz carbonate Developed through joint venture with Toyota Tsusho (25% economic interest) Hydroxide Network Leveraging decades of expertise to produce and expand capabilities BESSEMER CITY, U.S. – 100% Ownership – 15ktpa capacity – IRA Compliant RUGAO AND ZHEJIANG, CHINA – Exclusive contract manufacturing – 30ktpa total capacity N A R A H A , JAPAN – 75% Economic Interest – 10ktpa capacity – IRA Compliant UPSTREAM DOWNSTREAM Regional diversification with an ability to serve customer supply chains globally Proven capability to meet highest battery grade qualification standards C O M PE T I T I V E AD V AN T A GES Carbonate to hydroxide route provides operating and product flexibility 34

UPSTREAM | DOWNSTREAM

Lithium Hydroxide Production

Illustrative Qualification Timeline

	Stage 0	Stage 1	Stage 2	Stage 3
Quantity	Minimal	1-5 kg	5-20 tonnes	Varies
Timing	1-2 Months	1-2 Months	3-4 Months	1+ Months
	• Consistently run process in control • Perform internal qualification	• Lab testing • Align test methods and agree on final product specifications	• Customer plant trials and application testing • Site audits and closure of any action items	• Finalize quality agreement and specifications

Typical qualification process can take a minimum of 6 months

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35

Typical q u a li f i c a t i o n process can take a minimum of 6 months Lengthy and costly qualification into leading OEM and battery supply chains supports long - term relationships No standardized set of specifications (physical or chemical) and constantly evolving Vertical integration and operational expertise key to consistent production quality Robust design and processing know - how allows for use of various grades of feedstock Lithium Hydroxide Production A complex process with stringent qualification standards requiring deep technical know - how Qu a n t i t y T i m i ng Stage 3 Varies Stage 2 5 - 20 tonnes Stage 1 1 - 5 kg Stage 0 Minimal 1+ Months 3 - 4 Months 1 - 2 Months 1 - 2 Months Finalize quality agreement and specifications Customer plant trials and application testing Site audits and closure of any action items Lab testing Align test methods and agree on final product specifications Consistently run process in control Perform internal qualification Illustrative Qualification Timeline UPSTREAM DOWNSTREAM 35

Located a short distance from Hombre Muerto Fénix process produces high purity chloride brine with limited impurities well - suited for downstream lithium metal production Chloride converted into powder suitable for global transport Lithium chloride from Fénix brine is a low - cost route to lithium metal production One of the largest global producers Polymer (~75%) and synthesis (~25%) applications across various industrial end - markets growing at GDP/GDP+ U.S. and U.K. plants in operation for over 40 years Deep technical expertise due to the nature of product and customers Regionalized supply chains driven by significant safety requirements Global leader in high purity metal Only high purity lithium metal producer in the Western Hemisphere Also produce specialty organics and various other inorganic products Other Specialty Lithium Products Lithium Chloride to Metal to Specialty Products UPSTREAM DOWNSTREAM LITHIUM CHLORIDE – Güemes (Salta, Argentina) – 9ktpa capacity BUTYLLITHIUM – U.S., U.K, China – 3,145tpa capacity LITHIUM METAL & OTHERS – Bessemer City, U.S. – 250tpa capacity 36

UPSTREAM DOWNSTREAM

Butyllithium

High value product sought out by long-term customers

Simplified Process Flowsheet

1 Dispersion
2 Reaction
3 Filtration
4 Storage & Dilution
OLEIC ACID
MINERAL OIL
SOLVENT
BUTYL CHLORIDE
Lithium Metal
Dispersion Mix
Butyllithium
Filtered Butyllithium
DISPERSION TANKS
REACTOR
FILTRATION
STORAGE TANK

arcadium lithium
37

3,145 tonnes capacity between U.S (495), U.K. (1,150) and China (1,500) High value product sold in a solvent with small underlying lithium content Few suppliers globally with high barriers to entry Technical service and safety are critical Batch produced for customers with limited inventory due to product characteristics B u t y lli thium High value product sought out by long - term customers Storage & Dilution 1 2 3 4 Dispersion Re a c t i o n F il t r a t i o n Lithium Metal Dispersion Mix B u t y lli t hium Filtered B u t y lli t hium R E ACT O R OLEIC ACID MINERAL OIL S O L VENT BUTYL CHLORIDE Simplified Process Flowsheet FILTRATION DISPERSION TANKS UPSTREAM DOWNSTREAM 37 STORAGE TANK

PROCESS TE C H N OLO G Y

ILiAD Technologies Minority owner in next generation DLE technology Application across wide range of brine resources Investing in processes and technologies that advance our strategy of producing high - quality lithium chemicals efficiently and sustainably C O M PE T I T I V E ADVANTAGE “Plug and play” integration into our own propriety process technology Future application across our portfolio including enhancing battery grade production at Olaroz 39 Improves water and energy intensity and increases recoveries

Li-Metal Metal Business Acquisition

Brine > Lithium Carbonate
Brine > Chloride OR Carbonate > Specialty Products
Operating Asset
Development Asset
Fénix
Cauchari / Olaroz
Olaroz
Sal de Vida
Fénix
Güemes
Lithium Carbonate
Lithium Carbonate (Technical Grade)
Lithium Chloride
U.S.
China
Japan
U.S. / Canada[1]
Lithium Metal
U.K. / China
Lithium Hydroxide
Third Party Sales
Purified Metal
Printable Lithium
BuLi

Li METAL™

arcadium lithium 40

Fénix Güemes Lithium Chloride Li - Metal Metal Business Acquisition Strengthening position as a leading global producer of lithium metal Brine > Lithium Carbonate Brine > Chloride OR Carbonate > Specialty Products F é n ix Cauchari / Olaroz Lithium Carbonate Third Party Sales Lithium Hydroxide U . S . Ch i n a Ja p a n Pu r ifi e d M e t al P r i n t a b le BuL i Lithium Lithium Metal U.K. / Ch i n a U.S. / Canada 1 Lithium Carbonate (Technical Grade) Operating Asset Development Asset Acquired intellectual property and physical assets including 5tpa pilot facility in Ontario in Q3 2024 Safer, lower cost and more sustainable process pathway to lithium metal Increase competitiveness of global specialty products Additional conversion opportunities for technical grade carbonate Helps meet long term market demand for IRA compliant lithium metal 40 Ol a r o z Sal de Vida 1. Would require additional investment from existing metal production capabilities.

Commercial

Walter Czarnecki

Chief Commercial Officer

arcadium lithium

41 Commercial Walter Czarnecki Chief Commercial Officer

Differentiated Commercial Approach in Lithium Chemicals

Long-term Customer Relationships

enhanced through qualification, innovation and mutual commitments

Unique Product Offering

full suite of high-quality lithium products at scale

Proven Product Quality

Global and Vertically Integrated

Leading Global Position

across lithium products with strong commitment to sustainability arcadium lithium
42

Differentiated Commercial Approach in Lithium Chemicals 42 Long - term Customer Rel a t io n shi p s enhanced through qualification, innovation and mutual commitments Unique Product Off e r ing full suite of high - quality lithium products at scale Proven P r oduct Quality making us supplier of choice to leaders in energy storage and electrification Global and Vertically Integrated flexible product network with critical capabilities inside and outside of China Leading Global P ositi o n across lithium products with strong commitment to sustainability

Designed to Drive Shareholder Value 43 Capture maximum value from our network of assets Increase predictability Achieve returns that incentivize future growth investment Retain full and flexible product offering Upgrade into higher value products, supply chains and regions when warranted Close connectivity with customers regarding demand, timing, product mix and technology roadmap Provide operations team with the visibility it needs to run network efficiently Commercial structures that offer downside protection while taking advantage of improving market conditions Maximize strength of contracts on a product - by - product basis

Key Expected Market Trends 44 Carbonate Will continue to be dominant for cathode chemistry with global market share of ~70% China driving majority of demand, but will be under - served globally Low cost South American brine will be most profitable Will continue to be some price differentiation for higher quality products Hydroxide A smaller total market versus carbonate but favorable supply side structure, particularly outside of China Western OEM roadmaps continue to point to significant use of hydroxide - based high nickel cathodes Demand will be more geographically diverse led by: – Greater vertical integration in Korea – Chinese supply chain geographical diversification Ongoing interest in IRA compliant supply More expensive and challenging to produce – incentives for new entrants are low, given greater simplicity in spodumene or carbonate production Spodumene Growth led by Chinese supply chains Non - integrated demand almost exclusively in China

Lithium Market Outlook: Application Demand

DEMAND BY APPLICATION (KT LCE)

3,500
3,000
2,500
2,000
1,500
1,000
500
0
21% CAGR
1,200
2,300
3,500
11% CAGR
4% CAGR
24% CAGR
23% CAGR
2024E
2027E
2030E
EV/HYBRID (PASSENGER, COMMERCIAL, BUSES)
ENERGY STATIONARY STORAGE (ESS)
PORTABLE ELECTRONICS
OTHER (BATTERY, NON-BATTERY)

arcadium lithium

45

1 , 0 0 0 5 0 0 0 1 , 5 0 0 2 , 0 0 0 2 , 5 0 0 3 , 0 0 0 3 , 5 0 0 2 0 2 7 E 2024E EV/HYBRID (PASSENGER, COMMERCIAL, BUSES) PORTABLE ELECTRONICS 2 0 3 0 E ENERGY STATIONARY STORAGE (ESS) OTHER (BATTERY, NON - BATTERY) Lithium Market Outlook: Application Demand 45 Note: CAGR = Compound Annual Growth Rate. Source: Arcadium Lithium estimates, Benchmark Mineral Intelligence, company reports, EV Volumes, ICC Sino, Rho Motion, Bloomberg. 23% CAGR 1, 2 00 2 , 3 0 0 3, 5 00 4% CAGR 24% CAGR 11% CAGR 21% C A GR DEMAND BY APPLICATION (KT LCE)

Lithium Market Outlook: Product Demand

DEMAND BY PRODUCT (KT LCE)
3,500
3,000
2,500
2,000
1,500
1,000
500
0
1,200
2,300
3,500
21% CAGR
22% CAGR
18% CAGR
2024E
2027E
2030E
LITHIUM CARBONATE
LITHIUM HYDROXIDE

arcadium lithium 46

1 , 0 0 0 5 0 0 0 1 , 5 0 0 2 , 0 0 0 2 , 5 0 0 3 , 0 0 0 3 , 5 0 0 2 0 2 4 E 2 0 2 7 E 2 0 3 0 E LITHIUM CARBONATE LITHIUM HYDROXIDE Lithium Market Outlook: Product Demand 46 Note: CAGR = Compound Annual Growth Rate. Source: Arcadium Lithium estimates, Benchmark Mineral Intelligence, company reports, EV Volumes, ICC Sino, Rho Motion, Bloomberg. DEMAND BY PRODUCT (KT LCE) 22% CAGR 18% CAGR 21% C A GR 1, 2 00 2 , 3 0 0 3, 5 00

Lithium Market Outlook: Supply

SUPPLY BY REGION (KT LCE)

4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
14% CAGR
1,300
2,000
2,800
19% CAGR
19% CAGR
20% CAGR
9% CAGR
8% CAGR
2024E
2027E
2030E
CHINA
AFRICA
NORTH AMERICA
SOUTH AMERICA
AUSTRALIA
SUPPLY DEFICIT[1]

47

0 5 0 0 1 , 0 0 0 1 , 5 0 0 2 , 0 0 0 2 , 5 0 0 3 , 0 0 0 3 , 5 0 0 2 0 2 4 E 2 0 2 7 E 2 0 3 0 E Lithium Market Outlook: Supply 47 Note: CAGR = Compound Annual Growth Rate. Source: Arcadium Lithium estimates, Benchmark Mineral Intelligence, SMM, company reports. 1. Supply deficit calculated using demand figures from the prior slides. SUPPLY BY REGION (KT LCE) 4,000 14% C A GR 1, 3 00 2,000 2, 8 00 9% CAGR 8% CAGR 19% CAGR 19% CAGR 20% CAGR CH I NA A F R I CA NORTH AMERICA SOUTH AMERICA AUSTRALIA SUPPLY DEFICIT 1

Growth Strategy in Key Markets with Core Customers 48 2 3 4 1 Energy Storage / Electric Vehicles - Increase exposure to carbonate demand in China and Korea - Continue to build out hydroxide capacity to serve IRA qualified supply chains - Seek additional customer partnerships in North America, Korea and Japan Non - Energy Storage Expand relationships with important industrial customers globally Specialities Maintain and grow global butyllithium leadership (~1/3 current market share) and other high value products Next Generation Batteries Stay ahead of the curve for battery technology advancements

49 Multi - Year Customer Agreements Built around partners who value our key differentiators and make mutual commitments ~80% of 2024 hydroxide volumes contracted under multi - year agreements 5+ years in duration with volumes increase over life of contract Floor prices set for life of contract and based on re - investment incentives Take or pay with annual volume commitments spread evenly throughout the year Pricing above negotiated floors tied to market prices , subject to ceilings or increasing discounts Some contracts also come with financial commitments (i.e., prepayments)

Contracting Objectives Varying structures across products that increase predictability and allow us to benefit across market cycles HYDROXIDE CARBONATE SPECIALTIES SPODUMENE Target 75% of volumes with core customers under multi - year partnerships Focus on multi - year, multi - product agreements with firm volume commitments Increase predictability via floors / ceilings or discounts Target over 50% of volumes contracted, including into multi - product contracts Maximize battery grade material available for sale Expand industrial relationships to increase technical grade opportunities Target 90% of volumes under contract or planned with long - term customers 1 - 3 year contracts with periodic price adjustment Focus on “value added” pricing strategies Engage with next generation battery customers for high purity metal Shorter - term: maximize price with spot market - based approach and auctions Longer - term: seek structures that integrate production of lithium chemicals 50

51 LIOVIX ® Technology Pathway to next generation batteries Improvement to Battery Performance Scalable Manufacturing Process for Customers Safe and Controlled Delivery of Lithium Metal Stabilized Lithium Metal Powder (SLMP ® ) Source of lithium and active ingredient Solvents and Rheology Modifiers Know - how to make a consistent, flowable, printable formulation despite lithium’s unique physical properties Printable Lithium Formulation (PLF) Safe to handle and presents lithium in a form amenable to scalable manufacturing Printing Equipment Equipment that delivers PLF onto a substrate (e.g., an anode or current collector) Building partnerships with industry leaders to pioneer technologies which: 1 2 3 Enhance safety & sustainability Increase capacity and battery life Lower manufacturing costs An important technology for the commercialization of lithium metal anodes and solid - state batteries

Expansions

Neil Robertson

Chief Projects Officer

arcadium lithium

52 Expansions Neil Robertson Chief Projects Officer

ARGENTINA (BRINE) CANADA (HARD ROCK) Core Upstream Portfolio 53 Note: assumes 100% consolidation of Olaroz and Nemaska Lithium, in which Arcadium Lithium has current ownership interests of 66.5%, and 50%, respectively. Excludes Mt Cattlin. All numbers in USD. Mineral Resource Estimates sourced from Arcadium Lithium's Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource Estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE. Opex: cash cost basis inclusive of royalties and transportation cost. 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. Fénix Resource: 11.8M tonnes LCE Status: Operating / Construction Product: Carbonate, Chloride Capacity: 32ktpa LCE 1 Opex: $5.5 - 6.5/kg Ongoing Expansion: 10ktpa Carbonate (1B) Future Expansion: 30ktpa Carbonate Sal de Vida Resource: 7.2M tonnes LCE Status: Construction Product: Carbonate Capacity: 15ktpa Opex: $6 - 7/kg Future Expansion: 30ktpa Olaroz Resource: 22.6M tonnes LCE Status: Operating Product: Carbonate Capacity: 43ktpa Opex: $6.5 - 7.5/kg Cauchari Resource: 6.0M tonnes LCE Status: Study Product: Carbonate Capacity: 25ktpa Opex: $6.5 - 7.5/kg Whabouchi (Nemaska Lithium ) Resource: 54.3M tonnes @1.4% Li 2 O Status: Construction Product: Spodumene Capacity: 235kdmt @ 5.5% Li 2 O (~30ktpa LCE) Opex: $650/dmt Galaxy Resource: 111.3M tonnes @1.3% Li 2 O Status: Pre - Construction Product: Spodumene Capacity: 310kdmt @ 5.6% Li 2 O (~40ktpa LCE) Opex: $600/dmt Future Expansion: 310kdmt (~40ktpa LCE)

Downstream Value-Added Product Network

Lithium Hydroxide

Total Capacity:
55ktpa
(Carbonate to Hydroxide)

- Bessemer City, U.S.: 15ktpa (2 lines)
- Zhejiang, China: 15ktpa (1 line)
- Rugao, China: 15ktpa (3 lines)
- Naraha, Japan: 10ktpa (1 line)

Lithium Chloride

Capacity:
9ktpa[1]

Location:
Güemes, Argentina

Produced from concentrated brine currently supplied from Fénix

Butyllithium

Total Capacity:
3,145ktpa

- Bessemer City, U.S.: 495tpa
- Bromborough, U.K.: 1,150tpa
- Zhangjiagang, China: 1,500tpa

High Purity Metal

Capacity:
250tpa

Location:
Bessemer City, U.S.

arcadium lithium
54

Downstream Value - Added Product Network 54 Note: assumes 100% consolidation of Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 50% and 75%, respectively. 1. Represents theoretical capacity for lithium chloride. Actual production is limited by a tradeoff with lithium carbonate based on our current lithium production processes. Produced from Lithium metal feedstock produced from concentrated brine lithium chloride supplied from Güemes currently supplied from Fénix Total Capacity: Capacity: Total Capacity: Capacity: 55ktpa 9ktpa 1 3,145ktpa 250tpa (Carbonate to Hydroxide) Location: Location: Bessemer Zhejiang, Güemes, Argentina Bessemer Bromborough, Bessemer City, U.S. City, U.S.: China: 15ktpa 15ktpa City, U.S.: U.K.: (2 lines) (1 line) 495tpa 1,150tpa Rugao, Naraha, China: Japan: Zhangjiagang, 15ktpa 10ktpa China: (3 lines) (1 line) 1,500tpa Nemaska Lithium (Bécancour, Québec): 32ktpa (Integrated Spodumene to Hydroxide) Lithium Hydroxide Lithium Chloride Butyllithium High Purity Metal

Combined lithium resource base of 53M tonnes LCE that ranks among the largest in the world 47M tonnes LCE in brine across 4 resources 6M tonnes LCE in hard rock across 3 resources Significant Growth Pipeline and Execution Capabilities 55 Top tier assets defined by large scale, high grades and low current and future operating costs Multi - year growth platform developing familiar assets we already own or operate today Proven success in resource expansion and building hydroxide plants globally Significant investment in capital delivery team with experienced leaders bringing a wide range of technical skills and experiences Mineral Resources (M tonnes LCE) Note: Mineral Resource estimates sourced from Arcadium Lithium's Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE. 1% 3% 6% 22% 43% 14% 11% Mt Cattlin W h a b o u c h i Galaxy Fenix Olaroz Sal de Vida Cauchari 10% 90% Hard Rock B ri n e

Highly Attractive Portfolio of Expansion Opportunities

Three resource networks supporting current and future development

	Network	Resource	Current Capacity kt LCE	Wave 1 Capacity Expect Completion by 2028	Wave 2 Capacity 2028+	Expansions
1	**Canada** (Nemaska Lithium + Galaxy)	Hard Rock	--	70	110	**W1**: Nemaska (30), Galaxy (40) **W2**: Galaxy (40)
2	**Hombre Muerto** (Sal de Vida + Fénix[1])	Brine	32 (Fénix)	57	117	**W1**: SdV 1 (15), Fénix 1B (10) **W2**: SdV 2 (30), Fénix 2 (30)
3	**Olaroz / Cauchari**	Brine	43 (Olaroz)	43	68	**W2**: Cauchari (25)
	Total		75	170	295	

95kt of capacity expansion by 2028

Not constrained by future organic growth opportunities

arcadium lithium 56

56 Highly Attractive Portfolio of Expansion Opportunities Three resource networks supporting current and future development Expansions Wave 2 Capacity 2028+ Wave 1 Capacity Expect Completion by 2028 Current Capacity kt LCE Resource Network W1 : Nemaska (30), Galaxy (40) W2 : Galaxy (40) 110 70 -- Hard R ock Canada (Nemaska Lithium + Galaxy) W1 : SdV 1 (15), Fénix 1B (10) W2 : SdV 2 (30), Fénix 2 (30) 117 57 32 (Fénix) Brine Hombre Muerto (Sal de Vida + Fénix 1 ) W2 : Cauchari (25) 68 43 43 (Olaroz) Brine Olaroz / Ca uch a ri 295 170 75 Total Note: Annual capacity shown in ‘000 metric ton lithium carbonate equivalents. Assumes 100% of Olaroz and Nemaska Lithium, in which Arcadium Lithium has current ownership interests of 66.5% and 50%, respectively. Excludes current Mt Cattlin capacity and downstream conversion capacity. 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. 95kt of capacity expansion by 2028 Not constrained by future organic growth opportunities 1 2 3

1

Canada Network

Asset	Product	Wave 1 kt LCE	Wave 1 Commercial	Wave 1 Remaining Capex[1]	Wave 2 Expansion	Wave 2 Capex	Commentary
Nemaska Lithium	**Integrated Spodumene to Hydroxide**	30	2027	$525M[2]	--	--	Whabouchi (mine) and Bécancour (hydroxide plant) proceeding according to plan
Galaxy	**Spodumene**	40	2028	$465M	40	$500M	Exploring minority investor Minimizing spending in 2024/2025 Limiting disruption for project restart expected in 2026
Total		**70**		**$990M**	**40**	**$500M**	

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57

Canada Network 57 Commentary Wave 2 Capex Wave 2 Expansion Wave 1 Remaining Capex 1 Wave 1 Commercial Wave 1 kt LCE Product Asset Whabouchi (mine) and Bécancour (hydroxide plant) proceeding according to plan -- -- $525M 2 2027 30 Integrated Spodumene to Hydroxide Ne m ask a Lithium Exploring minority investor Minimizing spending in 2024/2025 Limiting disruption for project restart expected in 2026 $500M 40 $465M 2028 40 Spodumene Galaxy $500M 40 $990M 70 Total 1 Note: Nemaska Lithium capacity shown on 100% consolidated basis. All numbers in USD. 1. 2025 onward. 2. Represents Arcadium Lithium’s expected investment into Nemaska Lithium proportional with current 50% ownership interest and net of $125M remaining customer prepayment due in Q1 2025. Excludes additional potential sources of third - party funding.

1

Canada Network

Metric	Galaxy	Whabouchi
Mineral Resource[1]	111.3M tonnes @ 1.3% Li_2O	54.3M tonnes @ 1.4% Li_2O
Mineralization	Outcropping pegmatite Minimal basalt Coarse crystal sizes	Near surface ore body 2% petalite Coarse crystal sizes
Low Strip Ratio	3.6:1	2.8:1
Design / Process Flow	Single DMS circuit (similar to Mt Catlin)	DMS and floatation circuit
High Recoveries	70%	82%
Long Mine Life	19 years as open pit	24 years as open pit +10 years mine life via underground

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58 Canada Network Underpinned by large mineral resources and supporting infrastructure in an IRA compliant region 1 Whabouchi Galaxy Metric 54.3M tonnes @ 1.4% Li 2 O 111.3M tonnes @ 1.3% Li 2 O Mineral Resource 1 Near surface ore body 2% petalite Coarse crystal sizes Outcropping pegmatite Minimal basalt Coarse crystal sizes Mineralization 2.8:1 3.6:1 Low Strip Ratio DMS and floatation circuit Single DMS circuit (similar to Mt Catlin) Design / Process Flow 82% 70% High Recoveries 24 years as open pit +10 years mine life via underground 19 years as open pit Long Mine Life Note: Nemaska Lithium resource shown on 100% consolidated basis. DMS = dense media separation. 1. Mineral Resource estimates sourced from Arcadium Lithium's Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE.

1 | UPSTREAM | DOWNSTREAM

Nemaska Lithium

	Whabouchi Mine	Bécancour Hydroxide Plant
Wave 1 Capacity	235kdmt (5.5% Li_2O)	32ktpa *(100% fed by Whabouchi)*
Progress	~45% overall ~20% construction	~40% overall ~25% construction
Next Development Milestones	Mechanical construction beginning H1 2025	Line 1 completion expected by year-end 2025 with Line 2 following shortly thereafter
Commercial Volumes	H1 2027	
Remaining Arcadium Funding[1]	**$525M Total** 2025: $285M | 2026: $225M | 2027: $15M	
OPEX[2]	$650/dmt	$4-5/kg

WAVE 1

Ownership:
50%
(Remaining 50% owned by Investissement Québec)

Location:
Québec, Canada

Product:
Integrated Lithium Hydroxide

Status:
Construction

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32ktpa (100% fed by Whabouchi) 235kdmt (5.5% Li 2 O) Wave 1 Capacity ~40% overall ~25% construction ~45% overall ~20% construction Progress Line 1 completion expected by year - end 2025 with Line 2 following shortly thereafter Mechanical construction beginning H1 2025 Next Development Milestones H1 2027 Commercial Volumes 2027: $15M | $ 525M Total 2026: $225M | 2025: $285M Remaining Arcadium Funding 1 $4 - 5/kg $650/dmt OPEX 2 Whabouchi Mine Bécancour Hydroxide Plant Nemaska Lithium Utilizing proven track record of hard rock mining and hydroxide conversion WAVE 1 Ownership: 50% (Remaining 50% owned by Investissement Québec) Location: Québec, Canada Product: Integrated Lithium Hydroxide Status: Construction 1 UPSTREAM DOWNSTREAM Note: Nemaska Lithium capacity shown on 100% consolidated basis. All numbers in USD. 1. Represents Arcadium Lithium’s expected investment into Nemaska Lithium proportional with current 50% ownership interest and net of $125M remaining customer prepayment due in Q1 2025. Excludes additional potential sources of third - party funding. 2. Cash cost including royalties and transportation. 59

1 UPSTREAM DOWNSTREAM

Galaxy

Leveraging technical know-how from Mt Catlin

Wave 1 Capacity	310kdmt (5.6% Li_2O)
Progress	Detailed engineering is fully complete IBA and ESIA agreements signed Hydroelectric powerlines installed
Next Development Milestones	Completion of limited site activities by year end prior to pausing activities (e.g., primary substation, camp installation, transportation upgrades)
Commercial Volumes	H1 2028
Remaining CAPEX	**$465M Total** 2025: $40M | 2026: $25M | 2027: $300M | 2028: $100M
Projected OPEX[1]	$600/dmt

WAVE 1

Ownership:
100%

Location:
Québec, Canada

Product:
Spodumene

Status:
Pre-Construction

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310kdmt (5.6% Li 2 O) Wave 1 Capacity Detailed engineering is fully complete IBA and ESIA agreements signed Hydroelectric powerlines installed Progress Completion of limited site activities by year end prior to pausing activities (e.g., primary substation, camp installation, transportation upgrades) Next Development Milestones H1 2028 Commercial Volumes $ 465M Total 2025: $40M | 2026: $25M | 2027: $300M | 2028: $100M Remaining CAPEX $600/dmt Projected OPEX 1 Galaxy Leveraging technical know - how from Mt Catlin WAVE 1 Ownership: 100% Location: Québec, Canada Product: Spodumene Status: Pre - Construction 1 UPSTREAM DOWNSTREAM Note: all numbers in USD. 1. Cash cost including royalties and transportation. 60

1 UPSTREAM DOWNSTREAM

Galaxy Expansion Potential

Wave 2 Expansion	310kdmt (~40ktpa LCE)
Timeline	- Roughly two years from commencement to mechanical completion - Objective to upgrade engineering based on Wave 1 learnings
Estimated CAPEX	$500M
Estimated OPEX[1]	$600/dmt (similar to Wave 1)
Preliminary Work	Infill drilling and engineering
Exploration Upside	Mineralization remains open to North and East
Key Expansion Considerations	- Regional permitting, community engagement and infrastructure - Domestic supply chain development and integration opportunities (e.g., Bécancour or other downstream opportunities)

WAVE 2

Ownership:
100%

Location:
Québec, Canada

Product:
Spodumene

Status:
Study

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310kdmt (~40ktpa LCE) Wave 2 Expansion Roughly two years from commencement to mechanical completion Objective to upgrade engineering based on Wave 1 learnings Timeline $500M Estimated CAPEX $600/dmt (similar to Wave 1) Estimated OPEX 1 Infill drilling and engineering Preliminary Work Mineralization remains open to North and East Exploration Upside Regional permitting, community engagement and infrastructure Domestic supply chain development and integration opportunities (e.g., Bécancour or other downstream opportunities) Key Expansion C o n s i d e r at i on s Galaxy Expansion Potential One of the largest hard rock lithium resources in North America WAVE 2 Ownership: 100% Location: Québec, Canada Product: Spodumene Status: Study 1 UPSTREAM DOWNSTREAM Note: all numbers in USD. 1. Cash cost including royalties and transportation. 61

2

Hombre Muerto Network

Asset	Product	Current Capacity kt LCE	Wave 1 Carbonate	Wave 1 Commercial	Wave 1 Remaining Capex[1]	Wave 2 Carbonate Expansion	Wave 2 Capex
Sal de Vida	**Evaporation Ponds**	--	15 (Stage 1)	2026	$280M	30	$900M
Fénix	**DLE**	32[2]	10 (Phase 1B)	2028	$340M	30	$1.5B
Total		**32**	**25**		**$620M**	**60**	**$2.4B**

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Hombre Muerto Network Two assets located within 10km and will integrate operations over time Progressing Fénix 1B expansion sequentially following Sal de Vida Stage 1 completion Wave 2 Capex Wave 2 Ca r bonate E x pans i on Wave 1 Re m a i n i ng Capex 1 Wave 1 Commercial Wave 1 Carbonate Current Ca p aci t y kt LCE Product Asset $900M 30 $280M 2026 15 (Stage 1) -- E v a po r at i o n Ponds Sal de Vida $1.5B 30 $340M 2028 10 (Phase 1B) 32 2 DLE Fénix $2.4B 60 $620M 25 32 Total 2 1. 2025 onward. 2. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. 62

2
UPSTREAM DOWNSTREAM

Sal de Vida I

Wave 1 Capacity	15ktpa
Progress	66% overall completion All 3 strings of ponds commissioned
Next Development Milestones	Liming and other key processing step completions in H2 2025
Commercial Volumes	H2 2026
Remaining CAPEX	**$280M Total** 2025: $215M | 2026: $65M
Projected OPEX[1]	$6-7/kg

WAVE 1

Ownership:
100%

Location:
Catamarca, Argentina

Product:
Lithium Carbonate

Status:
Construction

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1. Cash cost including royalties and transportation.

63

15ktpa Wave 1 Capacity 66% overall completion All 3 strings of ponds commissioned Progress Liming and other key processing step completions in H2 2025 Next Development Milestones H2 2026 Commercial Volumes $ 280M Total 2025: $215M | 2026: $65M Remaining CAPEX $6 - 7/kg Projected OPEX 1 Sal de Vida I Superior brine chemistry supports battery grade production from a single stage process WAVE 1 Ownership: 100% Location: Catamarca, Argentina Product: Lithium Carbonate Status: Construction 2 UPSTREAM DOWNSTREAM 1. Cash cost including royalties and transportation. 63

2 UPSTREAM DOWNSTREAM

Fénix 1B

Recent expansion success and proven technology underpins expansion

Wave 1 Capacity	10ktpa (42ktpa LCE site total[1])
Progress	60% construction completion Modules and equipment installed prior to pausing activity
Next Development Milestones	Equipment preservation tasks until construction activity resumes
Commercial Volumes	H1 2028
Remaining CAPEX	**$340M Total** 2025: $55M | 2026: $75M | 2027: $210M
Projected OPEX[2]	$5.5-6.5/kg (similar to Fénix current production)

WAVE 1

Ownership:
100%

Location:
Catamarca, Argentina

Product:
Lithium Carbonate

Status:
Construction

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10ktpa (42ktpa LCE site total 1 ) Wave 1 Capacity 60% construction completion Modules and equipment installed prior to pausing activity Progress Equipment preservation tasks until construction activity resumes Next Development Milestones H1 2028 Commercial Volumes $ 340M Total 2025: $55M | 2026: $75M | 2027: $210M Remaining CAPEX $5.5 - 6.5/kg (similar to Fénix current production) Projected OPEX 2 Fénix 1B Recent expansion success and proven technology underpins expansion WAVE 1 Ownership: 100% Location: Catamarca, Argentina Product: Lithium Carbonate Status: Construction 2 UPSTREAM DOWNSTREAM 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. 2. Cash cost including royalties and transportation. 64

2 UPSTREAM DOWNSTREAM

Hombre Muerto Network

	Fénix	Sal de Vida
Wave 2 Capacity	30ktpa (72ktpa LCE site total[1])	30ktpa (45ktpa site total)
Design Basis	Similar to first expansion Additional water recovery opportunities	Modular expansion from Stage 1
Estimated CAPEX	$1.5B	$900M
Estimated OPEX[2]	$5.5-6.5/kg (similar to current / initial phases of production)	
Construction Timeline	24-36 months	24-36 months
Mineral Resource Estimate[3]	11.8M tonnes LCE Resource including 3.9M tonnes Reserve	7.2M tonnes LCE Resource including 2.5M tonnes Reserve
Life of Mine	40 years[4]	
Key Expansion Considerations	Infrastructure requirements at altitude, cost and capital synergies between sites and future permitting environment	

WAVE 2

Ownership:
100%

Location:
Catamarca, Argentina

Product:
Lithium Carbonate

Status:
Development

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Hombre Muerto Network Significant expansion potential available to grow in stages while integrating two sites over time Sal de Vida Fénix 30ktpa (45ktpa site total) 30ktpa (72ktpa LCE site total 1 ) Wave 2 Capacity Modular expansion from Stage 1 Similar to first expansion Additional water recovery opportunities Design Basis $900M $1.5B Estimated CAPEX $5.5 - 6.5/kg (similar to current / initial phases of production) Estimated OPEX 2 24 - 36 months 24 - 36 months Construction Timeline 7.2M tonnes LCE Resource including 2.5M tonnes Reserve 11.8M tonnes LCE Resource including 3.9M tonnes Reserve Mineral Resource Estimate 3 40 years 4 Life of Mine Infrastructure requirements at altitude, cost and capital synergies between sites and future permitting environment Key Expansion C o n s i d e r at i on s WAVE 2 Ownership: 100% Location: Catamarca, Argentina Product: Lithium Carbonate Status: Development 2 UPSTREAM DOWNSTREAM 1. Includes 4kt LCE of assumed lithium chloride capacity via Güemes. 2. Cash cost including royalties and transportation. 3. Mineral Resource estimates sourced from Arcadium Lithium's Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE. 4. Based on each asset’s Reserve estimates and operating at full reported expansion (i.e., 100ktpa at Fénix and 45ktpa at Sal de Vida). 65

Olaroz / Cauchari Network Underpinned by significant size and existing infrastructure 25ktpa LCE (68ktpa total including Olaroz) Wave 2 Capacity $650M Estimated CAPEX $6.5 - 7.5/kg (similar to Olaroz) Estimated OPEX 1 24 - 30 months construction period 14 - 18 months for pond construction Plant construction 12 months later after period of brine concentration Timeline Combined Mineral Resource of 28.6M tonnes LCE with similar brine chemistry Olaroz’s LOM production only represents 8.5% of the M&I Resource 3 Expansion Potential 2 Reduced capex by utilizing existing infrastructure at Olaroz Opportunities Land footprint required for ponds, optimal process technology and infrastructure requirements Key Expansion Considerations Cauchari WAVE 2 Ownership: 100% (Cauchari) 66.5% (Olaroz) Location: Jujuy, Argentina Product: Lithium Carbonate Status: Study 3 UPSTREAM DOWNSTREAM Note: Olaroz capacity shown on 100% consolidated basis. 1. Cash cost including royalties and transportation. 2. Mineral Resource estimates sourced from Arcadium Lithium's Annual Report on Form 10 - K as of December 31, 2023. For the purpose of this presentation, Mineral Resource estimates include Reserves, are presented on a 100% attributable basis and have been converted to LCE. Combined resource includes 6M tonnes from Cauchari and 22.6M tonnes at Olaroz. 3. Based on 2023 Technical Study: Life of Mine production (LOM) of 1.3M tonnes and Measured and Indicated Resources of 15.4M tonnes. 66

Financial Update

Gilberto Antoniazzi

Chief Financial Officer

arcadium lithium

67 Financial Update Gilberto Antoniazzi Chief Financial Officer

Key Financial Priorities 68 Focus on cost reductions and leverage key operational advantages Driving cost efficiencies throughout organization while optimizing global operating network Aim to exceed initial $125M run - rate cost savings target and achieve ahead of schedule Maintain financial flexibility throughout all market cycles Operational execution and commercial strategy supporting strong profitability (40% Adj. EBITDA margin 1 H1 YTD) Flexible balance sheet with multiple sources of available funding Execute on updated capex roadmap and continue to invest in growth Strong near - term volume growth from recently completed and ongoing expansions Disciplined approach to capital investment with a focus on synergies and maximizing returns 1. Denotes non - GAAP financial term.

69 Accelerating Cost Savings Up to $120M in run - rate cost savings expected by year - end 2025 35% 35% 30% ORGANIZATIONAL RESTRUCTURE SUPPLY CHAIN AND PROCUREMENT THIRD PARTY SERVICES AND TRAVEL RUN RATE COST SAVINGS ($120M) Organ iz at i o n a l Restructure Reduced global workforce by 11% across regions and functions in Q1 24 Centralizing organizational structure Downsizing office footprint Supply Chain and Procurement Meaningful logistics opportunities in Argentina from overlapping footprint Material savings in soda ash and natural gas procurement Several key supply contracts already amended with immediate effect Third Party Services and Travel Reduced corporate administrative costs Rationalization of internal projects Reduction in travel costs due to organizational restructure ~50% above 2024 savings and ahead of schedule

70 Disciplined and Flexible Balance Sheet Strong liquidity with multiple available sources of funding Existing Liq u idi t y Cash Flow Gene r ati o n T hi r d - P a r t y Funding $302M in adjusted cash and deposits 1 $500M undrawn revolver 25% carbonate / hydroxide volume growth expected in 2024 and 2025 from already completed expansions Cash flow tailwinds expected in 2H 24 post one - off merger expenses Attractive government project funding available (i.e., Strategic Innovation Fund and Infrastructure Bank in Canada) Customer prepayments (additional $125M due Q1 25) Potential Divestments or Partnerships Pursuing minority investor at Galaxy Evaluating future options at Mt Cattlin Divestment of brine and hard rock tenement packages or other non - core assets 1. Non - GAAP as of 6/30/24.

Galaxy Minority Investor Process 71 Key Objectives Key Parameters Provide additional source of funding for project development Ascribe appropriate value to one of the largest hard rock lithium resources in North America that is also IRA compliant Develop pathway to vertical integration of resource with greater clarity for future potential expansion options Up to 49% minority ownership interest in the asset with potential for a long - term 5.6% spodumene concentrate supply agreement Process completion expected by H1 2025 Remain on track for mechanical completion of project no later than end of 2027

Estimated Capital Expenditures by Project

$M	2025E	2026E	2027E	2028E
Fénix 1B	$55	$75	$210	–
Sal de Vida	215	65	–	–
Galaxy	40	25	300	100
Nemaska Lithium[1]	285	225	15	–
Total Growth	**$595**	**$390**	**$525**	**$100**
Total Maintenance	**$55**	**$50**	**$55**	**$100**
Total Capex	**$650**	**$440**	**$580**	**$200**

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$10 0 $52 5 $39 0 $59 5 Total Growth $10 0 $5 5 $5 0 $5 5 Total Maintenance $20 0 $58 0 $44 0 $65 0 Total Capex 72 Estimated Capital Expenditures by Project 2028 E 2027 E 2026 E 2025 E $M – $21 0 $7 5 $5 5 Fénix 1B – – 6 5 21 5 Sal de Vida 10 0 30 0 2 5 4 0 Galaxy – 1 5 22 5 28 5 Nemaska Lithium 1 Note: assumes 100% consolidation of Olaroz, Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 66.5%, 50% and 75%, respectively. 1. Represents Arcadium Lithium’s expected investment into Nemaska Lithium proportional with current 50% ownership interest and net of $125M remaining customer prepayment due in Q1 2025. Excludes additional potential sources of third - party funding.

Estimated Production by Asset

'000 product tons	2025E	2026E	2027E	2028E
Olaroz	31	37	40	40
Fénix	27	27	27	33
Sal de Vida	–	3	14	15
Total Carbonate	**58**	**66**	**80**	**87**
Lithium Chloride (Güemes)	**5**	**5**	**5**	**5**
Mt Cattlin	114	–	–	–
Whabouchi (Nemaska)	–	–	119	224
Galaxy	–	–	–	150
Total Spodumene	**114**	**–**	**119**	**374**
Carbonate Fed Conversion	35	37	37	37
Bécancour (Nemaska)	–	–	16	27
Total Hydroxide	**35**	**37**	**53**	**64**

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73 Estimated Production by Asset Note: assumes 100% consolidation of Olaroz, Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 66.5%, 50% and 75%, respectively. Total production is not equal to total saleable volumes due to carbonate fed conversion and integration of Nemaska Lithium 2 028 E 2 027 E 2 026 E 20 2 5 E '000 product tons 4 0 4 0 3 7 3 1 Olaroz 3 3 2 7 2 7 2 7 Fénix 1 5 1 4 3 – Sal de Vida 8 7 8 0 6 6 5 8 Total Carbonate 5 5 5 5 Lithium Chloride (Güemes) – – – 1 1 4 Mt Cattlin 2 2 4 1 1 9 – – Whabouchi (Nemaska) 1 5 0 – – – Galaxy 3 7 4 1 1 9 – 1 1 4 Total Spodumene 3 7 3 7 3 7 3 5 Carbonate Fed Conversion 2 7 1 6 – – Bécancour (Nemaska) 6 4 5 3 3 7 3 5 Total Hydroxide

Analyst Consensus Pricing: Carbonate

Lithium Carbonate (battery grade) $/kg						
	2024E	**2025E**	**2026E**	**2027E**	**2028E**	**Long Term**
Analyst 1	$12.5	$10.0	$9.8	$12.0	$14.0	$19.0
Analyst 2	11.7	11.0	13.3	15.6	18.0	
Analyst 3	11.8	11.5	15.0	15.0	14.0	13.4
Analyst 4	13.0	11.6	15.5			
Analyst 5	13.6	12.5	12.5	14.5	17.0	
Analyst 6	12.9	12.5	15.0			20.0
Analyst 7	13.5	13.0	12.8			18.0
Analyst 8	13.6	13.6				
Analyst 9	13.1	14.2	16.2	18.2	18.2	18.2
Analyst 10	14.3	15.4	15.7	20.4	24.3	22.5
Analyst 11	14.2	16.3	18.0	18.7	19.3	20.0
Analyst 12	14.6	17.3	17.7	17.7		15.0
Analyst 13	15.1	18.0	18.0	18.0	18.0	18.0
Analyst 14	15.1	19.0				24.0
Median	**$13.5**	**$13.3**	**$15.3**	**$17.7**	**$18.0**	**$18.6**

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Analyst Consensus Pricing: Carbonate 74 Source: analyst research as of 9/11/2024. Note: Should not be interpreted as forecast by Arcadium Lithium as to likely pricing. $ 1 9 . 0 $ 1 4 . 0 $12.0 $9.8 $ 1 0 . 0 $ 1 2 . 5 Analyst 1 1 8 . 0 15.6 13.3 11 . 0 1 1 . 7 Analyst 2 1 3 . 4 1 4 . 0 15.0 15.0 11 . 5 1 1 . 8 Analyst 3 15.5 11 . 6 1 3 . 0 Analyst 4 1 7 . 0 14.5 12.5 12 . 5 1 3 . 6 Analyst 5 2 0 . 0 15.0 12 . 5 1 2 . 9 Analyst 6 1 8 . 0 12.8 13 . 0 1 3 . 5 Analyst 7 13 . 6 1 3 . 6 Analyst 8 1 8 . 2 1 8 . 2 18.2 16.2 14 . 2 1 3 . 1 Analyst 9 2 2 . 5 2 4 . 3 20.4 15.7 15 . 4 1 4 . 3 Analyst 10 2 0 . 0 1 9 . 3 18.7 18.0 16 . 3 1 4 . 2 Analyst 11 1 5 . 0 17.7 17.7 17 . 3 1 4 . 6 Analyst 12 1 8 . 0 1 8 . 0 18.0 18.0 18 . 0 1 5 . 1 Analyst 13 Lithium Carbonate (battery grade) $/kg Long Term 2028E 2027E 2026E 2025E 2024E 2 4 . 0 19 . 0 1 5 . 1 Analyst 14 $ 1 8 . 6 $18.0 $17.7 $15.3 $1 3 . 3 $ 1 3 . 5 Median

Historical Pricing Context: Carbonate and Hydroxide

Reported Price ($/product kg)	2015	2016	2017	2018	2019	2020	2021	2022	2023	1H 2024
Lithium Carbonate	$9.8	$12.5	$19.1	$20.8	$14.7	$10.2	$14.3	$72.1	$41.8	$14.1
Lithium Hydroxide	12.7	17.8	24.5	24.7	17.6	12.6	15.9	74.3	46.0	14.2
Premium over Carbonate	***$2.9***	***$5.4***	***$5.5***	***$3.9***	***$3.0***	***$2.5***	***$1.6***	***$2.3***	***$4.2***	***$0.1***

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75 Historical Pricing Context: Carbonate and Hydroxide Assuming a $2/kg premium for hydroxide versus carbonate price Source: Benchmark Minerals. Totals may not tie due to rounding. 1H 2024 2 02 3 2022 2 02 1 2 02 0 2 01 9 2 01 8 2 01 7 2 01 6 2015 Reported Price ($/product kg) $1 4 . 1 $ 41 . 8 $72.1 $ 14 . 3 $ 10 . 2 $ 14 . 7 $ 20 . 8 $ 19 . 1 $ 12 . 5 $9.8 Lithium Carbonate 1 4 . 2 4 6 . 0 74.3 1 5 . 9 1 2 . 6 1 7 . 6 2 4 . 7 2 4 . 5 1 7 . 8 12.7 Lithium Hydroxide $ 0 . 1 $4.2 $2.3 $1 . 6 $2.5 $3.0 $3 . 9 $5 . 5 $5.4 $2.9 Premium over Carbonate

Analyst Consensus Pricing: Spodumene

Spodumene $/6% dmt	2024E	2025E	2026E	2027E	2028E	Long Term
Analyst 1	$921	$750	$725	$1,000	$1,200	$1,400
Analyst 2	995	800	978	1,155	1,333	
Analyst 3	972	800	1,008			
Analyst 4	1,000	900	1,200			1,600
Analyst 5	1,033	1,000	950			1,250
Analyst 6	1,419	1,054	1,354	1,738	1,882	
Analyst 7	1,062	1,100	1,100	1,425	1,700	1,500
Analyst 8	1,062	1,100	1,250	1,400	1,400	1,400
Analyst 9	1,059	1,200	1,200	1,200	1,200	1,200
Analyst 10	1,085	1,488	1,750	1,650	1,550	1,450
Analyst 11	1,090	1,500				1,962
Analyst 12	1,135	1,550	1,600	1,650		1,250
Median	**$1,060**	**$1,077**	**$1,200**	**$1,413**	**$1,400**	**$1,400**

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Analyst Consensus Pricing: Spodumene 76 Source: analyst research as of 9/11/2024. Note: Should not be interpreted as forecast by Arcadium Lithium as to likely pricing. $ 1 , 4 0 0 $1 , 2 0 0 $ 1 , 0 0 0 $725 $750 $921 Analyst 1 1 , 3 3 3 1 , 1 5 5 978 800 995 Analyst 2 1,008 800 972 Analyst 3 1 , 60 0 1,200 900 1,000 Analyst 4 1 , 25 0 950 1,000 1,033 Analyst 5 1 , 8 8 2 1 , 7 3 8 1,354 1,054 1,419 Analyst 6 1 , 50 0 1 , 7 0 0 1 , 4 2 5 1,100 1,100 1,062 Analyst 7 1 , 40 0 1 , 4 0 0 1 , 4 0 0 1,250 1,100 1,062 Analyst 8 1 , 20 0 1 , 2 0 0 1 , 2 0 0 1,200 1,200 1,059 Analyst 9 1 , 45 0 1 , 5 5 0 1 , 6 5 0 1,750 1,488 1,085 Analyst 10 Spodumene $/6% dmt Long Term 2028E 2027E 2026E 2025E 2024E 1,962 1,250 1 , 5 0 0 1 , 09 0 Analyst 11 1,650 1 , 6 0 0 1 , 5 5 0 1 , 13 5 Analyst 12 $1,400 $1,400 $1,413 $ 1 , 20 0 $1 , 0 7 7 $ 1 , 0 6 0 Median

Illustrative Sales by Product

'000 product tons	2025E	2026E	2027E	2028E
Carbonate Sales				
Technical Grade	16	7	7	7
Battery Grade	12	28	41	48
Total Volume	**28**	**35**	**48**	**55**
Average Price ($/kg)	**$12.0**	**$14.6**	**$17.1**	**$17.5**
Hydroxide Sales				
Contracted	30	32	32	45
Uncontracted	5	5	22	20
Total Volume	**35**	**37**	**53**	**64**
Average Price ($/kg)	**$22.4**	**$16.8**	**$19.1**	**$19.3**
Spodumene Sales				
Uncontracted	114	–	–	177
Average Price ($/dmt)	**$969**	**–**	**–**	**$1,293**
Other Specialties Sales				
Uncontracted (LCEs)	2.5	2.5	2.5	2.5
Average Price ($/kg LCE)	**$66**	**$86**	**$100**	**$94**

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Illustrative Sales by Product 77 Note: assumes 100% consolidation of Olaroz, Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 66.5%, 50% and 75%, respectively. Pricing based on broker research as of 9/11/2024 for carbonate and spodumene, assumes a $2/kg premium over carbonate for hydroxide and includes adjustments for existing commercial agreements and product quality as relevant. Should not be interpreted as Company guidance. 7 7 7 1 6 Technical Grade 4 8 4 1 2 8 1 2 Battery Grade 5 5 4 8 3 5 2 8 Total Volume $17 . 5 $17 . 1 $ 1 4 . 6 $12 . 0 Average Price ($/kg) 4 5 3 2 3 2 3 0 Hydroxide Sales Contracted 2 0 2 2 5 5 Uncontracted 6 4 5 3 3 7 3 5 Total Volume $19 . 3 $19 . 1 $ 1 6 . 8 $22 . 4 Average Price ($/kg) Spodumene Sales 17 7 – – 11 4 Uncontracted $1 , 29 3 – – $96 9 Average Price ($/dmt) 2 . 5 2 . 5 2 . 5 2 . 5 Other Specialties Sales Uncontracted (LCEs) $9 4 $10 0 $8 6 $6 6 Average Price ($/kg LCE) '000 product tons 2025E 2026E 2027E 2028E Carbonate Sales

38% 34% 46% 48% 1 . 7 x 2 . 1 x 1 . 0 x 0 . 4 x Illustrative Key Financial Metrics 78 2028E 2027E 2026E 2025E noted) $M (unless otherwise $2,670 $2,090 $1,340 $1 , 40 0 Revenue 1,270 965 455 52 5 Adjusted EBITDA 1 47 0 (60) (65) (320) Free Cash Flow (post Capex) 1,2 57 0 1,005 945 87 5 Year End Adjusted Net Debt 1,3 Note: assumes 100% consolidation of Olaroz, Nemaska Lithium and Naraha, in which Arcadium Lithium has current ownership interests of 66.5%, 50% and 75%, respectively. Should not be interpreted as Company guidance. 1 Denotes non - GAAP financial term. Although Arcadium Lithium provides estimates, the Company is not able to do so for the most directly comparable measure calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amount are not predictable, making it impractical for the Company to provide an outlook for such GAAP measure or to reconcile corresponding non - GAAP financial measure to such GAAP measure without unreasonable efforts. For the same reason, the Company is unable to address the probable significance of the unavailable information. As a result, no GAAP equivalent outlook is provided for these metrics. 2. Defined as Adjusted EBITDA less net interest expense, taxes, change in working capital, and total capex. 3. Debt includes amounts outstanding under revolving credit facility, project loan facilities and convertible notes and excludes customer prepayment obligations and affiliate loans. Cash excludes Nemaska Lithium. 2024E year - end net leverage ratio projected at 1.5x. Adjusted EBITDA Margin % 1 Net Leverage Ratio 1

Financial Update Key Takeaways 79 Between 2025 and 2028… on an LCE basis growing across assets and products EBITDA margin 1 in 2026 highlighting strong balance sheet ~2x total sales volumes Adjusted EBITDA 1 to $1.3B (34% CAGR) >4 0 % average Adjusted 2.1x peak net leverage 1 14 0 % increase in 1. Denotes non - GAAP financial term. Although Arcadium Lithium provides estimates, the Company is not able to do so for the most directly comparable measure calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amount are not predictable, making it impractical for the Company to provide an outlook for such GAAP measure or to reconcile corresponding non - GAAP financial measure to such GAAP measure without unreasonable efforts. For the same reason, the Company is unable to address the probable significance of the unavailable information. As a result, no GAAP equivalent outlook is provided for these metrics. Should not be interpreted as Company guidance.

Closing Remarks

Paul Graves

Chief Executive Officer

Closing Remarks Paul Graves Chief Executive Officer

Key Takeaways 81 Low - cost assets operated with decades of experience and deep technical know - how Vertically integrated with full suite of high - quality, value - added products to long - standing customers Portfolio of attractive expansion projects and a growth pipeline that is unmatched in our industry Aligned strategy throughout business that increases flexibility, value realization and predictability 1 2 3 4

Contact Us INVESTOR RELATIONS ir@arcadiumlithium.com U.S.: +1 215 - 299 - 5303 Australia: +61 8 9215 1700 Daniel Rosen (U.S. based) E: daniel.rosen@arcadiumlithium.com Phoebe Lee (AUS based) E: phoebe.lee@arcadiumlithium.com CORPORATE COMMUNICATIONS Karen Vizental Chief Sustainability and Global Communications Officer M: +54 9 11 4414 4702 E: karen.Vizental@arcadiumlithium.com George Thomas Head of Global Communications & Corporate Citizenship T: +1 (215) 299 - 6549 E: george.thomas@arcadiumlithium.com

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